As filed with the Securities and Exchange Commission on June 1, 2009
Registration Number 333-159148

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VALIDUS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

BERMUDA	6331	98-0501001
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19 Par-La-Ville Road, Hamilton, HM 11 Bermuda
(441) 278-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
C. Jerome Dill
Executive Vice President & General Counsel
Validus Holdings, Ltd.
19 Par-La-Ville Road, Hamilton, HM 11 Bermuda
(441) 278-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Leslie Duffy, Esq.	Stephen F. Arcano, Esq.
John Schuster, Esq.	Todd E. Freed, Esq.
Cahill Gordon & Reindel LLP	Skadden, Arps, Slate, Meagher & Flom LLP
80 Pine Street	Four Times Square
New York, New York 10005	New York, New York 10036
(212) 701-3000	(212) 735-3000
Approximate date of commencement of proposed sale of securities to the public:  As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
Title of Each Class of		Maximum Offering	Aggregate Offering	Amount of
Securities to be Registered	Amount to be Registered(1)	Price Per Unit	Price(2)	Registration Fee(3)
Voting Common Shares, par value $0.175 per share	68,520,737	N/A	$1,482,329,499.84	$82,713.99

(1)	Represents the maximum number of shares of Validus Holdings, Ltd. common shares that can be issued in the exchange offer and second-step acquisition.

(2)	Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as the product of (i) 56,925,096 IPC Holdings, Ltd. common shares (the sum of (x) 55,948,821 IPC Holdings, Ltd. common shares outstanding as of April 9, 2009 (as reported in the joint proxy/prospectus filed by IPC Holdings, Ltd. and Max Capital Group Ltd. on May 7, 2009) and (y) 976,275 IPC Holdings, Ltd. common shares issuable upon the exercise of outstanding options, restricted common shares, restricted share units and performance share units (as reported in the Quarterly Report on Form 10-Q of IPC Holdings, Ltd. filed on May 8, 2009)) and (ii) the average of the high and low sales prices of IPC Holdings, Ltd. common shares as reported on the NASDAQ Global Select Market on May 7, 2009 ($26.04).

(3)	The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals $0.00005580 multiplied by the proposed maximum offering price. The amount of such registration fee was previously paid by Validus Holdings, Ltd. in connection with the payment of the $84,262.55 fee paid in respect of the preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus/offer to exchange may change. The registrant may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and Validus Holdings, Ltd. is not soliciting an offer to buy these securities in any state or jurisdiction in which such offer is not permitted.

Offer to Exchange
Each Outstanding Common Share
of
IPC HOLDINGS, LTD.
for
1.1234 Validus Holdings, Ltd. Voting Common Shares
and
$3.00 in Cash
by
VALIDUS HOLDINGS, LTD.

Validus Holdings, Ltd., which we refer to as “Validus” or “we,” “us” or “our,” is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying revised pink letter of transmittal, to exchange 1.1234 voting common shares, par value $0.175 per share, of Validus, which we refer to as “Validus common shares,” and $3.00 in cash (less any applicable withholding taxes and without interest) for each outstanding common share of IPC Holdings, Ltd., which we refer to as “IPC,” par value $0.01 per share, which we refer to as “IPC common shares,” you validly tender and do not properly withdraw before the expiration time of the exchange offer described below. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled.

This prospectus/offer to exchange amends and supersedes information included in the prospectus/offer to exchange originally filed with the Securities and Exchange Commission on May 12, 2009, as amended on May 13, 2009 and May 21, 2009.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (6:00 P.M. ATLANTIC TIME), ON FRIDAY, JUNE 26, 2009, OR THE “EXPIRATION TIME OF THE EXCHANGE OFFER,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Validus common shares trade on the New York Stock Exchange under the symbol “VR.” IPC common shares trade on the NASDAQ Global Select Market under the symbol “IPCR” and on the Bermuda Stock Exchange under the symbol “IPCR BH.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS.”

Validus’ obligation to accept IPC common shares for exchange and to exchange any IPC common shares for Validus common shares is subject to conditions, including a condition that 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC) have been validly tendered into the exchange offer and not withdrawn and a condition that the Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended, among Max Capital Group Ltd., which we refer to as “Max,” IPC and IPC Limited, which we refer to as the “Max amalgamation agreement,” has been terminated. The conditions to the exchange offer are described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer.”

On March 31, 2009, Validus publicly announced that it had delivered an offer, which we refer to as the “initial Validus offer,” to IPC for the amalgamation of Validus and IPC whereby each issued and outstanding IPC common share would be exchanged for 1.2037 Validus common shares. On May 18, 2009, Validus publicly announced that it had delivered to IPC an increased offer, which we refer to as the “Validus amalgamation offer,” to acquire each outstanding IPC common share in exchange for (i) 1.1234 Validus common shares and (ii) $3.00 in cash (less any applicable withholding taxes and without interest). Validus is making the exchange offer as an alternative to the Validus amalgamation offer in order to acquire all of the issued and outstanding IPC common shares.

Validus has not authorized any person to provide any information or to make any representation in connection with the exchange offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Validus.

VALIDUS IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY TO VALIDUS. As described in this prospectus/offer to exchange, Validus is separately soliciting proxies to vote at the IPC annual general meeting against the proposed amalgamation of IPC and Max, which we refer to as the “proposed Max amalgamation,” and intends to solicit proxies through separate proxy solicitation material in connection with various matters which are described in the section of this prospectus/offer to exchange entitled “Solicitation of Proxies.” Any such proxy solicitation is being made, or will be made, only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

The dealer manager for the exchange offer is:

The date of this prospectus/offer to exchange is June 1, 2009

i

Page

Withdrawal Rights	72
Ownership of Validus After the Exchange Offer	73
Material U.S. Federal Income Tax Consequences	74
Purpose and Structure of the Exchange Offer	81
Statutory Requirements; Second-Step Acquisition	81
Short-Form Amalgamation	83
Appraisal/Dissenters’ Rights	83
Plans for IPC	83
Effect of the Exchange Offer on the Market for IPC Common Shares; NASDAQ and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations	85
Conditions of the Exchange Offer	87
Dividends and Distributions	90
Source and Amount of Funds	91
Certain Legal Matters; Regulatory Approvals	91
Certain Relationships With IPC and Interests of Validus in the Exchange Offer	93
Fees and Expenses	94
Accounting Treatment	95
Memorandum of Association and Bye-law Provisions	95
Shareholders’ Equity; Share Premium Account	96
COMPARISON OF SHAREHOLDERS’ RIGHTS	97
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION	109
FORWARD-LOOKING STATEMENTS	124
LEGAL MATTERS	124
EXPERTS	124
SOLICITATION OF PROXIES	125
ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER	126
WHERE YOU CAN FIND MORE INFORMATION	127
NOTE ON IPC INFORMATION	129
SCHEDULE I	S-1
SCHEDULE II	S-5
EX-23.1
EX-99.5
EX-99.6
EX-99.7
EX-99.8

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT VALIDUS AND IPC FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE.

THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS AT http://www.sec.gov, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM VALIDUS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO VALIDUS’ INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN JUNE 19, 2009, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER.

ii

The exchange offer does not constitute a solicitation of proxies. Any solicitation of proxies by Validus will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As described in this prospectus/offer to exchange, Validus is soliciting proxies to vote at the IPC annual general meeting against the proposed Max amalgamation and intends to solicit proxies through separate proxy solicitation materials in connection with various matters which are described in the section of this prospectus/offer to exchange entitled “Solicitation of Proxies.” Each shareholder is urged to read any proxy statement regarding the business to be conducted at the applicable meeting, if and when it becomes available, because it will contain important information. Any such proxy statement has been, or will be, filed with the Securities and Exchange Commission. When completed, each definitive proxy statement of Validus and an accompanying proxy card of Validus will be made available to applicable shareholders and such shareholders will be able to obtain a free copy of any proxy statement, as well as other filings containing information about the parties (including information regarding the participants in any proxy solicitation (which may include Validus’ officers and directors and other persons) and a description of their direct and indirect interests, by security holdings or otherwise), from the Securities and Exchange Commission’s web site at http://www.sec.gov. Each such proxy statement (when available) and these other documents may also be obtained for free from Validus’ web site at http://www.validusre.bm.

iii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Below are some of the questions that you as a holder of IPC common shares may have regarding the exchange offer and answers to those questions. The answers to these questions do not contain all the information relevant to your decision whether to tender your IPC common shares, and Validus urges you to read carefully the remainder of this prospectus/offer to exchange and the pink letter of transmittal circulated with this prospectus/offer to exchange, which we refer to as the “revised pink letter of transmittal.”

Who is offering to buy my IPC common shares?

The exchange offer is made by Validus Holdings, Ltd., a Bermuda exempted company. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd., which we refer to as “Validus Re,” and Talbot Holdings Ltd., which we refer to as “Talbot.” Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.

What classes and amounts of IPC securities is Validus seeking for exchange in the exchange offer?

Validus seeks to acquire all of the issued and outstanding IPC common shares.

How has the exchange offer changed?

Validus has increased the offer consideration per IPC common share so that it now consists of 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest). The offer consideration per IPC common share initially consisted of 1.2037 Validus common shares.

Why did Validus increase its offer and add cash to the consideration to be paid in the exchange offer?

Validus increased the consideration to be paid in the exchange offer in order to demonstrate its commitment to completing the acquisition of IPC. Moreover, Validus believes that by adjusting the exchange ratio in the exchange offer, Validus is able to provide IPC shareholders with a meaningful cash component, a request that Validus has heard repeatedly from IPC shareholders.

If I have already tendered my IPC common shares, do I need to do anything to tender into the revised exchange offer for the revised offer consideration?

If you have already tendered your IPC common shares, you do not need to do anything to tender into the revised exchange offer. IPC common shares validly tendered and not properly withdrawn prior to the date of this prospectus/offer to exchange will automatically be considered to have been tendered pursuant to the revised terms of the exchange offer set forth in this prospectus/offer to exchange. All IPC shareholders will receive the highest consideration received by IPC shareholders whose IPC common shares are tendered and accepted for exchange in the exchange offer. Therefore, if you have already tendered your IPC common shares, including if you did so with the blue letter of transmittal previously circulated with the prospectus/offer to exchange dated May 13, 2009, which we refer to as the “original blue letter of transmittal,” you do not have to take any action to be entitled to receive the offer consideration described in this prospectus/offer to exchange if your shares are accepted for exchange and exchanged pursuant to the exchange offer.

What will I receive for my IPC common shares in the exchange offer?

Validus is offering, upon the terms and subject to the conditions set forth in this prospectus/offer to exchange and in the accompanying revised pink letter of transmittal, to exchange 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest) for each outstanding IPC common share you validly tender and do not properly withdraw before the expiration time of the exchange offer. Because no fractional Validus common shares will be issued, to the extent that you would be entitled to receive fractional Validus common shares, you will receive cash in lieu of the fractional share interest to which you would otherwise be entitled.

Based upon closing market prices as of May 15, 2009, the day prior to the announcement of the increased offer, the exchange offer represented a 13.2% premium to the closing price of IPC common shares that day and a 21.9% premium based on the closing prices of IPC common shares and Validus common shares on March 30, 2009, the last trading day before the announcement of the initial Validus offer. The price of Validus common shares fluctuates and may be higher or lower than in these examples at the time IPC common shares are exchanged pursuant to the exchange offer. On May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, the closing price of a Validus common share was $22.81. Based on the closing price of Validus common shares on May 29, 2009, the exchange offer has a value of $28.62 per IPC common share. Shareholders are encouraged to obtain current market quotations for Validus common shares and IPC common shares prior to making any decision with respect to the exchange offer.

Please also see the section of this prospectus/offer to exchange entitled “Risk Factors” for a discussion, among other things, of the effect of fluctuations in the market price of Validus common shares.

How does the exchange offer relate to the Validus amalgamation offer?

On March 31, 2009, Validus publicly announced that it had delivered the initial Validus offer to IPC, pursuant to which each issued and outstanding IPC common share would be exchanged for 1.2037 Validus common shares.

In connection with the delivery of the initial Validus offer to IPC, Validus delivered a signed amalgamation agreement that would be binding on Validus upon countersignature by IPC, which we refer to as the “Validus amalgamation agreement,” so that, upon a termination of the Max amalgamation agreement, IPC would have the certainty of Validus’ transaction and would be able to sign the Validus amalgamation agreement. IPC announced on April 7, 2009 that its board of directors had determined that the initial Validus offer did not constitute a superior proposal to the Max amalgamation agreement and reaffirmed its support of the proposed Max amalgamation.

Validus is making the exchange offer as an alternative method for Validus to acquire all of the issued and outstanding IPC common shares. Validus commenced the exchange offer on May 12, 2009 on the economic terms set forth in the initial Validus offer. On May 14, 2009, IPC filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 13, 2009 and determined to recommend that IPC shareholders reject the exchange offer and not tender their IPC common shares to Validus. On May 18, 2009, Validus announced that it had increased the offer consideration such that each IPC common share validly tendered into the exchange offer would be exchanged for 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest) and delivered an executed amendment to the Validus amalgamation agreement to IPC. On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer. As of the date of this prospectus/offer to exchange, IPC has not been willing to meet or negotiate with Validus.

We are still hopeful that IPC’s board of directors will recognize that the Validus amalgamation offer, as amended to increase the consideration offered and revise certain other terms, is a “superior proposal” (as defined in the Max amalgamation agreement) and IPC’s board of directors will approve the Validus amalgamation agreement after the Max amalgamation agreement is terminated.

What is the purpose of the exchange offer?

The exchange offer is one part of our plan to acquire all of the issued and outstanding IPC common shares. We intend to, promptly after completion of the exchange offer, seek to acquire, which we refer to as the “second-step acquisition,” all shares of those shareholders who choose not to tender their IPC common shares pursuant to the exchange offer, in accordance with either Section 102 or Section 103 of The Companies Act of 1981 of Bermuda, as amended, which we refer to as the “Companies Act.” The purpose of the second-step acquisition is for Validus to acquire all outstanding IPC common shares that are not acquired in the exchange offer on the same terms as in the exchange offer.

Section 102 of the Companies Act permits a person acquiring shares of a Bermuda company under a “scheme” or “contract” that has been approved by at least 90% in value of the shares subject to the “scheme” or “contract” to seek to acquire the shares of any shareholders dissenting from such “scheme” or “contract.” The exchange offer will constitute a “scheme” or “contract” pursuant to Section 102 of the Companies Act. As a result, if Validus acquires at least 90% in value of the IPC common shares subject to the exchange offer (other than IPC common shares owned by Validus, its subsidiaries or IPC), Validus will have the right, subject to compliance with the requirements of Section 102 of the Companies Act, to acquire each remaining IPC common share, subject to the rights of dissenting shareholders as set forth in Section 102, which include the right to petition the Supreme Court of Bermuda for an order as the court sees fit.

Section 103 of the Companies Act permits the holder of at least 95% of any class of shares in a Bermuda company to give notice to the remaining shareholders of such class of such holder’s intention to acquire the outstanding shares of the company on the terms set out in the holder’s notice. The acquisition of remaining shares will be on the terms set forth in the holder’s notice unless a remaining shareholder applies to the Supreme Court of Bermuda for an appraisal of its shares. Therefore, if Validus acquires at least 95% of the outstanding IPC common shares, Validus will have the right, pursuant to Section 103, to acquire each remaining IPC common share on the same terms as in the exchange offer, or at the appraised value as determined by the court.

On May 21, 2009, the Chairman of IPC’s board of directors sent a letter to Validus which stated that IPC’s bye-laws would prevent Validus from becoming the legal owner of 10% or more of the IPC common shares. Validus believes, based upon the advice of Bermuda and UK counsel, that IPC’s bye-laws will not operate to prevent Validus from accepting IPC common shares for exchange in the exchange offer and acquiring beneficial ownership of any such IPC common shares. Additionally, Validus will take such actions as are necessary, including by seeking a judgment of a Bermuda court, to enforce its rights under Section 102 and/or Section 103 of the Companies Act to the extent that any person (including IPC, IPC’s board of directors or any IPC shareholder) seeks to restrict the operation thereof. However, resolution of any such actions or proceedings is not a condition to the exchange offer.

After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus and Validus will own all of the issued and outstanding IPC common shares. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act. Please see the sections of this prospectus/offer to exchange entitled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Statutory Requirements; Second-Step Acquisition”; “The Exchange Offer — Short-Form Amalgamation”; and “The Exchange Offer — Plans for IPC.”

Why is Validus proposing the exchange offer?

The Validus common shares to be issued and cash to be paid to IPC shareholders in exchange for IPC common shares in the exchange offer and second-step acquisition will provide IPC shareholders with an immediate premium for their IPC common shares, and will allow IPC shareholders to participate in the growth and opportunities of the combined company while receiving cash for a portion of their investment in IPC common shares. Validus believes that the acquisition of IPC represents a compelling combination and excellent strategic fit that will enable the combined company to capitalize on opportunities in the global reinsurance market. Successful completion of the exchange offer would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines.

Why is the exchange offer better than the proposed Max amalgamation?

Validus believes that the combination of Validus and IPC offers a number of benefits to holders of IPC common shares, including the following:

The exchange offer provides a premium to IPC shareholders.

•	Based upon closing prices of IPC common shares and Validus common shares as of March 30, 2009, the last trading day prior to the announcement of the initial Validus offer, the exchange offer would have had a value of $30.98 per IPC common share, or approximately $1.75 billion in the aggregate, which represented a

21.9% premium to the trading value of IPC common shares as of such date and a 27.7% premium over $24.26, which was the average closing price of IPC common shares between March 2, 2009, the day IPC and Max announced the proposed Max amalgamation, and March 30, 2009, the last trading day before we announced the initial Validus offer. The premium represented by the exchange offer may be larger or smaller depending on the market price of each of the IPC common shares and the Validus common shares at the expiration time of the exchange offer and will fluctuate between now and then depending on the market prices. Based upon the closing prices of IPC common shares and Validus common shares on May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, the exchange offer had a value of $28.62 per IPC common share, or $1.60 billion in the aggregate, which represented a 15.2% premium to the closing price of the IPC common shares as of such date and a premium of 12.6% over the March 30, 2009 closing price of the IPC common shares. In addition, the meaningful cash component that has been added to the exchange offer provides IPC shareholders with the opportunity to achieve immediate liquidity on a portion of their investment in IPC common shares.

•	Information with respect to the range of closing prices for IPC common shares for certain dates and periods is set forth in the section of this prospectus/offer to exchange entitled “Comparative Market Price and Dividend Information.” Validus urges IPC shareholders to obtain a current market quotation for IPC common shares.

The Validus common shares to be issued to IPC shareholders in exchange for IPC common shares under the exchange offer represent what we believe is an attractive investment.

•	We believe that the relative performance of Validus common shares in the market indicates that the markets view Validus as a more attractive investment than Max. From July 24, 2007 (the date of Validus’ initial public offering) through March 30, 2009 (the last trading day prior to the announcement of the initial Validus offer), Validus common shares have appreciated 13.2% whereas Max common shares have declined 36.5% over the same period. Based on the closing prices of Validus common shares and Max common shares on March 30, 2009, the last day of trading prior to Validus’ announcement of the initial Validus offer, Validus common shares traded at a premium to their diluted book value and diluted tangible book value of 1.05x and 1.13x, respectively, whereas Max common shares traded at a discount of 0.76x and 0.77x, respectively.

•	Between December 31, 2005 and December 31, 2008, and notwithstanding the significant property catastrophe claim activity during this period (generated, for instance, by Hurricanes Ike and Gustav), Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. In 2008, Validus grew its book value per share by 2.4% compared to Max’s decline in book value of 10.8% during the same period. Moreover, Validus common shares are more liquid than Max common shares (as measured by their respective dollar trading volumes in various periods prior to announcement of the proposed Max amalgamation). Further, as a shareholder of Validus following completion of the exchange offer, you will receive a dividend payable by Validus at an equivalent annual rate of approximately $0.90 per IPC common share (based on Validus’ current annual rate of $0.80 per Validus common share multiplied by the exchange ratio of 1.1234), compared to the current IPC annual dividend of $0.88 per IPC common share, in both cases based on the most recent quarterly dividends declared and paid by each company.

•	Additionally, Validus common shares are significantly less volatile than Max common shares. As measured by Bloomberg, during the 260 business day (approximately one year) period prior to the announcement of the proposed Max amalgamation, the annualized daily volatility of Max’s shares was 79.4 compared to 61.0 for Validus common shares. Volatility represents the standard deviation of the day-over-day difference in the daily share price change. Although we believe that the exchange offer would provide the IPC shareholders with a significant premium for their IPC common shares upon consummation, because both the proposed Max amalgamation and the exchange offer provide for stock consideration with fixed exchange ratios, the respective values of the proposed Max amalgamation and the exchange offer to IPC shareholders will vary over time based on relative changes in the market prices of each company’s common shares, which could result in a smaller premium or no premium.

A Validus/IPC combination will have a strong balance sheet and minimal exposure to risky asset classes.

•	Under the proposed Max amalgamation, IPC will be assuming the entirety of Max’s assets and liabilities. Despite statements by IPC’s board of directors of its desire to reduce earnings volatility through a business combination, it has proposed a transaction in which IPC shareholders will assume an investment portfolio with a significant concentration of risky assets, including alternative investments, and inadequate property and casualty and life and annuity reserves. According to Max’s Annual Report of Form 10-K for the year ended December 31, 2008, which we refer to as “the Max 2008 Form 10-K,” Max’s holdings of alternative investments totaled 61% of its tangible equity, indicating a significant amount of embedded risk. Despite Max’s announced plan to reduce its exposure to alternative investments to 10% to 12% of its portfolio (according to recent Max disclosures), as a result of the proposed Max amalgamation, IPC’s investment in alternative investments would increase from 7% of its total portfolio at December 31, 2008 to 12% of its total portfolio on a pro forma basis after giving effect to the proposed Max amalgamation, an increase of 5%. The riskiness of the Max balance sheet is evident in the fact that Max wrote down the value of its alternative assets in 2008 by $233 million, a markdown which exceeded its underwriting income. In contrast, Validus holds no alternative investments in its investment portfolio and has specific investment policies in place prohibiting it from investing in those asset classes, which it believes are unduly risky to its shareholders and policyholders. Validus believes counterparties will view the strength of Validus’ balance sheet very favorably as buyers are rethinking counterparty risk in the current environment, giving Validus a significant advantage over many of its competitors.

•	Also, according to the registration statement on Form S-4 filed by IPC on March 27, 2009, as amended, which we refer to as the “IPC/Max S-4,” IPC will have to reflect a fair value adjustment of $130 million to Max’s property and casualty and life and annuity reserves, which directly and adversely impacts the capitalization of the combined IPC/Max. We believe that this need to adjust reserves is indicative of prior under-reserving by Max in its businesses. Validus does not expect that the combination of Validus and IPC will require additions or adjustments to IPC’s or Validus’ existing insurance reserves. Although IPC discloses that the amount of the fair value adjustment will be amortized into the combined IPC/Max’s income each year and will increase the amount of net income each year during the amortization period, any amortization will be limited to the extent that losses exceed Max’s prior unadjusted reserves.

•	Additionally, an IPC/Validus combination will result in a combined entity with pro forma GAAP shareholders’ equity of approximately $3.5 billion as of December 31, 2008 and $3.6 billion as of March 31, 2009. This compares to a combined IPC/Max pro forma shareholders’ equity of approximately $3.0 billion at December 31, 2008, according to the IPC/Max S-4. Validus believes that a significant capital base provides an important competitive advantage for companies in Validus’ industry, especially given the current economic climate in which companies face limited access to new capital and the demand for reinsurance is increasing.

Validus offers IPC a highly experienced, first class management team.

•	Validus offers IPC a highly experienced, first-class management team. Validus’ management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisition of Talbot and established a presence in the energy and aviation markets. Similarly, between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. The superior performance of the leadership of the Validus management team is evidenced by the fact that Validus common shares traded at a premium of 1.05x and 1.13x, respectively, to Validus’ diluted book value and diluted tangible book value based on the closing price of Validus common shares on March 30, 2009. In comparison, Max common shares traded at a discount of 0.76x and 0.77x, respectively, to Max’s diluted book value and diluted tangible book value based on the closing price of Max common shares on March 30, 2009. Please see Schedule I to this prospectus/offer to exchange.

The exchange offer and second-step acquisition provide IPC shareholders with an opportunity for stable, profitable diversification into attractive business lines and further growth.

•	By entering into the proposed Max amalgamation, IPC’s board of directors has chosen to combine with an entity that reported a comprehensive net loss of $200.4 million, or $3.10 per Max diluted share, in 2008. While Max reported a combined ratio of 91.9% in 2008, its underwriting results benefited from $106 million in favorable reserve development. Excluding this benefit, Max’s underwriting activities in the 2008 year generated an underwriting loss and a combined ratio of 110.6%. Max’s U.S. Specialty segment, the centerpiece of its “diversified” businesses, operated in 2008 with a combined ratio of 138.5%. The combined ratio is a commonly used measure of an insurance company’s underwriting profitability. It is calculated as the sum of an insurer’s net loss ratio and its expense ratio. A combined ratio below 100% indicates profitable underwriting; a combined ratio of 100% or higher indicates that premiums are less than aggregate claims and expenses. The net loss ratio is calculated by dividing losses and loss expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. As evidenced by Max’s combined ratio in 2008, Max’s underwriting business was loss-making in 2008. In contrast, the combined ratio at Validus in 2008, notwithstanding the unusual concurrence of two major events giving rise to claims (Hurricanes Gustav and Ike) was 92.2%, indicating profitable underwriting results.

•	Max’s results have been significantly more volatile than those of Validus in recent years, despite statements by IPC’s board of directors and Max’s management alleging the reduced volatility that will result from an IPC/Max combination. For example, according to the Max 2008 Form 10-K, Max’s return on average shareholders’ equity has varied between -12.2% and 20.4% in the period from 2006 through 2008. In contrast, Validus’ return on average shareholders’ equity has varied between 2.7% and 26.9% in the same period, and has been higher than Max’s in each of those years.

•	The decision of the IPC board of directors to combine with a volatile, underperforming entity “diversifies” IPC and its shareholders into businesses which have earned returns below what IPC earned on a standalone basis in the same period. In that context, we would urge you to consider that Validus generated comprehensive income of $45.3 million, or net income of $0.61 per Validus diluted share, in 2008.

•	Validus is one of the leading providers of short-tail insurance globally, writing over $1.0 billion of non-catastrophe business in 2008 in 134 countries around the world from offices in Bermuda, London, Singapore, New York and Miami. Validus is a global leader in profitable business lines including marine, energy and war and terrorism. In independent forecasts conducted by Willis Re, the Council of Insurance Agents and Brokers and Aon, the rate trends in business lines which accounted for approximately 86% of Validus’ 2008 non-reinsurance gross written premiums (marine, property, war and terrorism, and financial institutions) are currently positive, whereas the same independent forecasts predict negative rate changes in business lines which accounted for 58% of Max’s 2008 non-reinsurance gross written premiums. Validus believes its diverse businesses would be highly complementary with IPC’s existing operations and provide meaningful, profitable diversification. Validus’ management team has consistently articulated Validus’ business plan: to grow in profitable segments. It has taken significant steps in this direction in the last few years. Its acquisition of Talbot in 2007 gave Validus access to a premier underwriting franchise in the Lloyds’ syndicate, which has already proven a profitable investment. In addition, Validus has set the stage for further organic growth by adding market leading teams in Latin America and the energy and aviation segments. It has global licenses that will permit Validus to expand in other lines if and when the pricing presents a profitable opportunity to do so. Validus believes that the combination of IPC and Validus will bolster all of these initiatives and give the combined company a leading platform and additional opportunities for growth.

Have you discussed the exchange offer with the board of IPC?

No, we have not. On March 31, 2009, Validus delivered the initial Validus offer to IPC, which included the Validus amalgamation agreement signed by Validus. IPC announced on April 7, 2009 that its board of directors determined that the initial Validus offer did not constitute a superior proposal to the Max amalgamation agreement and reaffirmed its support of the proposed Max amalgamation. Because of a prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus, with no provision allowing IPC’s directors to enter into such discussions in order to comply with any fiduciary or other duties that they may have, we made the exchange offer without discussing it with IPC. On May 14, 2009, IPC filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 13, 2009 and determined to recommend that IPC shareholders reject the exchange offer and not tender their IPC common shares to Validus. On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer. Additionally, IPC has not sought any information from Validus or to have any discussions with Validus.

When do you expect the exchange offer to be completed?

We believe that we would be able to complete the exchange offer in June 2009, promptly following termination of the Max amalgamation agreement (and subject to the satisfaction or waiver of the other conditions to the exchange offer), based on the following. The expiration time of the exchange offer will be June 26, 2009, unless extended. As a result, if the conditions of the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC common shares that are validly tendered pursuant to the exchange offer.

Will you increase the consideration being offered in the exchange offer?

Validus believes that the offer consideration represents full and fair value for IPC common shares. Validus is under no obligation to increase the offer consideration again and does not currently intend to do so.

What are the conditions of the exchange offer?

The exchange offer is conditioned upon, among other things, the following:

•	IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of IPC common shares that shall constitute 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC). We refer to this condition as the “minimum tender condition.”

•	The Max amalgamation agreement shall have been validly terminated, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max amalgamation agreement other than with respect to the possible payment of the $50 million termination fee thereunder, which we refer to as the “Max termination fee.”

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act of 1933, which we refer to as the “Securities Act,” no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, which we refer to as the “SEC,” and Validus shall have received all necessary state securities law or “blue sky” authorizations.

•	The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step acquisition as required under the rules of the New York Stock Exchange, which we refer to as the “NYSE.” All of the Validus officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer”), in each case, who own Validus common shares have indicated that they intend to vote the Validus common shares beneficially owned by them in favor of such approvals. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus common shares.

•	The Validus common shares to be issued to IPC shareholders in exchange for IPC common shares in the exchange offer and the second-step acquisition shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the exchange offer or is reasonably likely to prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates.

•	Since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a more than 20% decline in IPC’s book value relative to Validus’ book value shall be deemed to have a material adverse effect on IPC.

•	Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

•	All amendments or waivers under Validus’ credit facilities necessary to consummate the exchange offer, the second-step acquisition and the other transactions contemplated by this prospectus/offer to exchange shall be in full force and effect.

The exchange offer is subject to additional conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer,” including that IPC shareholders shall not have approved the Max amalgamation agreement and that there shall have been no business combination consummated between IPC and Max. The exchange offer is not conditioned on the receipt of regulatory approvals or the elimination of the Max termination fee.

What actions do you propose to take with respect to the proposed Max amalgamation?

Validus has mailed definitive proxy materials and proxy cards to IPC shareholders to solicit votes at the IPC annual general meeting against the proposed Max amalgamation.

The exchange offer does not constitute a solicitation of proxies in connection with such matters. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC.

In addition, Validus has filed legal proceedings in the Supreme Court of Bermuda against IPC, IPC Limited and Max, which we refer to as the “Bermuda claim.” The Bermuda claim challenges the validity of the Max termination fee and provisions which restrict the ability of IPC to discuss competing proposals with third parties, which we refer to as the “no talk provisions,” in the Max amalgamation agreement. Validus is seeking, among other things, an injunction to restrain payment of the Max termination fee and to restrain operation of the no-talk provisions on the bases that (1) because of its excessive size, the termination fee amounts to an unlawful penalty under Bermuda law and is accordingly unenforceable, and (2) entry into the Max amalgamation agreement, in circumstances where such agreement contained the Max termination fee and the no talk provisions, constituted a breach of the IPC directors’ fiduciary or other duties. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Certain Legal Matters; Regulatory Approvals.”

How does the exchange offer relate to the Validus amalgamation offer and the Validus scheme of arrangement?

The exchange offer is one of the parts of our plan to acquire all of the issued and outstanding IPC common shares.

First, Validus is soliciting proxies from IPC shareholders to vote against the proposed Max amalgamation. If the proposed Max amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max amalgamation agreement and enter into the Validus amalgamation agreement. If IPC’s board of directors were to enter into the Validus amalgamation agreement promptly following the termination of the Max amalgamation agreement, Validus believes the amalgamation contemplated by the Validus amalgamation offer could be completed in mid-to-late July 2009 based on the assumption that IPC terminates the Max amalgamation agreement promptly following its June 12, 2009 annual general meeting, allowing approximately one month to hold a special general meeting of IPC shareholders to obtain the required shareholder approval and to satisfy the other conditions in the Validus amalgamation agreement.

Second, Validus has commenced the exchange offer. The exchange offer is subject to the terms and conditions described in this prospectus/offer to exchange. Under Bermuda law, if Validus acquires at least 90% of the IPC common shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC common shares on the same terms in the second-step acquisition. Validus believes that it would be able to complete the exchange offer in June 2009, promptly following termination of the Max amalgamation agreement (and subject to the satisfaction or waiver of the other conditions to the exchange offer), based on the following. The expiration time of the exchange offer will be June 26, 2009, unless extended. As a result, if the conditions of the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC common shares that are validly tendered pursuant to the exchange offer.

Third, Validus has petitioned the Supreme Court of Bermuda to approve a “scheme of arrangement” under Part VII of the Companies Act, which we refer to as “the Validus scheme of arrangement,” pursuant to which Validus would acquire all of the issued and outstanding IPC common shares on the same economic terms as in the exchange offer and the Validus amalgamation offer. In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at a meeting ordered by the Supreme Court of Bermuda, which we refer to as the “court-ordered IPC meeting,” IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda. The Validus scheme of arrangement must be approved by a majority in number of the holders of IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy. If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC to the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at a special general meeting of IPC, which we refer to as the “IPC special general meeting,” including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Validus scheme of arrangement and the granting of a court order from the Supreme Court of Bermuda sanctioning the Validus scheme of arrangement, a copy of the court order sanctioning the Validus scheme of arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Validus scheme of arrangement will be effective. In a decision rendered on May 29, 2009, the Supreme Court of Bermuda has determined that it has jurisdiction to sanction the Validus scheme of arrangement without approval of the IPC board of directors. However, the Court has determined not to exercise its discretion to order the court-ordered IPC meeting in advance of the vote on the proposed Max amalgamation at the IPC annual general meeting and evidence of IPC shareholder support for the Validus scheme of arrangement. Validus believes that, under the Validus scheme of arrangement, it would be able to close the contemplated acquisition in July 2009 based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued IPC common shares have requisitioned the IPC special general meeting to be held in July 2009; and (3) the IPC directors, following the rejection of the Max amalgamation agreement, or the IPC shareholders, convene the IPC special general meeting, allowing it to be held in July 2009.

The Validus amalgamation offer, the exchange offer and the Validus scheme of arrangement are alternative methods for Validus to acquire all of the issued and outstanding IPC common shares on the same economic terms. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire all IPC common shares by whichever method Validus determines is most effective and efficient.

The exchange offer does not constitute a solicitation of proxies in connection with the Validus scheme of arrangement or the Validus amalgamation offer. Any such solicitation will be made only pursuant to separate proxy materials complying with the requirements of the rules and regulations of the SEC. Such materials will contain, among other things, a summary of all material terms of the transactions to which such proxy statements relate. Validus advises shareholders to read any such proxy statements applicable to them because they contain important information. Please see the section of this prospectus/offer to exchange entitled “Solicitation of Proxies.”

Has IPC’s board of directors made a recommendation concerning the exchange offer?

On May 14, 2009, IPC filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 13, 2009 and determined to recommend that IPC shareholders reject the exchange offer and not tender their IPC common shares to us. On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer.

Do I need to grant proxies to Validus in connection with any of the potential proxy solicitations described above if I wish to accept the exchange offer? Do I have to vote against the proposed Max amalgamation?

No. Your ability to tender your IPC common shares in the exchange offer is not conditioned on IPC shareholders granting proxies to Validus in connection with any of its potential proxy solicitations discussed above. However, a tendering shareholder will irrevocably appoint designees of Validus as such shareholder’s agents, attorneys-in-fact and proxies, effective as of and only to the extent that Validus accepts such tendered IPC common shares for exchange. Until such time as Validus accepts such tendered IPC common shares for exchange, IPC shareholders will be able to vote on any alternative proposal.

You may validly tender your IPC common shares in the exchange offer, regardless of whether or how you vote on the proposed Max amalgamation. However, assuming a quorum is present at the annual general meeting of IPC shareholders, at which meeting IPC shareholders will vote upon the proposed Max amalgamation, a majority of votes cast at the annual general meeting must vote against the proposed Max amalgamation and a successful vote against the proposed Max amalgamation would help permit this to occur, as the exchange offer is conditioned on the termination of the Max amalgamation agreement (and such a vote would give IPC the right, but not the obligation, to terminate the Max amalgamation agreement).

Do I have to vote at any meeting to approve the exchange offer or the second-step acquisition?

No. The minimum tender condition will be satisfied only if Validus (or a wholly-owned subsidiary of Validus) acquires 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC). Once the exchange offer is completed, Bermuda law does not require any additional shareholder vote or the approval of IPC’s board of directors for us to complete the second-step acquisition pursuant to Section 102 or Section 103 of the Companies Act.

What will the composition of the board of directors of IPC and Validus be following the exchange offer and the second-step acquisition?

Validus currently intends to replace IPC’s existing board of directors following the second-step acquisition and short-form amalgamation. Upon completion of the exchange offer and the second-step acquisition, Validus’ board of directors would consist of the directors serving on the board of directors of Validus before the completion of the exchange offer and the second-step acquisition; however, Validus has publicly expressed to the IPC directors that if they desire to participate in the leadership of Validus after completion of the exchange offer and the second-step acquisition, Validus would consider that.

Will I be taxed on the Validus common shares I receive?

The exchange offer, second-step acquisition and short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” Assuming it does so qualify, U.S. holders of IPC common shares will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received by such U.S. holder and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the Validus common shares received by such U.S. holder, over (b) the U.S. holder’s tax basis in the IPC common shares exchanged pursuant to the exchange offer and second-step acquisition. Subject to the passive foreign investment company rules or the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes. For more information, please see the section of this prospectus/offer to exchange under the caption “Material U.S. Federal Income Tax Consequences.”

Tax matters are complicated and the tax consequences of the transaction to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the exchange offer, second-step acquisition and short-form amalgamation to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Will I have to pay any fee or commission to exchange IPC common shares?

If you are the record owner of your IPC common shares and you tender your IPC common shares in the exchange offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your IPC common shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your IPC common shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Is Validus’ financial condition relevant to my decision to tender IPC common shares in the exchange offer?

Yes. Validus’ financial condition is relevant to your decision to tender your IPC common shares because the consideration you will receive if your IPC common shares are exchanged in the exchange offer will consist of a combination of Validus common shares and cash. You should therefore consider Validus’ financial condition before you decide to become one of Validus’ shareholders through the exchange offer. You also should consider the likely effect that Validus’ acquisition of IPC will have on Validus’ financial condition. This prospectus/offer to exchange contains financial information regarding Validus and IPC, as well as pro forma financial information (which does not reflect any of our expected synergies) for the acquisition of all of the issued and outstanding IPC common shares by Validus, all of which we encourage you to review.

Does Validus have the financial resources to complete the exchange offer and the second-step acquisition?

The exchange offer consideration will consist of a combination of Validus common shares and cash (less any applicable withholding taxes and without interest), including cash paid in lieu of any fractional Validus common shares to which any IPC shareholder may be entitled. The exchange offer is not subject to a financing condition.

Validus expects to have sufficient cash and cash equivalents on hand to complete the transactions contemplated by the exchange offer and the second-step acquisition, including to pay the cash portion of the offer consideration and any cash that may be required to be paid in respect of dissenter’s or appraisal rights and to pay fees, expenses and other related amounts.

The estimated amount of cash required is based on Validus’ due diligence review of IPC’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Validus’ limited due diligence review, please see the section of this prospectus/offer to exchange entitled “Risk Factors — Risk Factors Relating to the Exchange Offer and the Second-Step Acquisition.”

What percentage of Validus common shares will former holders of IPC common shares own after the exchange offer?

Based on Validus’ and IPC’s respective capitalizations as of March 31, 2009 and the exchange ratio of 1.1234, Validus estimates that if all IPC common shares are exchanged pursuant to the exchange offer and/or the second-step acquisition, former IPC shareholders would own, in the aggregate, approximately 41.3% of the issued and outstanding Validus common shares and non-voting common shares, par value $0.175 per share, of Validus, which we refer to as “Validus non-voting common shares,” on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Ownership of Validus After the Exchange Offer.”

When does the exchange offer expire?

The exchange offer is scheduled to expire at 5:00 p.m., New York City time (6:00 p.m., Atlantic Time), on June 26, 2009, which is the expiration time of the exchange offer, unless further extended by Validus. When we make reference to the “expiration time of the exchange offer” anywhere in this prospectus/offer to exchange, this is the time to which we are referring, including when applicable, any extension period that may apply. For more information, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Extension, Termination and Amendment.”

Can the exchange offer be extended and, if so, under what circumstances?

Validus may, in its sole discretion, extend the exchange offer at any time or from time to time until the expiration time of the exchange offer. For instance, the exchange offer may be extended if any of the conditions specified in “The Exchange Offer — Conditions of the Exchange Offer” are not satisfied prior to the scheduled expiration time of the exchange offer.

Validus may also elect to provide a “subsequent offering period” for the exchange offer. A subsequent offering period would not be an extension of the exchange offer. Rather, a subsequent offering period would be an additional period of time, beginning after Validus has accepted for exchange all IPC common shares tendered during the exchange offer, during which shareholders who did not tender their shares in the exchange offer may tender their shares and receive the same consideration provided in the exchange offer. Validus does not currently intend to include a subsequent offering period, although it reserves the right to do so.

The exchange offer is conditioned upon, among other things, the termination of the Max amalgamation agreement, the approval by our shareholders of the issuance of Validus common shares to be issued as a portion of the offer consideration in exchange for IPC common shares in the exchange offer and the second-step acquisition, tender without withdrawal of at least 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC), no material adverse effect having occurred with respect to IPC and its subsidiaries, IPC and its subsidiaries continuing to operate in the ordinary course of business consistent with past practice and the registration statement of which this prospectus/offer to exchange is a part becoming effective. The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made at such time. Any decision to extend the exchange offer will be made public by an announcement regarding such extension as described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Extension, Termination and Amendment.”

How do I tender my IPC common shares?

To tender your IPC common shares into the exchange offer, you must deliver the certificates representing your IPC common shares, together with a completed revised pink letter of transmittal and any other documents required by the revised pink letter of transmittal, to BNY Mellon Shareowner Services, the exchange agent for the exchange offer, not later than the expiration time of the exchange offer. The revised pink letter of transmittal is enclosed with this prospectus/offer to exchange.

If your IPC common shares are held in “street name” (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your IPC common shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

If you are unable to deliver any required document or instrument to the exchange agent by the expiration time of the exchange offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the exchange agent by using the enclosed yellow notice of guaranteed delivery circulated with this prospectus/offer to exchange, which we refer to as the “revised yellow notice of guaranteed delivery,” or the green notice of guaranteed delivery previously circulated with the prospectus/offer to exchange dated May 13, 2009, which we refer to as the “original green notice of guaranteed delivery.” For the tender to be valid, however, the exchange agent must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of such notice of guaranteed delivery. In all cases, an exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares) and a properly completed and duly executed revised pink letter of transmittal and any other required documents.

Tendering stockholders may continue to use the original blue letter of transmittal and the original green notice of guaranteed delivery, or they may use the revised pink letter of transmittal and the revised yellow notice of guaranteed delivery. Stockholders using the original blue letter of transmittal to tender their IPC common shares will nevertheless be deemed to be tendering pursuant to the terms and conditions contained in this prospectus/offer to exchange and the enclosed revised pink letter of transmittal and will receive 1.1234 Validus common shares and $3.00 in cash, less any applicable withholding taxes and without interest. For a complete discussion on the procedures for tendering your IPC common shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering.”

Until what time can I withdraw tendered IPC common shares?

You may withdraw previously tendered IPC common shares any time prior to the expiration time of the exchange offer, and, if Validus has not accepted your IPC common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. IPC common shares tendered during the subsequent offering period, if one is provided, may not be withdrawn. For a complete discussion on the procedures for withdrawing your IPC common shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights.”

How do I withdraw previously tendered IPC common shares?

To withdraw previously tendered IPC common shares, you must deliver a written or facsimile notice of withdrawal with the required information to the exchange agent while you still have the right to withdraw. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your IPC common shares. For a complete discussion on the procedures for withdrawing your IPC common shares, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights.”

When and how will I receive the exchange offer consideration in exchange for my tendered IPC common shares?

Validus will exchange all validly tendered and not properly withdrawn IPC common shares promptly after the expiration time of the exchange offer, subject to the terms thereof and the satisfaction or waiver of the conditions to the exchange offer, as set forth in “The Exchange Offer — Conditions of the Exchange Offer.” Validus will deliver the consideration for your validly tendered and not properly withdrawn IPC common shares by depositing the consideration therefor with the exchange agent, which will act as your agent for the purpose of receiving the exchange offer consideration from Validus and transmitting such consideration to you. In all cases, an exchange of tendered IPC common shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Exchange Offer — Procedure for Tendering”) and a properly completed and duly executed revised pink letter of transmittal or original blue letter of transmittal and any other required documents.

Will IPC continue as a public company following the exchange offer?

If the second-step acquisition occurs, IPC will become a wholly-owned subsidiary of Validus and will no longer be publicly owned. Even if the second-step acquisition does not occur, if Validus exchanges all IPC common shares which have been tendered, there may be so few remaining shareholders and publicly-held shares that IPC common shares will no longer be eligible to be traded through the NASDAQ Global Select Market, the Bermuda Stock Exchange or any other securities market, there may not be a public trading market for such shares, and IPC may cease making filings with the SEC or otherwise cease being required to comply with applicable law and SEC rules relating to publicly-held companies. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Plans for IPC” and “The Exchange Offer — Effect of the Exchange Offer on the Market for IPC Common Shares; NASDAQ and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.”

Are dissenters’ or appraisal rights available in either the exchange offer and/or the second-step acquisition?

No dissenters’ or appraisal rights are available in connection with the exchange offer. However, if the second-step acquisition is subsequently consummated between Validus and IPC, IPC shareholders who have not tendered their IPC common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Appraisal/Dissenters’ Rights.”

What is the market value of my IPC common shares as of a recent date?

On March 30, 2009, the last trading day before Validus made the initial Validus offer, the closing price of an IPC common share was $25.41. On May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, the closing price of an IPC common share was $24.84. IPC shareholders are encouraged to obtain a recent quotation for IPC common shares before deciding whether or not to tender such shares.

Why does the cover page state that the exchange offer is subject to change and that the registration statement filed with the SEC is not yet effective? Does this mean that the exchange offer has not commenced?

No. Completion of this preliminary prospectus/offer to exchange and effectiveness of the registration statement are not necessary for the exchange offer to commence. Validus commenced the exchange offer on May 12, 2009. We cannot, however, accept for exchange any IPC common shares tendered in the exchange offer or exchange any IPC common shares until the registration statement is declared effective by the SEC and the other conditions to the exchange offer have been satisfied or waived.

Where can I find more information on Validus and IPC?

You can find more information about Validus and IPC from various sources described in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Who can I contact with any additional questions about the exchange offer?

You can call the information agent or the dealer manager for the exchange offer.

The information agent for the exchange offer is:

199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokerage Firms, Please Call: (212) 440-9800
All Others Call Toll-Free: at (800) 213-0317
Email: validusIPC@georgeson.com

The dealer manager for the exchange offer is:

Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
Call Toll-Free: (888) 504-7336

SUMMARY OF THE EXCHANGE OFFER

This summary highlights the material information in this prospectus/offer to exchange. To fully understand the exchange offer to holders of IPC common shares, and for a more complete description of the terms of the exchange offer and the second-step acquisition, you should read carefully this entire document, including the exhibits, schedules and documents incorporated by reference herein, and the other documents referred to herein. For information on how to obtain the documents that are on file with the SEC, please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

The Companies (See page 38)

Validus

Validus is a Bermuda exempted company with its principal executive offices located at 19 Par-La-Ville Road, Hamilton HM11, Bermuda. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Re and Talbot. Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. At March 31, 2009, Validus had total shareholders’ equity of $2.023 billion and total assets of $4.763 billion. Validus common shares are traded on the NYSE under the symbol “VR” and, as of May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, Validus had a market capitalization of approximately $1.74 billion. Validus has approximately 280 employees.

As of the date of the filing of this prospectus/offer to exchange with the SEC, Validus was the registered holder of 100 IPC common shares, or less than 1% of the amount outstanding.

IPC

The following description of IPC is taken from the IPC/Max S-4. Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.”

IPC, a Bermuda exempted company, provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe, IPC’s Bermuda-based property catastrophe reinsurance subsidiary, has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of IPC’s gross premiums written, excluding reinstatement premiums. IPC did not disclose gross premiums written by class of business in its Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which we refer to as the “IPC 10-Q.” Therefore, comparable disclosure of property catastrophe premiums cannot be presented. At March 31, 2009, IPC had total shareholders’ equity of $1.849 billion and total assets of $2.453 billion.

IPC common shares are quoted on the NASDAQ Global Select Market under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPC’s principal executive offices are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda and its telephone number is (441) 298-5100.

The Exchange Offer (See pages 65 and 81)

Validus is offering to exchange for each outstanding IPC common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying revised pink letter of transmittal. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled.

Validus intends, promptly following acceptance for exchange and exchange of IPC common shares in the exchange offer, to effect the second-step acquisition pursuant to which Validus will acquire all shares of those IPC shareholders who choose not to tender their IPC common shares pursuant to the exchange offer in accordance with either Section 102 or Section 103 of the Companies Act. After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

On May 21, 2009, the Chairman of IPC’s board of directors sent a letter to Validus which stated that IPC’s bye-laws would prevent Validus from becoming the legal owner of 10% or more of the IPC common shares. Validus believes, based upon the advice of Bermuda and UK counsel, that IPC’s bye-laws will not operate to prevent Validus from accepting IPC common shares for exchange in the exchange offer and acquiring beneficial ownership of any such IPC common shares. Additionally, Validus will take such actions as are necessary, including by seeking a judgment of a Bermuda court, to enforce its rights under Section 102 and/or Section 103 of the Companies Act to the extent that any person (including IPC, IPC’s board of directors or any IPC shareholder) seeks to restrict the operation thereof. However, resolution of any such actions or proceedings is not a condition to the exchange offer.

Reasons for the Exchange Offer (See page 61)

The Validus common shares to be issued and cash to be paid to IPC shareholders in exchange for IPC common shares will provide IPC shareholders with an immediate premium for their shares and will allow IPC shareholders to participate in the growth and opportunities of the combined company. Validus believes that the acquisition of IPC represents a compelling combination and excellent strategic fit that will enable the combined company to capitalize on opportunities in the global reinsurance market. Successful completion of the exchange offer would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines.

Conditions of the Exchange Offer (See page 87)

The exchange offer is conditioned upon, among other things, the following:

•	IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of IPC common shares that shall constitute 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC).

•	The Max amalgamation agreement shall have been validly terminated, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max amalgamation agreement other than with respect to the possible payment of the Max termination fee.

•	The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and Validus shall have received all necessary state securities law or “blue sky” authorizations.

•	The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step acquisition as required under the rules of the NYSE. All of the Validus officers, directors and those shareholders which Validus refers to as its “qualified sponsors” (please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer”), in each case, who own Validus common shares have indicated that they intend to vote the Validus common shares beneficially owned by them in favor of such approvals. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus common shares.

•	The Validus common shares to be issued to IPC shareholders in exchange for IPC common shares in the exchange offer and the second-step acquisition shall have been authorized for listing on the NYSE, subject to official notice of issuance.

•	There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any governmental authority that, in the judgment of Validus, is reasonably likely to, directly or indirectly, restrain or prohibit (or which alleges a violation of law in connection with) the exchange offer or is reasonably likely to prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates.

•	Since December 31, 2008, there shall not have been any material adverse effect on IPC and its subsidiaries, taken as a whole. A more than 50% decline in IPC’s book value or a more than 20% decline in IPC’s book value relative to Validus’ book value shall be deemed to have a material adverse effect on IPC.

•	Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

•	All amendments or waivers under Validus’ credit facilities necessary to consummate the exchange offer, the second-step acquisition and the other transactions contemplated by this prospectus/offer to exchange shall be in full force and effect.

The exchange offer is subject to additional conditions, including that IPC shareholders shall not have approved the Max amalgamation agreement and that there shall have been no business combination consummated between IPC and Max. The exchange offer is not conditioned on the receipt of regulatory approvals or the elimination of the Max termination fee. The conditions to the exchange offer are for the sole benefit of Validus and, other than the unwaivable conditions described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer,” may be waived prior to the expiration time of the offer by Validus in its discretion.

Ownership of Validus After the Exchange Offer (See page 73)

Based on Validus’ and IPC’s respective capitalizations as of March 31, 2009 and the exchange ratio of 1.1234, Validus estimates that if all IPC common shares are exchanged pursuant to the exchange offer and/or the second-step acquisition, former IPC shareholders would own, in the aggregate, approximately 41.3% of the issued and outstanding Validus common shares and Validus non-voting common shares on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Ownership of Validus After the Exchange Offer.”

Comparative Market Price and Dividend Information (See page 31)

Validus common shares are listed on the NYSE under the symbol “VR.” IPC common shares are listed on the NASDAQ Global Select Market under the symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” The following table sets forth the closing prices of Validus and IPC as reported on March 30, 2009, the last day of trading before Validus’ public announcement of delivery of the initial Validus offer to the board of directors of IPC, and May 29, 2009, the last practicable trading day prior to the filing of this prospectus/offer to exchange. The table also shows the implied value of one IPC common share in the exchange offer, which was calculated by multiplying the closing price for one Validus common share by the exchange ratio of 1.1234 and adding $3.00 in cash.

			Implied Value Per IPC
	Validus Common Shares	IPC Common Shares	Common Share in the
	Closing Price	Closing Price	Exchange Offer

March 30, 2009	$24.91	$25.41	$30.98
May 29, 2009	$22.81	$24.84	$28.62

The value of the exchange offer will change as the market prices of Validus common shares and IPC common shares fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive your Validus common shares. Please see the section of this prospectus/offer to exchange entitled “Risk Factors.” Shareholders are encouraged to obtain current market quotations for Validus common shares and IPC common Shares prior to making any decision with respect to the exchange offer.

Interest of Executive Officers and Directors of Validus in the Exchange Offer (See page 93)

Except as set forth in this prospectus/offer to exchange, neither we nor, after due inquiry and to the best of our knowledge and belief, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of IPC, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Validus does not believe that the exchange offer and the second-step acquisition will result in a change in control under any of Validus’ stock option plans or any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the exchange offer and the second-step acquisition. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Certain Relationships With IPC and Interests of Validus in the Exchange Offer.”

Appraisal/Dissenters’ Rights (See page 83)

You do not have appraisal or dissenter’s rights in connection with the exchange offer. However, if the second-step acquisition is subsequently consummated between Validus and IPC, IPC shareholders who have not tendered their IPC common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal.

Material U.S. Federal Income Tax Consequences (See page 74)

The exchange offer, second-step acquisition and short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Assuming it does so qualify, U.S. holders of IPC common shares will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received by such U.S. holder and (ii) the excess, if any, of (a) the sum of the cash and the fair market value of the Validus common shares received by such U.S. holder, over (b) the U.S. holder’s tax basis in the IPC common shares exchanged pursuant to the exchange offer and second-step acquisition. Subject to the passive foreign investment company rules or the potential application of Section 1248 of the Code, any gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes. For more information, please see the section of this prospectus/offer to exchange under the caption “Material U.S. Federal Income Tax Consequences.”

Tax matters are complicated and the tax consequences of the transaction to you will depend upon the facts of your particular circumstances. Because individual circumstances may differ, Validus urges you to consult with your own tax advisor as to the specific tax consequences of the exchange offer, second-step acquisition and short-form amalgamation to you, including the applicability of U.S. federal, state, local, non-U.S. and other tax laws.

Accounting Treatment (See page 95)

Validus will account for the acquisition of IPC common shares under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“FAS”) 141(R), “Business Combinations,” under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill.

Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the exchange offer will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the exchange offer, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with FAS 141(R). Validus anticipates the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid.

Regulatory Approval and Status (See page 91)

Validus is not aware of any governmental license or regulatory permit that appears to be material to IPC’s business that might be adversely affected by Validus’ acquisition of IPC common shares pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Validus’ acquisition or ownership of IPC common shares pursuant to the exchange offer. Should any of these approvals or other actions be required, Validus currently contemplates that these approvals or other actions will be sought. There can be no assurance that any such approvals or other actions, if required, will be obtained (with or without conditions), or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to IPC’s business, or that certain parts of IPC’s or Validus’, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate.

The consummation of the exchange offer and the second-step acquisition will not require the approval of any U.S. insurance regulators because neither Validus nor IPC operates a U.S.-regulated insurance business that would require any such approval.

The exchange offer is not conditioned on the receipt of regulatory approvals.

Listing of Validus Common Shares to be Issued Pursuant to the Exchange Offer and the Second-Step Acquisition (See page 87)

Validus will submit the necessary applications to cause the common shares to be issued as a portion of the offer consideration and the consideration in the second-step acquisition to be authorized for listing on the NYSE. Approval of this listing is a condition to the exchange offer.

Comparison of Shareholders’ Rights (See page 97)

You will receive Validus common shares as a portion of the offer consideration if you tender your IPC common shares in the exchange offer. Although both companies are incorporated under Bermuda law, there are a number of differences between the rights of a shareholder of IPC and the rights of a shareholder of Validus. Validus urges you to review the discussion in the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights.”

Expiration Time of the Exchange Offer (See page 66)

The exchange offer is scheduled to expire at 5:00 p.m., New York City time (6:00 p.m., Atlantic Time), on June 26, 2009, which is the expiration time of the exchange offer, unless further extended by Validus. For more information, you should read the discussion in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Extension, Termination and Amendment.”

Extension, Termination and Amendment (See page 66)

To the extent legally permissible, Validus also reserves the right, in its sole discretion, at any time or from time to time (except as expressly limited below) until the expiration time of the exchange offer:

•	to extend, for any reason, the period of time during which the exchange offer is open;

•	to delay acceptance for exchange of, or exchange of, any IPC common shares in order to comply in whole or in part with applicable law;

•	to terminate the exchange offer without accepting for exchange, or exchanging, any IPC common shares if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred;

•	to amend or terminate the exchange offer without accepting for exchange, or exchanging, any IPC common shares if Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation, scheme of arrangement or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, or the Supreme Court of Bermuda sanctions a scheme of arrangement between IPC and its shareholders whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated; and

•	to amend the exchange offer or waive any conditions to the exchange offer;

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

The expiration time of the exchange offer may be subject to multiple extensions and any decision to extend the exchange offer will be made at the expiration time of the exchange offer.

Procedure for Tendering Shares (See page 69)

The procedure for tendering IPC common shares varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. Validus urges you to read the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering” as well as the transmittal materials, including the revised pink letter of transmittal.

Withdrawal Rights (See page 72)

You can withdraw tendered shares at any time until the exchange offer has expired and, if Validus has not accepted your IPC common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. If Validus decides to provide a subsequent offering period, it will accept shares validly tendered during that period immediately and you will not be able to withdraw shares tendered in the exchange offer during any subsequent offering period. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights.”

Exchange of IPC Common Shares; Delivery of Offer Consideration (See page 68)

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Validus will accept for exchange, and will exchange for Validus common shares and cash promptly after the expiration time of the exchange offer, all IPC common shares validly tendered and not properly withdrawn. If Validus elects to provide a subsequent offering period following the expiration time of the exchange offer, IPC common shares validly tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged for the exchange offer consideration.

Risk Factors (See page 34)

The exchange offer and the second-step acquisition are, and if the exchange offer and the second-step acquisition are consummated, the combined company will be, subject to several risks which you should carefully consider prior to participating in the exchange offer.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VALIDUS

Set forth below is certain selected historical consolidated financial data relating to Validus. The financial data has been derived from Validus’ Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which is incorporated by reference into this prospectus/offer to exchange, and which we refer to as the “Validus 10-Q,” and Validus’ Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated into this prospectus/offer to exchange, and which we refer to as the “Validus 10-K.” You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Validus 10-Q and the Validus 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in the Validus 10-Q and Validus 10-K, and the following summary is qualified in its entirety by reference to the Validus 10-Q and Validus 10-K and all of the financial information and notes contained therein. Please see the section of the prospectus/offer to exchange entitled “Where You Can Find More Information.”

	Three Months Ended		Year Ended	Year Ended	Year Ended	Period Ended
	March 31,		December 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006	2005
	(Dollars in thousands, except share and per share amounts)

Revenues
Gross premiums written	$609,892	$521,594	$1,362,484	$988,637	$540,789	$—
Reinsurance premiums ceded	(72,512)	(84,900)	(124,160)	(70,210)	(63,696)	—

Net premiums written	537,380	436,694	1,238,324	918,427	477,093	—
Change in unearned premiums	(218,621)	(144,830)	18,194	(60,348)	(170,579)	—

Net premiums earned	318,759	291,864	1,256,518	858,079	306,514	—
Net investment income	26,772	36,043	139,528	112,324	58,021	2,032
Realized gain on repurchase of debentures	—	—	8,752	—	—	—
Net realized gains (losses) on investments	(23,421)	7,744	(1,591)	1,608	(1,102)	39
Net unrealized gains on investments(2)	22,153	(14,977)	(79,707)	12,364	—	—
Other income	757	935	5,264	3,301	—	—
Foreign exchange gains (losses)	(4,200)	8,179	(49,397)	6,696	2,157	—

Total revenues	340,820	329,788	1,279,367	994,372	365,590	2,071
Expenses
Losses and loss expenses	131,834	140,024	772,154	283,993	91,323	—
Policy acquisition costs	61,449	56,701	234,951	134,277	36,072	—
General and administrative expenses(1)	38,079	37,107	123,948	100,765	38,354	2,367
Share compensation expenses	7,354	6,535	27,097	16,189	7,878	290
Finance expenses	7,723	21,517	57,318	51,754	8,789	—
Fair value of warrants issued	—	—	—	2,893	77	49,122

Total expenses	246,439	261,884	1,215,468	589,871	182,493	51,779

Net income before taxes	94,381	67,904	63,899	404,501	183,097	(49,708)
Taxes	526	(1,429)	(10,788)	(1,505)	—	—

Net income (loss)	94,907	66,475	53,111	402,996	183,097	(49,708)

Comprehensive income (loss)
Unrealized gains arising during the period(2)	—	—	—	—	(332)	144
Foreign currency translation adjustments	(196)	67	(7,809)	(49)	—	—
Adjustment for reclassification of losses realized in income	—	—	—	—	1,102	(39)

Comprehensive income (loss)	$94,711	$66,542	$45,302	$402,947	$183,867	$(49,603)

Earnings per share(3)
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	74,209,371	74,677,903	65,068,093	58,477,130	58,423,174
Diluted	79,102,643	78,329,727	75,819,413	67,786,673	58,874,567	58,423,174
Basic earnings per share	$1.23	$0.87	$0.62	$6.19	$3.13	$(0.85)

Diluted earnings per share	$1.20	$0.85	$0.61	$5.95	$3.11	$(0.85)

Cash dividends per share	$0.20	$0.20	$0.80	$—	$—	$—

Selected financial ratios
Losses and loss expenses ratio(4)	41.4%	48.0%	61.5%	33.1%	29.8%	—
Policy acquisition cost ratio(5)	19.3%	19.4%	18.7%	15.6%	11.8%	—
General and administrative expense ratio(6)	14.3%	15.0%	12.0%	13.3%	15.1%	—
Expense ratio(7)	33.6%	34.4%	30.7%	28.9%	26.9%	—
Combined ratio(8)	75.0%	82.4%	92.2%	62.0%	56.7%	—

Annualized return on average equity(9)	19.2%	13.5%	2.7%	26.9%	17.0%	NM

The following table sets forth summarized balance sheet data as of March 31, 2009 and 2008, and as of December 31, 2008, 2007 and 2006:

	As of	As of	As of	As of	As of
	March 31,	March 31,	December 31,	December 31,	December 31,
	2009	2008	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)

Summary Balance Sheet Data:
Investments at fair value	$2,926,859	$2,893,595	$2,831,537	$2,662,021	$1,376,387
Cash and cash equivalents	535,798	347,347	449,848	444,698	63,643
Total assets	4,762,798	4,535,638	4,322,480	4,144,224	1,646,423
Reserve for losses and loss expenses	1,318,732	977,236	1,305,303	926,117	77,363
Unearned premiums	795,233	750,257	539,450	557,344	178,824
Junior subordinated deferrable debentures	304,300	350,000	304,300	350,000	150,000
Total liabilities	2,739,812	2,544,980	2,383,746	2,209,424	453,900
Total shareholders’ equity	2,022,986	1,990,658	1,938,734	1,934,800	1,192,523
Book value per common share(10)	26.68	26.82	25.64	26.08	20.39
Diluted book value per common share(11)	24.65	24.43	23.78	24.00	19.73

NM	— Not meaningful

(1)	General and administrative expenses for the years ended December 31, 2007 and 2006 include $4,000,000 and $1,000,000 respectively, related to our advisory agreement with Aquiline Capital Partners, LLC, which, together with its related companies, we refer to as “Aquiline.” Our advisory agreement with Aquiline terminated upon completion of our initial public offering, in connection with which Validus recorded general and administrative expense of $3,000,000 in the year ended December 31, 2007.

(2)	Validus adopted FAS 157 and FAS 159 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000, previously included in accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment transferred the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and had no impact on the results of operations for the annual or interim periods beginning January 1, 2007. Validus’ investments were accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such all unrealized gains and losses are included in net income.

(3)	FAS 123(R) requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007 we effected a 1.75 for 1 reverse stock split of our outstanding common shares. The stock split does not affect our financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information for all periods presented. The share consolidation has been reflected retroactively in these financial statements.

(4)	The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(5)	The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(6)	The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned. The general and administrative expense ratio for the year ended December 31, 2007 is calculated by dividing the total of general and administrative expenses plus share compensation expenses less the $3,000,000 termination fee payable to Aquiline by net premiums earned.

(7)	The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(8)	The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(9)	Annualized return on average equity is calculated by dividing the net income for the period by the average shareholders’ equity during the period. Annual average shareholders’ equity is the average of the beginning, ending and intervening quarter-end shareholders’ equity balances.

(10)	Book value per common share is defined as total shareholders’ equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)	Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted book value per common share is a Non-GAAP financial measure as described under Item 7, “Management’s Discussion and Analysis of Financial condition and Results of Operations — Financial Measures,” in the Validus 10-K.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IPC

The following disclosure is taken from IPC’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which we refer to as the “IPC 10-Q,” and IPC’s Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as the “IPC 10-K,” except in respect of diluted book value per common share (as discussed in footnote 5 below). Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.”

Set forth below is certain selected historical consolidated financial data relating to IPC. The financial data has been derived from the IPC 10-Q, which is incorporated by reference into this prospectus/offer to exchange, and the IPC 10-K, which is incorporated by reference into this prospectus/offer to exchange. You should not take historical results as necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the IPC 10-Q and the IPC 10-K. More comprehensive financial information, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” is contained in other documents filed by IPC with the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents. Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

	Three months ended March 31,				Year Ended December 31,
	2009		2008		2008	2007	2006	2005	2004
	(Dollars in thousands, except share and per share amounts)

Statement of Income (Loss) Data:
Gross premiums written		$234,610		$197,875	$403,395	$404,096	$429,851	$472,387	$378,409
Net premiums earned		98,708		89,697	387,367	391,385	397,132	452,522	354,882
Net investment income		21,866		23,874	94,105	121,842	109,659	71,757	51,220
Net (losses) gains on investments		(35,572)		(6,020)	(168,208)	67,555	12,085	(10,556)	5,946
Other income		7		26	65	1,086	3,557	5,234	4,296
Net loss and loss adjustment expenses incurred		39,109		5,324	155,632	124,923	58,505	1,072,662	215,608
Net acquisition costs		9,838		8,674	36,429	39,856	37,542	39,249	37,682
General and administrative expenses		24,281		7,079	26,314	30,510	34,436	27,466	23,151
Interest expense		383		—	2,659	—	—	—	—
Net foreign exchange loss (gain)		3,146		(303)	1,848	1,167	(2,635)	2,979	1,290
Net income (loss)		$8,252		$86,803	$90,447	$385,412	$394,585	$(623,399)	$138,613
Preferred dividend		—		4,234	14,939	17,128	17,176	2,664	—
Net income (loss), available to common shareholders		$8,252		$82,569	$75,508	$368,284	$377,409	$(626,063)	$138,613
Net income (loss) per common share(1)		$0.15		$1.31	$1.45	$5.53	$5.54	$(12.30)	$2.87
Weighted average shares outstanding(1)		55,916,256		66,182,883	59,301,939	69,728,229	71,212,287	50,901,296	48,376,865
Cash dividend per common share		$0.22		$0.22	$0.88	$0.80	$0.64	$0.88	$0.88
Other Data:
Loss and loss adjustment expense ratio(2)		39.6%		5.8%	40.2%	31.9%	14.7%	237.0%	60.8%
Expense ratio(2)		34.6%		17.1%	16.2%	18.0%	18.1%	14.8%	17.1%
Combined ratio(2)		74.2%		22.9%	56.4%	49.9%	32.8%	251.8%	77.9%
Return on average equity(3)		1.8%		15.5%	4.2%	20.1%	24.0%	(38.0)%	8.6%
Balance Sheet Data (at end of period):
Total cash and investments		$2,189,966		$2,475,860	$2,235,187	$2,473,244	$2,485,525	$2,560,146	$1,901,094
Reinsurance premiums receivable		199,241		161,474	108,033	91,393	113,811	180,798	85,086
Total assets		2,453,085		2,712,037	2,388,688	2,627,691	2,645,429	2,778,281	2,028,290
Reserve for losses and loss adjustment expenses		354,467		355,276	355,893	395,245	548,627	1,072,056	274,463
Unearned premiums		219,641		181,889	85,473	75,980	80,043	66,311	68,465
Total liabilities		603,611		563,904	537,741	501,946	654,474	1,161,881	359,851
Total shareholders’ equity		$1,849,474		$2,148,133	$1,850,947	$2,125,745	$1,990,955	$1,616,400	$1,668,439
Diluted book value per common share(4)	$	NA	$	NA	$32.85 (5)	$32.42	$27.94	$22.26	$34.44

NA — Not available

(1)	Net income per common share is calculated upon the weighted average number of common shares outstanding during the relevant year. The weighted average number of shares includes common shares and the dilutive effect of employee stock options and stock grants, using the treasury stock method and convertible preferred shares. The net loss per common share for the year ended December 31, 2005 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of employee stock options, stock grants and convertible preferred shares. The net income per common share for the year ended December 31, 2008 is calculated on the weighted average number of shares outstanding during the year, excluding the anti-dilutive effect of stock-based compensation and convertible preferred shares.

(2)	The loss and loss adjustment expense ratio is calculated by dividing the net losses and loss expenses incurred by the net premiums earned. The expense ratio is calculated by dividing the sum of acquisition costs and general and administrative expenses by net premiums earned. The combined ratio is the sum of the loss and loss expense ratio and the expense ratio.

(3)	Return on average equity is calculated as the annual net income (loss), available to common shareholders divided by the average of the common shareholders’ equity, which is total shareholders’ equity, excluding convertible preferred shares, on the first and last day of the respective year.

(4)	Diluted book value per common share is calculated as shareholders’ equity divided by the number of common shares outstanding on the balance sheet date, after considering the dilutive effects of stock-based compensation, calculated using the treasury stock method. At December 31, 2008 the average weighted number of shares outstanding, including the dilutive effect of employee stock-based compensation and convertible preferred shares (which were converted on November 15, 2008) using the treasury stock method was 59,301,939.

(5)	IPC reported diluted book value per common share as $33.07 in the IPC 10-K and amended it to $32.85 in an amendment to the IPC/Max S-4 filed with the SEC on April 13, 2009.

SELECTED UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
FINANCIAL INFORMATION

The following tables set forth selected unaudited condensed consolidated pro forma financial information for the three months ended March 31, 2009 and the year ended December 31, 2008 to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at such time. The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only and has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus or a combined company. The adjustments and assumptions reflected in the pro forma financial information are discussed in the section of this prospectus/offer to exchange entitled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

The following selected unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Validus and IPC and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the “Unaudited Condensed Consolidated Pro Forma Financial Information.” The following should be read in connection with the section of this prospectus/offer to exchange entitled “Unaudited Condensed Consolidated Pro Forma Financial Information,” and other information included in or incorporated by reference into this document, including the Validus 10-Q, the Validus 10-K, the IPC 10-Q and the IPC 10-K, which are filed with the SEC.

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
	(Dollars in thousands, except
	share and per share amounts)

Revenues
Gross premiums written	$844,237	$1,765,628
Reinsurance premiums ceded	(75,401)	(130,031)

Net premiums written	768,836	1,635,597
Change in unearned premiums	(351,369)	8,288

Net premiums earned	417,467	1,643,885
Net investment income	46,685	223,902
Realized gain on repurchase of debentures	—	8,752
Net realized losses on investments	(58,993)	(169,799)
Net unrealized losses on investments	22,153	(79,707)
Other income	764	5,329
Foreign exchange losses	(7,346)	(51,245)

Total revenues	420,730	1,581,117
Expenses
Losses and loss expenses	170,943	927,786
Policy acquisition costs	71,287	271,380
General and administrative expenses	46,071	144,637
Share compensation expenses	9,843	32,722
Finance expenses	8,106	59,977

Total expenses	306,250	1,436,502

Net income before taxes	114,480	144,615
Taxes	526	(10,788)

Net income	$115,006	$133,827

	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008
	(Dollars in thousands, except
	share and per share amounts)

Comprehensive income (loss)
Foreign currency translation adjustments	(196)	(7,809)
Movement in accumulated pension benefit obligation	—	5

Comprehensive income	$114,810	$126,023

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	138,597,483	137,530,809
Diluted	142,576,877	139,293,647
Basic earnings per share	$0.82	$0.92
Diluted earnings per share	$0.81	$0.91
Selected financial ratios
Losses and loss expenses ratio(1)	40.9%	56.4%
Policy acquisition cost ratio(2)	17.1%	16.5%
General and administrative expense ratio(3)	13.4%	10.8%

Expense ratio(4)	30.5%	27.3%

Combined ratio(5)	71.4%	83.7%

The following table sets forth summarized balance sheet data as of March 31, 2009:

As of
March 31, 2009
(Dollars in thousands, except
share and per share amounts)

Summary Balance Sheet Data:
Investments at fair value	$4,994,755
Cash and cash equivalents	$412,162
Total assets	$6,969,818
Reserve for losses and loss expenses	$1,673,199
Unearned premiums	$1,014,675
Junior Subordinated Deferrable Debentures	$304,300
Total liabilities	$3,343,064
Total shareholders’ equity	$3,626,754
Book value per common share(6)	$26.15
Diluted book value per common share(7)	$24.90

NM	— Not meaningful

(1)	The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(2)	The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(3)	The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned.

(4)	The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(5)	The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(6)	Book value per common share is defined as total shareholders’ equity divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(7)	Diluted book value per common share is calculated based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants out-standing (assuming their exercise). Diluted book value per common share is a Non-GAAP financial measure as described under Item 7, “Management’s Discussion and Analysis of Financial condition and Results of Operations — Financial Measures,” in the Validus 10-K.

COMPARATIVE PER SHARE DATA

The IPC historical per share data is taken from the IPC/Max S-4. Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.” The pro forma combined data is taken from the section of this prospectus/offer to exchange entitled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition contemplated by this prospectus/offer to exchange using the purchase method of accounting as if the acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on December 31, 2008 and March 31, 2009.

The historical earnings per share, dividends, and book value of Validus and IPC shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2008 and as of and for the three months ended March 31, 2009. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition using the purchase method of accounting as if the acquisition had been completed on January 1, 2008. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on December 31, 2008 and March 31, 2009. You should read this information in conjunction with the historical financial information of Validus and of IPC included or incorporated elsewhere in this prospectus/offer to exchange, including Validus’ and IPC’s financial statements and related notes. The unaudited pro forma data is not necessarily indicative of actual results had the acquisition occurred during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus.

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this prospectus/offer to exchange entitled “Risk Factors.”

Per share data for the year ended December 31, 2008:

				Validus
	Historical	Historical		Pro forma	Equivalent		IPC Max
	Validus	IPC		combined	Per IPC Share(2)		Pro Forma(4)
	(For the year ended December 31, 2008)

Basic earnings per common share	$0.62	$1.45		$0.92	$1.03		$(0.63)
Diluted earnings per common share(1)	$0.61	$1.45		$0.91	$1.02		$(0.63)
Cash dividends declared per common share	$0.80	$0.88		$0.80	$0.90		$0.73
Book value per common share	$25.64	$33.00		$25.49	$31.64	(3)	$32.30
Diluted book value per common share	$23.78	$32.85	(5)	$24.31	$30.31	(3)	NA

Per share data for the three months ended March 31, 2009:

			Validus
	Historical	Historical	Pro forma	Equivalent
	Validus	IPC	combined	Per IPC Share(2)
	(For the three months ended March 31, 2009)

Basic earnings per common share	$1.23	$0.15	$0.82	$0.92
Diluted earnings per common share	$1.20	$0.15	$0.81	$0.91
Cash dividends declared per common share	$0.20	$0.22	$0.20	$0.22
Book value per common share (at period end)	$26.68	$33.06	$26.15	$32.38	(3)
Diluted book value per common share	$24.65	$32.73	$24.90	$30.97	(3)

(1)	Anti-dilution provisions apply to 2008. There is no effect of stock-based compensation and preference shares because they are anti-dilutive.

(2)	Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the exchange offer exchange ratio of 1.1234.

(3)	For purposes of calculating equivalent per IPC share values for book value per common share and diluted book value per common share, the $3.00 per common share cash consideration is added to the equivalent per share amounts.

(4)	Source: IPC/Max Joint Proxy Statement/Prospectus dated May 7, 2009 at p.22.

(5)	IPC reported diluted book value per common share as $33.07 in the IPC 10-K and amended it to $32.85 in an amendment to the IPC/Max S-4 filed with the SEC on April 13, 2009.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The following table sets forth the high and low closing prices per share of Validus common shares and IPC common shares for the periods indicated (commencing, in the case of Validus, from Validus’ initial public offering on July 25, 2007) as reported on the consolidated tape of the NYSE or NASDAQ Global Select Market, as applicable, as well as cash dividends per common share, as reported in the Validus 10-K and the IPC 10-K, respectively, with respect to the years 2007 and 2008, and thereafter as reported in publicly available sources. The IPC dividend information was taken from the IPC/Max S-4. Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.”

	Validus			IPC
	High	Low	Dividend	High	Low	Dividend

Year ended
December 31, 2009
First Quarter	$26.30	$21.25	$0.20	$30.25	$20.89	$0.22
Second Quarter (through May 29, 2009)	$24.52	$21.55	N/A	$27.65	$24.55	N/A
December 31, 2008
First Quarter	$26.22	$23.00	$0.20	$28.25	$24.82	$0.22
Second Quarter	$23.72	$20.11	$0.20	$30.38	$26.55	$0.22
Third Quarter	$24.70	$20.00	$0.20	$33.00	$26.58	$0.22
Fourth Quarter	$26.16	$14.84	$0.20	$29.90	$19.52	$0.22
Year ended December 31, 2007
First Quarter	N/A	N/A	N/A	$31.53	$27.82	$0.20
Second Quarter	N/A	N/A	N/A	$32.53	$28.57	$0.20
Third Quarter	$25.28	$21.11	N/A	$33.01	$24.01	$0.20
Fourth Quarter	$26.59	$24.73	N/A	$30.13	$26.87	$0.20

The following table sets out the trading information for Validus common shares and IPC common shares on March 30, 2009, the last full trading day before Validus’ public announcement of delivery of the initial Validus offer to the board of directors of IPC, and May 29, 2009, the last practicable trading day prior to the filing of this prospectus/offer to exchange.

	Validus common		Equivalent Validus Per
	share close	IPC common share close	Share Amount

March 30, 2009	$24.91	$25.41	$30.98

May 29, 2009	$22.81	$24.84	$28.62

Equivalent per share amounts are calculated by multiplying Validus per share amounts by the exchange offer exchange ratio of 1.1234 and adding $3.00 in cash per IPC share.

The value of the exchange offer will change as the market prices of Validus common shares and IPC common shares fluctuate during the exchange offer period and thereafter, and may therefore be different from the prices set forth above at the expiration time of the exchange offer and at the time you receive the offer consideration. Please see the section of this prospectus/offer to exchange entitled “Risk Factors.” Shareholders are encouraged to obtain current market quotations for Validus common shares and IPC common shares prior to making any decision with respect to the exchange offer.

Please also see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Effect of the Exchange Offer on the Market for IPC Common Shares; NASDAQ and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that IPC common shares will cease to be listed on the NASDAQ Global Select Market and on the Bermuda Stock Exchange.

As of April 30, 2009, directors and executive officers of Validus (exclusive of those shareholders who Validus deems to be “qualified sponsors” (as defined in the section of the prospectus/offer to exchange entitled “Conditions of the Exchange Offer”)) held and were entitled to vote approximately 1.76% of the outstanding Validus common shares. As of March 26, 2009, directors and executive officers of IPC held and were entitled to vote approximately 1.4% of the outstanding IPC common shares.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges and ratio of earnings to fixed charges excluding Funds at Lloyd’s costs (“FAL Costs”) are measures of the Company’s ability to cover fixed costs with current period earnings. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and an imputed interest portion on operating leases. The following table is derived from unaudited results for the three months ended March 31, 2009 and audited results for the years ended December 31, 2008, 2007, 2006 and the period from October 19, 2005, the date of our incorporation, to December 31, 2005. In addition, the table presents the pro forma combined ratio of earnings to fixed charges for the three months ended March 31, 2009 and year ended December 31, 2008.

	Pro Forma Combined(1)		Validus
	Three Months Ended	Year Ended	Three Months Ended	Year Ended			Period Ended
	March 31,	December 31,	March 31,	December 31,			December 31,
	2009	2008	2009	2008	2007	2006	2005(2)

Ratio of Earnings to Fixed Charges	14.9	3.4	13.0	2.1	8.7	21.7	NM
Ratio of Earnings to Fixed Charges Excluding FAL Costs(3)	15.5	5.3	13.6	3.1	15.7	21.7	NM

(1)	The Pro Forma Combined reflects the acquisition and related adjustments using the pro forma financial information presented pursuant to Article 11 of Regulation S-X. For a discussion of the assumptions and adjustments made in preparation of the pro forma financial information presented in this prospectus/offer to exchange, see the section of this prospectus/offer to exchange entitled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

(2)	Validus commenced underwriting activities on January 1, 2006. There were no earnings from underwriting activities during the period ended December 31, 2005.

(3)	FAL Costs represent both fixed and variable costs paid for financing the Company’s operations at Lloyd’s. The ratio of earnings to fixed charges excluding FAL Costs demonstrates the degree to which the ratio changes if FAL Costs are treated as variable rather than fixed costs.

NM:	Not meaningful

RISK FACTORS

In addition to the risk factors set forth below, you should read and consider other risk factors specific to each of the Validus and IPC businesses that will also affect Validus after consummation of the exchange offer and the second-step acquisition, described in Part I, Item 1A of each company’s annual report on Form 10-K for the year ended December 31, 2008 and other documents that have been filed with the SEC and all of which are incorporated by reference into this prospectus/offer to exchange. If any of the risks described below or in the reports incorporated by reference into this prospectus/offer to exchange actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of Validus or IPC could be materially adversely affected.

Risk Factors Relating to the Exchange Offer and the Second-Step Acquisition

The value of the Validus common shares that the IPC shareholders receive in the exchange offer will vary as a result of the fixed exchange ratio and possible fluctuations in the price of Validus common shares.

Upon consummation of the exchange offer, each IPC common share validly tendered into the exchange offer and accepted by Validus for exchange will be converted into the right to receive Validus common shares equal to the exchange ratio, $3.00 in cash (less any applicable withholding taxes and without interest) and cash in lieu of fractional shares. Because the exchange ratio is fixed at 1.1234 Validus common shares for each IPC common share, the market value of the Validus common shares issued in exchange for IPC common shares in the exchange offer will depend upon the market price of a Validus common share at the date the exchange offer is consummated. If the price of Validus common shares declines, IPC shareholders could receive less value for their shares upon the consummation of the exchange offer than the value calculated pursuant to the exchange ratio on the date the exchange offer was announced or as of the date of the filing of this prospectus/offer to exchange. Share price changes may result from a variety of factors that are beyond the companies’ control, including general market conditions, changes in business prospects, catastrophic events, both natural and man-made, and regulatory considerations. In addition, the ongoing business of Validus may be adversely affected by actions taken by Validus in connection with the exchange offer, including as a result of (i) the attention of management of Validus having been diverted to the exchange offer instead of being directed solely to Validus’ own operations and pursuit of other opportunities that could have been beneficial to Validus and the combined entity and (ii) payment by Validus of certain costs relating to the exchange offer, including certain legal, accounting and financial and capital markets advisory fees.

Because the exchange offer and the second-step acquisition will not be completed until certain conditions have been satisfied or, where relevant, waived (please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer”), a period of time, which may be significant, may pass between the commencement of the exchange offer and the time that Validus accepts IPC common shares for exchange. Therefore, at the time when you tender your IPC common shares pursuant to the exchange offer, you will not know the exact market value of the Validus common shares that will be issued if Validus accepts such shares for exchange. However, tendered IPC common shares may be withdrawn at any time prior to the expiration time of the exchange offer and at any time following 60 days from commencement of the exchange offer. Please see the section of this prospectus/offer to exchange entitled “Comparative Market Price and Dividend Information” for the historical high and low closing prices of Validus common shares and IPC common shares, as well as cash dividends per share of Validus common shares and IPC common shares respectively for each quarter of the period 2007 through 2009.

Furthermore, in connection with the exchange offer and the second-step acquisition, Validus estimates that it will need to issue approximately 63,474,234 Validus common shares. The increase in the number of Validus common shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Validus common shares.

IPC shareholders are urged to obtain market quotations for Validus common shares and IPC common shares when they consider whether to tender their IPC common shares pursuant to the exchange offer.

The exchange offer may adversely affect the liquidity and value of non-tendered IPC common shares.

In the event that not all IPC common shares are tendered in the exchange offer and we accept for exchange those shares tendered into the exchange offer, the number of shareholders and the number of IPC common shares held by individual holders will be greatly reduced. As a result, Validus’ acceptance of shares for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining IPC common shares held by the public. Subject to the rules of the NASDAQ Global Select Market and the Bermuda Stock Exchange, Validus may delist the IPC common shares on the NASDAQ Global Select Market and Bermuda Stock Exchange, respectively. As a result of such delisting, each issued and outstanding IPC common share not tendered pursuant to the exchange offer may become illiquid and may be of reduced value. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Plans for IPC.”

The exchange offer remains subject to conditions that Validus cannot control.

The exchange offer is subject to conditions, including tender without withdrawal of at least 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC), the termination of the Max amalgamation agreement, the approval by our shareholders of the issuance of Validus common shares to be issued as a portion of the offer consideration in exchange for IPC common shares in the exchange offer and the second-step acquisition, no material adverse effect having occurred with respect to IPC and its subsidiaries, IPC and its subsidiaries continuing to operate in the ordinary course of business consistent with past practice, the registration statement of which this prospectus/offer to exchange is a part becoming effective and consent of the lenders under our credit agreements. There are no assurances that all of the conditions to the exchange offer will be satisfied. In addition, the IPC board of directors may seek to take actions that will delay, or frustrate, the satisfaction of one or more conditions. If the conditions to the exchange offer are not met, then Validus may allow the exchange offer to expire, or could amend or extend the exchange offer.

Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” for a discussion of the conditions to the exchange offer.

The exchange offer is conditioned on termination of the Max amalgamation agreement, which could under certain circumstances result in the payment of the Max termination fee.

While Validus believes the provision of the Max amalgamation agreement providing for the possible payment of the Max termination fee is invalid and is seeking a ruling of the Supreme Court of Bermuda to that effect, if the IPC shareholders vote against the proposed Max amalgamation, a court may determine that IPC is required, or IPC may otherwise be bound, to pay all, or a portion, of the Max termination fee, including in the circumstance where IPC subsequently agrees to enter into an agreement with a third party in respect of another business combination.

The acquisition of IPC may fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, resulting in your full recognition of taxable gain or loss in respect of your IPC common shares.

The exchange offer, second-step acquisition and short-form amalgamation are intended to constitute a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. No legal opinion from U.S. legal counsel or ruling from the U.S. Internal Revenue Service (the “IRS”) has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences of the exchange offer, second-step acquisition and short-form amalgamation. No assurance can be given that the IRS will not assert, or that a court would not sustain, that the acquisition of IPC does not qualify as a reorganization. If the acquisition of IPC fails to qualify as a reorganization, you generally would recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Validus common shares received in the exchange offer and second-step acquisition and the cash received and (ii) your adjusted tax basis in IPC common shares surrendered in exchange therefor. For more information, please see the section of this prospectus/offer to exchange under the caption “The Exchange Offer — Material U.S. Federal Income Tax Consequences.” U.S. holders of IPC common shares should consult their own tax advisors as to the tax consequences to them of the exchange offer, second-step acquisition and short-form amalgamation, including any U.S. federal, state, local, non-U.S. or other tax consequences, and any tax return filing or other reporting requirements.

Risk Factors Relating to IPC’s Businesses

You should read and consider other risk factors specific to IPC’s businesses that will also affect Validus after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the IPC 10-K and other documents that have been filed by IPC with the SEC and which are incorporated by reference into this document.

Risk Factors Relating to Validus’ Businesses

You should read and consider other risk factors specific to Validus’ businesses that will also affect Validus after the acquisition contemplated by this prospectus/offer to exchange, described in Part I, Item 1A of the Validus 10-K and other documents that have been filed by Validus with the SEC and which are incorporated by reference into this prospectus/offer to exchange.

Risk Factors Relating to Validus Following the Exchange Offer

Validus may experience difficulties integrating IPC’s businesses, which could cause Validus to fail to realize the anticipated benefits of the acquisition.

If the acquisition is consummated, achieving the anticipated benefits of the acquisition will depend in part upon whether the two companies integrate their businesses in an efficient and effective manner. The companies may not be able to accomplish this integration process smoothly or successfully. The integration of certain operations following the acquisition will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined entity.

Additionally, because of the notice and procedural requirements contemplated by Section 102 and Section 103 of the Companies Act, there may be a period of time after IPC common shares have been exchanged in the exchange offer during which Validus will not own all of the outstanding IPC common shares, IPC common shares may continue to be subject to limitations on voting set forth in the IPC bye-laws, and Validus may not be able to immediately exercise operational control over IPC, including the right to appoint directors and executive officers of IPC and to manage the day-to-day operations of IPC.

In addition, to the extent IPC, IPC’s board of directors or any IPC shareholder attempts to prevent or delay Validus from enforcing its rights under Section 102 and/or Section 103 of the Companies Act, Validus may determine to take such actions as it believes are necessary, including by seeking a judgment of a Bermuda court, to enforce its rights under Section 102 and/or Section 103 of the Companies Act. Although the resolution of any such actions or proceedings is not a condition to the exchange offer, the outcome of any such actions or proceedings is subject to risk and uncertainty.

Any delay or inability of management to successfully integrate the operations of the two companies could compromise the combined entity’s potential to achieve the long-term strategic benefits of the acquisition and could have a material adverse effect on the business, financial condition, operating results and market value of Validus common shares after the acquisition.

Validus has only conducted a review of IPC’s publicly available information and has not had access to IPC’s non-public information. Therefore, Validus may be subject to unknown liabilities of IPC which may have a material adverse effect on Validus’ profitability, financial condition and results of operations

To date, Validus has only conducted a due diligence review of IPC’s publicly available information. The consummation of the exchange offer may constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or result in the acceleration or other change of any right or obligation (including, without limitation, any payment obligation) under agreements of IPC that are not publicly available. As a result, after the consummation of the exchange offer, Validus may be subject to unknown liabilities of IPC, which may have a material adverse effect on Validus’ profitability, financial condition and results of operations.

In addition, the exchange offer may also permit a counter-party to an agreement with IPC to terminate that agreement because completion of the exchange offer or the second-step acquisition would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Validus may have to seek to replace that agreement with a new agreement. Validus cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to IPC’s business, failure to replace that agreement on similar terms or at all may increase the costs to Validus of operating IPC’s business or prevent Validus from operating part or all of IPC’s business.

In respect of all information relating to IPC presented in, incorporated by reference into or omitted from, this prospectus/offer to exchange, Validus has relied upon publicly available information, including information publicly filed by IPC with the SEC. Although Validus has no knowledge that would indicate that any statements contained herein regarding IPC’s condition, including its financial or operating condition (based upon such publicly filed reports and documents) are inaccurate, incomplete or untrue, Validus was not involved in the preparation of such information and statements. For example, Validus has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus/offer to exchange that have necessarily involved Validus’ estimates with respect to IPC’s financial information. Any financial, operating or other information regarding IPC that may be detrimental to Validus following Validus’ acquisition of IPC that has not been publicly disclosed by IPC, or errors in Validus’ estimates due to the lack of access to IPC, may have a material adverse effect on Validus’ financial condition or the benefits Validus expects to achieve through the consummation of the exchange offer.

The acquisition may result in ratings downgrades of one or more of Validus’ insurance or reinsurance subsidiaries (including the newly acquired IPC insurance and reinsurance operating companies) which may adversely affect Validus’ business, financial condition and operating results, as well as the market price of Validus common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in Validus and its ability to market insurance and reinsurance products and compete with other insurance and reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers and will likely reevaluate the ratings of Validus and its reinsurance subsidiaries following the consummation of the second-step acquisition, if applicable. While each of Standard & Poor’s and A.M. Best have not taken any action with respect to Validus’ ratings following the announcement of the initial Validus offer or the Validus amalgamation offer, Moody’s has changed the outlook to negative with respect to the A3 insurance financial strength rating of Validus’ reinsurance subsidiary, Validus Reinsurance, Ltd., and the Baa2 long-term issuer rating of Validus. Additionally, although A.M. Best has assigned the reinsurance subsidiaries of IPC (including IPCRe Limited and IPCRe Europe Limited) the financial strength rating of “A” (Excellent) and issuer credit ratings of “a” and IPC the issuer credit rating of “bbb”, A.M. Best has also indicated that each of these IPC ratings is under review with negative implications in connection with the proposed Max amalgamation. A.M. Best and the other ratings agencies would most likely provide similar scrutiny and analysis to the proposed acquisition of IPC common shares by Validus. Following the acquisition, any ratings downgrades, or the potential for ratings downgrades, of Validus or its subsidiaries (including the newly acquired IPC operating companies) could adversely affect Validus’ ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for Validus common shares.

The occurrence of severe catastrophic events after the completion of the exchange offer and the second-step acquisition could cause Validus’ net income to be more volatile than if the exchange offer and the second-step acquisition did not take place.

For the year ended December 31, 2008, Validus’ gross premiums written on property catastrophe business were $328.2 million or 24.1% of total gross premiums written. For the year ended December 31, 2008, 93% of IPC’s gross premiums written covered property catastrophe reinsurance risks. For the year ended December 31, 2008, after giving effect to the exchange offer and the second-step acquisition as if it had been consummated on December 31, 2008, gross premiums written on property catastrophe business would have been $661.9 or 37.5% of total gross premiums of Validus on a pro forma basis. Because Validus after the exchange offer and the second-step acquisition will, among other things, have larger aggregate exposures to natural and man-made disasters than it does today, Validus’ aggregate loss experience could have a significant influence on Validus’ net income. Please see the section of this prospectus/offer to exchange entitled “Unaudited Condensed Consolidated Pro Forma Financial Information.”

THE COMPANIES

Validus

Validus is a Bermuda exempted company, with its principal executive offices located at 19 Par-La-Ville Road, Hamilton HM11, Bermuda. The telephone number of Validus is (441) 278-9000. Validus is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Re and Talbot. Validus Re is a Bermuda-based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s Insurance market through Syndicate 1183. At March 31, 2009, Validus had total shareholders’ equity of $2.023 billion and total assets of $4.763 billion. Validus common shares are traded on the NYSE under the symbol “VR” and, as of May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, Validus had a market capitalization of approximately $1.74 billion. Validus has approximately 280 employees.

As of the date of the filing of this prospectus/offer to exchange with the SEC, Validus was the registered holder of 100 IPC common shares, or less than 1% of the amount outstanding.

IPC

The following description of IPC is taken from the IPC/Max S-4. Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.”

IPC provides property catastrophe reinsurance and, to a limited extent, property-per-risk excess, aviation (including satellite) and other short-tail reinsurance on a worldwide basis. During 2008, approximately 93% of its gross premiums written, excluding reinstatement premiums, covered property catastrophe reinsurance risks. Property catastrophe reinsurance covers against unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, volcanic eruptions, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters. The substantial majority of the reinsurance written by IPCRe has been, and continues to be, written on an excess of loss basis for primary insurers rather than reinsurers, and is subject to aggregate limits on exposure to losses. During 2008, IPC had approximately 258 clients from whom it received either annual/deposit or adjustment premiums, including many of the leading insurance companies around the world. In 2008, approximately 36% of those clients were based in the United States, and approximately 53% of gross premiums written, excluding reinstatement premiums, related primarily to U.S. risks. IPC’s non-U.S. clients and its non-U.S. covered risks are located principally in Europe, Japan, Australia and New Zealand. During 2008, no single ceding insurer accounted for more than 3.7% of its gross premiums written, excluding reinstatement premiums. IPC did not disclose gross premiums written by class of business in the IPC 10-Q. Therefore, comparable disclosure of property catastrophe premiums cannot be presented. At March 31, 2009, IPC had total shareholders’ equity of $1.849 billion and total assets of $2.453 billion.

In response to a severe imbalance between the global supply of and demand for property catastrophe reinsurance that developed during the period from 1989 through 1993, IPC and IPCRe were formed as Bermuda companies and commenced operations in June 1993 through the sponsorship of American International Group, Inc. (“AIG”). On August 15, 2006, AIG sold its entire shareholding in an underwritten public offering. As from August 15, 2006, to IPC’s knowledge, AIG no longer has any direct ownership interest in IPC.

IPC common shares are quoted on the NASDAQ Global Select Market under the ticker symbol “IPCR” and the Bermuda Stock Exchange under the symbol “IPCR BH.” IPCRe Europe Limited, a subsidiary of IPCRe incorporated in Ireland, underwrites select reinsurance business. Currently, IPCRe Europe Limited retrocedes 90% of the business it under-writes to IPCRe.

Internet Address: IPC’s Internet address is www.ipcre.bm and the investor relations section of its website is located at www.ipcre.bm/financials/quarterly-index.html. IPC makes available free of charge, through the investor relations section of its website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

THE ACQUISITION, BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

The Acquisition

In order to consummate the acquisition of IPC, Validus is simultaneously pursuing the following alternative transaction structures:

(1) the Validus amalgamation offer;

(2) the exchange offer; or

(3) the Validus scheme of arrangement.

The Validus amalgamation offer, the Validus scheme of arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC common shares on the same economic terms. Ultimately, only one of these transaction structures can be pursued to completion. Validus intends to seek to acquire all IPC common shares by whichever method Validus determines is most effective and efficient.

On March 31, 2009, Validus publicly announced that it had delivered to IPC an offer to consummate the acquisition of IPC on the terms and subject to the conditions set forth in the initial Validus offer. IPC announced on April 7, 2009 that its board of directors had determined that the initial Validus offer did not constitute a superior proposal to the proposed Max amalgamation and reaffirmed its support of the proposed Max amalgamation. On May 18, 2009, Validus publicly announced that it had delivered to IPC an increased offer to acquire each outstanding IPC common share for (i) 1.1234 Validus common shares and (ii) $3.00 in cash (less any applicable withholding taxes and without interest). In addition, IPC shareholders will receive cash in lieu of any fractional Validus common shares to which they may be entitled. Validus has also delivered the Validus amalgamation agreement signed by Validus so that, upon a termination of the Max amalgamation agreement, IPC would have the certainty of Validus’ transaction and would be able to sign the Validus amalgamation agreement. IPC announced on May 21, 2009 that its board of directors had determined that the Validus amalgamation offer did not constitute a superior proposal to the proposed Max amalgamation and reaffirmed its support of the proposed Max amalgamation. Max has not released IPC from the prohibition in the Max amalgamation agreement that prevents IPC from even discussing the Validus amalgamation offer with Validus. As of the date of this prospectus/offer to exchange, IPC has not been willing to meet or negotiate with Validus.

In order to consummate the acquisition of IPC without the cooperation of the IPC board of directors, Validus is pursuing a three-part plan.

First, Validus is soliciting proxies from IPC shareholders to vote against the proposed Max amalgamation. If the proposed Max amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max amalgamation agreement and enter into the Validus amalgamation agreement. If IPC’s board of directors were to enter into the Validus amalgamation agreement following the termination of the Max amalgamation agreement, Validus believes the amalgamation contemplated by the Validus amalgamation offer could be completed in mid-to-late July 2009 based on the assumption that IPC terminates the Max amalgamation agreement promptly following its June 12, 2009 annual general meeting, allowing approximately one month to hold a special general meeting of IPC shareholders to obtain the required shareholder approval and to satisfy the other conditions in the Validus amalgamation agreement.

Second, Validus has commenced the exchange offer. The exchange offer is subject to the terms and conditions described in this prospectus/offer to exchange. Under Bermuda law, if Validus acquires at least 90% of the IPC common shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC common shares on the same terms in the second-step acquisition. Validus believes that it would be able to complete the exchange offer in June 2009, promptly following termination of the Max amalgamation agreement (and subject to the satisfaction or waiver of the other conditions to the exchange offer), based on the following. The expiration time of the exchange offer will be June 26, 2009, unless extended. As a result, if the conditions of the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC common shares that are validly tendered pursuant to the exchange offer.

Third, Validus is pursuing the Validus scheme of arrangement. In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at the court-ordered IPC meeting, IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda. The Validus scheme of arrangement must be approved by a majority in number of the holders of IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy. If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC to the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Validus scheme of arrangement and the granting of a court order from the Supreme Court of Bermuda sanctioning the Validus scheme of arrangement, a copy of the court order sanctioning the Validus scheme of arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Validus scheme of arrangement will be effective. In a decision rendered on May 29, 2009, the Supreme Court of Bermuda has determined that it has jurisdiction to sanction the Validus scheme of arrangement without approval of the IPC board of directors. However, the Court has determined not to exercise its discretion to order the court-ordered IPC meeting in advance of the vote on the proposed Max amalgamation at the IPC annual general meeting and evidence of IPC shareholder support for the Validus scheme of arrangement. Validus believes that, under the Validus scheme of arrangement, it would be able to close the contemplated acquisition in July 2009 based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued IPC common shares have requisitioned the IPC special general meeting to be held in July 2009; and (3) the IPC directors, following the rejection of the Max amalgamation agreement, or the IPC shareholders, convene the IPC special general meeting, allowing it to be held in July 2009.

Based on Validus’ and IPC’s respective capitalizations as of March 31, 2009 and the exchange ratio of 1.1234, Validus estimates that if all IPC common shares are exchanged pursuant to the exchange offer and/or the second-step acquisition, former IPC shareholders would own, in the aggregate, approximately 41.3% of the issued and outstanding Validus common shares and Validus non-voting common shares on a fully-diluted basis.

For more details relating to the structure of the exchange offer, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer.”

Background of the Exchange Offer

On March 2, 2009, IPC and Max announced that they had entered into the Max amalgamation agreement. The IPC/Max S-4 provides a summary of the events leading to Max and IPC entering into the Max amalgamation agreement.

In the morning of March 31, 2009, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Validus, placed a telephone call to James P. Bryce, the Chief Executive Officer and President of IPC. Mr. Noonan spoke with Mr. Bryce and explained that Validus intended to make an offer to exchange each outstanding IPC common share for 1.2037 Validus common shares, subject to the termination of the Max amalgamation agreement.

Following this telephone call, in the morning of March 31, 2009, Validus delivered a proposal letter containing the initial Validus offer to IPC’s board of directors in care of Mr. Bryce and issued a press release announcing the initial Validus offer. The letter reads as follows:

March 31, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Re:	Superior Amalgamation Proposal by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)

Dear Sirs:

On behalf of Validus, I am writing to submit a binding offer1 pursuant to which Validus and IPC would amalgamate in a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. We believe that an amalgamation of Validus and IPC would represent a compelling combination and excellent strategic fit and create superior value for our respective shareholders.

We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. However, it was necessary to communicate our binding offer to you by letter because of the provisions of the Agreement and Plan of Amalgamation between IPC and Max Capital Group Ltd. (“Max”), dated as of March 1, 2009, as amended on March 5, 2009 (the “Max Plan of Amalgamation”). We have reviewed the Max Plan of Amalgamation and see that it contemplates your receipt of acquisition proposals. Given the importance of our binding offer to our respective shareholders, we have decided to make this letter public.

Our binding offer involves a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. Consistent with that, we are prepared to amalgamate with IPC at a fixed exchange ratio of 1.2037 Validus shares per IPC share.

Our board of directors has unanimously approved the submission of our binding offer and delivery of the enclosed signed amalgamation agreement, so that, upon termination of the Max Plan of Amalgamation, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is structured as a tax-free share-for-share transaction and does not require any external financing. It is not conditioned on due diligence. The only conditions to our offer are those contained in the enclosed executed amalgamation agreement.

Our binding offer is clearly superior to the Max transaction for your shareholders and is a Superior Proposal as defined in section 5.5(f) of the Max Plan of Amalgamation for the reasons set forth below.

Superior Current Value.  Our proposed transaction will provide superior current value for your shareholders. Our fixed exchange ratio of 1.2037 represents a value of $29.98 per IPC share, which is a premium of 18.0% to the closing price of IPC’s common shares on March 30, 2009.2

1 Throughout this letter we refer to our “binding offer” because, as of the date of this letter, we had indicated to IPC that our offer could not be withdrawn prior to April 15, 2009. As of the date of this prospectus/offer to exchange, we have revised our offer. The terms of our offer do not prevent us from withdrawing it.
2 The Validus amalgamation offer, as increased on May 18, 2009, provides IPC shareholders with total consideration of $30.14 per IPC Share based on the closing price of Validus common shares on May 15, 2009, a 13.2% premium to the closing price of IPC common shares that day and a 21.9% premium based on the closing prices of IPC common shares and Validus common shares on March 30, 2009, the last trading day before the announcement of the initial Validus offer.

Superior Trading Characteristics.  Validus’ common shares have superior trading characteristics to those of Max as noted in the table below.

	Validus	Max

Share Price Change Since Validus IPO(1)	+13.2%	−36.5%
Mkt. Cap as of 3/30/09	$2.0 billion	$0.9 billion
Average Daily Trading Volume(2)	$11.3 million	$6.7 million
Price/Book(3)	1.05x	0.76x
Price/Tangible Book(3)	1.13x	0.77x

(1)	Based on the closing prices on March 30, 2009 and July 24, 2007.

(2)	Three months prior to March 2, 2009, date of announcement of Max and IPC amalgamation.

(3)	Based on December 31, 2008 GAAP book value per diluted share and diluted tangible GAAP book value per share using closing prices on March 30, 2009.

Less Balance Sheet Risk.3 The combined investment portfolio of IPC/Validus is more stable than that of IPC/Max.4 Pro forma for the proposed IPC/Max combination, “alternative investments” represent 12% of investments and 29% of shareholders’ equity. In contrast, Validus does not invest in “alternatives” and pro forma for a Validus/IPC combination, “alternative investments” represent 3% of investments and 4% of shareholders’ equity, providing greater safety for shareholders and clients.

Superior Long-term Prospects.  A combined Validus and IPC would be a superior company to IPC/Max with greater growth prospects and synergies with:

1. Superior size and scale, with pro forma December 31, 2008 shareholders’ equity of $3.7 billion and total GAAP capitalization of $4.1 billion;

2. Superior financial flexibility, with debt/total capitalization of only 1.8% and total leverage including hybrid securities of only 9.1%;

3. A global platform, with offices and underwriting facilities in Bermuda, at Lloyd’s in London, Dublin, Singapore, New York and Miami;

4. Superior diversified business mix, with lines of business concentrated in short-tail lines where pricing momentum is strongest; and

5. An experienced, proven and stable management team with substantial expertise operating in IPC’s core lines of business.

Our superior growth prospects are evidenced by our historical track record. Between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2%

3 The occurrence of severe catastrophic events after an amalgamation with IPC could cause Validus’ net income to be more volatile than if the amalgamation did not take place. For the year ended December 31, 2008, Validus’ gross premiums written (excluding reinstatement premiums) on property catastrophe business were $328.2 million or 24.1% of total gross premiums written. For the year ended December 31, 2008, 93% of IPC’s gross premiums written covered property catastrophe reinsurance risks. For the year ended December 31, 2008, after giving effect to the amalgamation of Validus and IPC as if it had been consummated on December 31, 2008, gross premiums written on property catastrophe business would have been $661.9 million or 37.5% of total gross premiums of Validus on a pro forma basis. Because Validus after the amalgamation will, among other things, have larger aggregate exposures to natural and man-made disasters than it does today, Validus’ aggregate loss experience could have a significant influence on Validus’ net income. IPC did not disclose gross premiums written by class of business in the IPC 10-Q. Therefore, comparable disclosure of property catastrophe premiums cannot be presented.
4 Despite Max’s announced plan to reduce its exposure to alternative investments to 10-12% of its portfolio, according to recent Max disclosures, as a result of the proposed Max amalgamation, IPC’s investment in alternative investments would increase from 7% of its total portfolio at December 31, 2008 to 12% of its total portfolio on a pro forma basis after giving effect to the proposed Max amalgamation, an increase of 5%.

compound annual rate vs. Max’s 8.8% growth over the same period. In 2008, we grew our book value per share (including accumulated dividends) by 2.4% vs. Max’s 10.8% decline over the same period.

Expedited Closing Process.  We will be able to close an amalgamation with IPC more quickly than Max because we will not require the approval of U.S. insurance regulators.5

Substantially the Same Contractual Terms and Conditions.  Our proposed amalgamation agreement contains substantially the same terms and conditions as those in the Max Plan of Amalgamation, and for your convenience we have included a markup of our amalgamation agreement against the Max Plan of Amalgamation.

Superior Outcome for Bermuda Community.  The combination of Validus and IPC creates a larger, stronger entity than a combination of Max and IPC which will benefit the Bermuda community.6

Superior Outcome for IPC Clients.  Validus has a greater commitment to the lines of business underwritten by IPC and has superior technical expertise and capacity to provide IPC customers with continuing reinsurance coverage. Max has consistently stated its intention to reduce its commitment to IPC’s business. Therefore, a combination with Validus will be less disruptive to IPC’s client base.

Our binding offer is clearly a Superior Proposal, within the meaning of the Max Plan of Amalgamation. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for both our companies and our respective shareholders, and look forward to your prompt response. We respectfully request that the Board of IPC reach a determination by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009, that (i) our binding offer constitutes a Superior Proposal, (ii) it is withdrawing its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) it is making a recommendation for the transaction contemplated by this binding offer.

We reserve the right to withdraw this offer if the Board of IPC has not reached a determination (i) that our binding offer constitutes a Superior Proposal, (ii) to withdraw its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) to make a recommendation for the transaction contemplated by this binding offer by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009. We further reserve the right to withdraw this binding offer if you subsequently withdraw your recommendation in favor of our offer or if you do not sign the enclosed amalgamation agreement within two business days after the termination of the Max Plan of Amalgamation.

We look forward to your prompt response.

Sincerely,

/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:	Robert F. Greenhill Greenhill & Co., LLC

John J. Schuster
Cahill Gordon & Reindel LLP

5 As of the date of this letter, our belief that we could close an amalgamation with IPC more quickly than Max was based on the observation that the Validus amalgamation with IPC would not require the approval of U.S. insurance regulators because neither IPC nor Validus operates a U.S.-regulated insurance business that would require any such approval while the proposed Max amalgamation requires such approvals.
6 We believe that a larger, stronger entity will benefit the Bermuda community because it offers greater stability.

In the afternoon on March 31, 2009, IPC issued a press release acknowledging receipt of the letter from Validus outlining the initial Validus offer. The text of the press release reads as follows:

IPC Holdings, Ltd. (NASDAQ: IPCR) (“IPC”) acknowledges receipt of an unsolicited letter dated today, March 31, 2009, from Validus Holdings, Ltd. (NYSE: VR) (“Validus”) outlining a proposed transaction.

On March 2, 2009, IPC entered into an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) with its wholly-owned subsidiary IPC Limited and Max Capital Group Ltd. (“Max”) which provides that Max will amalgamate with IPC Limited. IPC continues to be bound by the terms of the Amalgamation Agreement and the parties have recently filed a joint proxy statement/prospectus with the Securities & Exchange Commission.

IPC’s Board of Directors will review the terms of the proposal submitted by Validus in a manner consistent with its obligations under the Amalgamation Agreement and applicable Bermuda law.

IPC will have no further comment on this matter until IPC’s Board of Directors makes a determination regarding Validus’ offer.

Also in the afternoon on March 31, 2009, Max issued a press release announcing that it had received from IPC a copy of the letter from Validus outlining the initial Validus offer. The text of the press release reads as follows:

Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) today announced that it has received a copy of Validus Holdings, Ltd.’s unsolicited, stock-for-stock, proposal for IPC Holdings, Ltd.

As previously announced on March 2, 2009, Max and IPC entered into an Agreement and Plan of Amalgamation pursuant to which Max will amalgamate with IPC Limited. The Boards of both companies have previously stated that the combination of Max with IPC would create a strong company with a balanced, diversified portfolio of risk across a mix of geographies and business lines with the opportunity to generate more stable and attractive returns on capital. Max’s pending merger with IPC is expected to be completed late in the second quarter or early in the third quarter of this year.

W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital, said: “In today’s unprecedented business environment and cycle, we believe that diversification, in terms of global presence and both short and long-tail exposures, significantly reduces risk and provides a more solid platform for building sustained long-term value. The merger of IPC and Max was founded on a shared vision of allowing the combined group of shareholders to enjoy the benefits of a strong, diversified operating platform with a proven track record. While we have not yet had the opportunity to review Validus’ proposal carefully, we believe that combining two short-tailed property catastrophe oriented companies would appear to do little for true shareholder diversification. By contrast, Max’s track record of building a diversified platform without diluting shareholder value should lead to better long-term growth prospects and value creation following completion of the pending IPC-Max merger.”

In the morning on April 2, 2009, Max sent a letter to IPC’s board of directors purporting to outline the relative advantages of the pending proposed Max amalgamation as well as the business and financial issues raised by the initial Validus offer and issued a press release announcing the letter. The text of the letter reads as follows:

Dear Members of the Board:

We are writing regarding the many business and financial issues raised by the public proposal by Validus Holdings Ltd. (“Validus”) to acquire IPC Holdings, Ltd. (“IPC”) in lieu of the pending IPC amalgamation with Max Capital Group Ltd. (“Max”). The IPC/Max amalgamation was founded on a shared vision of allowing our combined group of shareholders to enjoy the benefits of a strong, diversified operating platform with a proven track record. The Validus proposal does not offer that.

Rather, in light of the Validus proposal, the IPC Board faces two starkly contrasting choices:

A. You can agree to be taken over by Validus at a price that is below IPC’s book value. The result of this takeover for your shareholders would be a minority equity stake in an entity that offers substantially similar product lines to those offered by IPC today, with little risk diversification, and apparently no ability by the IPC Board to steward the longer term prospects of the company.

OR

B. You can complete the planned merger of equals with Max at a price that is below Max’s book value. We believe that this transaction will create a more stable entity that will provide significant product, geographic and risk diversification and over which IPC’s Board will continue to have significant influence, which in turn will provide superior shareholder value.

For the reasons set forth below, and in the accompanying exhibits, we do not agree with Validus that its proposal represents a “Superior Proposal” or is a proposal that can reasonably be expected to lead to a Superior Proposal pursuant to the IPC/Max Plan of Amalgamation dated March 1, 2009 (the “IPC/Max Plan”).

1. A combination with Max delivers 29% more tangible book value per share to IPC. As we operate in an industry where the primary valuation driver is a multiple of book value (and tangible book value), we believe that a transaction that maximizes the book value to shareholders provides the best opportunity to generate shareholder value. The IPC combination with Max is a truly superior proposal versus the takeover proposal by Validus. The takeover proposal by Validus would result in IPC receiving only $28.35 in diluted book value per IPC share and $26.19 of diluted tangible book value per IPC share from Validus. In contrast, our combination delivers $34.93 of diluted book value per IPC share (a 23.2% premium to Validus) and $33.83 of diluted tangible book value per IPC share from Max (a 29.2% premium to Validus). A combination with Max provides greater underlying value to IPC’s shareholders, which we believe will result in greater upside for both IPC and Max shareholders.

2. The IPC/Max Plan creates significant value for IPC shareholders. As we indicated during our discussions, we believe that the IPC/Max Plan provides an attractive financial outcome for IPC. The IPC/Max Plan is expected to be accretive to both earnings per share and return on equity. In addition, as you consider the historical trading multiples of Max and IPC, there is significant opportunity to create substantial value for all shareholders of the combined company. We believe the Validus proposal prioritizes an immediate “premium” in the form of stock for IPC shareholders, while compromising a value creation opportunity for IPC shareholders. Importantly, the written proposal by Validus does not contemplate any participation by the IPC board of directors, whose participation remains an important consideration for Max in the amalgamation and provides continuity to shareholders and clients.

3. Max is a truly diversified underwriting platform. The IPC/Max Plan offers IPC’s shareholders superior current and future value by combining IPC with a truly diversified underwriting platform, with a strong and well established track record. Max enjoys a diversified portfolio of business across many dimensions — by class, geography, customers and distribution. We believe that Max’s diversified underwriting platform, with its strong emphasis on profitable longer-tail casualty business, will generate more stable returns on capital through underwriting cycles, compared to the volatility embedded in the Validus short-tail portfolio. Validus, whose 2008 gross premiums written are 94% concentrated in short-tail lines of business, claims that its portfolio represents “diversification.” Validus’ ability to deliver anything approaching true diversification seems to be constrained by its limited underwriting platforms in Bermuda and at Lloyd’s and lack of underwriting capabilities in longer-tail casualty classes. Combining two short-tailed property catastrophe companies as proposed by Validus does little for shareholder diversification. Validus’ stated intention to take advantage of currently strong rates in the property market is a short-term strategy that is capital intensive, creates greater volatility for shareholders, and is one which IPC could have continued on a stand-alone basis but elected not to do so. By contrast, Max remains committed to an underwriting strategy that produces attractive results across market cycles, by continuing to expand its specialty insurance business in selected underwriting classes and limiting volatility in its underwriting results.

4. Max has a proven, long-term, operating history. Max’s underwriting has been tested through the tragic events of 9/11, the active 2004 hurricane season and the confluence of Hurricanes Katrina, Rita, and Wilma in 2005. Validus’ operating history, by contrast, does not extend beyond the past three years, during which time the industry as a whole has experienced both strong property catastrophe pricing and limited catastrophe activity. The first test of Validus’ portfolio of business and risk management capabilities since its formation three years ago came in 2008 with Hurricanes Ike and Gustav. In our view, the results speak for themselves: the net loss reported by Validus for these events represented 12.4% of its June 30, 2008 shareholders’ equity, the largest percentage loss of its broad peer group which averaged 7.2% of shareholders’ equity. The loss was almost double the net loss incurred by IPC, which represented just 6.7% of IPC’s June 30, 2008 shareholders’ equity. The losses recorded by Validus included a 42% increase in its initial loss estimate for Hurricane Ike (from $165 million to $235 million) during the fourth quarter of 2008. By comparison, Max’s net incurred losses from Hurricanes Ike and Gustav were limited to 3.4% of June 30, 2008 shareholders’ equity, the lowest among the broader peer group, demonstrating the lower embedded volatility of Max’s underwriting results versus Validus.

5. IPC and Max can complete an amalgamation more quickly, and with greater certainty.

(a) IPC and Max can close our amalgamation expeditiously. Max believes that the IPC/Max Plan can close as soon as June 2009. By contrast, we believe that Validus would not be in a position to close a transaction with IPC until September 2009 at the earliest, notwithstanding its public prediction of a second quarter close. As you are well aware, the IPC/Max Plan requires that shareholders have the opportunity to vote on our amalgamation before IPC’s Board can terminate our agreement and thereafter begin discussions with a bidder such as Validus. We anticipate that we will be able to hold our respective shareholder meetings in June, and only after those shareholder votes would Validus be able to pursue its proposal. Validus’ inability to close before September 2009, the middle of hurricane season, adds meaningful uncertainly to Validus’ proposal, as IPC shareholders and the transaction itself would be put at risk by the significant catastrophe exposures of Validus and Validus’ ability to terminate the transaction based upon changes in shareholders’ equity. Much has been made by Validus regarding US regulatory approvals required to complete the IPC/Max amalgamation. As you know, these approvals are well underway and we do not foresee such requisite approvals adversely impacting a possible June closing.

(b) IPC has conducted extensive diligence on Max. IPC was given complete and open access to Max to afford you and your outside advisors and consultants with the ability to conduct extensive due diligence on Max. The Validus proposal seeks to have IPC enter into a transaction for which IPC has not conducted due diligence. We also note that certain of Validus’ disclosure schedules will not be provided to IPC until after IPC and Max’s shareholders have the opportunity to vote upon our amalgamation.

6. Max’s business is complementary to IPC. Clients seek a diversified program of reinsurers. As you were able to confirm in your due diligence, Max has very limited overlap with the customers of IPC and neither party expects a combination of IPC and Max to lead to any meaningful disruption of either business. In addition, the continuity of the underwriters at IPC will maximize the opportunity for IPC to continue to write this business in the future, assuming market conditions support it. By contrast, Validus acknowledges that it writes business with many of the same clients as IPC, which we would expect to result in a loss of business as clients seek to diversify their reinsurance placements.

7. Max’s complementary and diversified platform is appreciated by our ratings agencies. Max currently has a financial strength rating of A- by A.M. Best, with its outlook changed to positive in December 2008. As IPC and Max have jointly presented to our ratings agencies, IPC’s Board has the comfort of knowing that the ratings agencies view our combination, and its diversifying impact on IPC’s business, positively. In contrast, we believe that the agencies would not look as favorably on combining two short-tailed property-oriented platforms.

8. Max maintains less underwriting volatility through greater diversification of its portfolio of risks. Max seeks to limit its exposure to catastrophic events (probable maximum loss based on a 1 in 250 year event) to a maximum of 20% of its shareholders’ equity, often operating below this level. As part of the IPC/Max Plan, we have discussed continuing to have a significant presence in the property catastrophe market while on a combined equity basis adhering to this same 20% risk tolerance. In contrast, Validus maintains peak exposures where the probable maximum loss based on a 1 in 250 year event runs at a stated 33% of shareholders’ equity. Max believes that combining this risk profile with IPC would expose IPC shareholders to an even greater level of volatility than at present and would not change the markets perception of IPC as being a property catastrophe company. The volatility of Validus’ results would also seem to be cause for concern, particularly when the net losses from Hurricanes Ike and Gustav (which approximated a 1 in 15 year event) was 12.4% of shareholders’ equity, the highest among its broader peer group. This compared to a net loss of 6.7% of shareholders’ equity for IPC and 3.4% for Max.

9. Max has a proven, long-term history of successful acquisitions without incurring goodwill. We believe IPC’s shareholders can take comfort in Max’s demonstrated history of successfully entering new business lines through acquisitions and start-ups without incurring meaningful goodwill. For example, when Max entered the Lloyds’ market, we booked intangible assets of $8 million upon closing our acquisition of Imagine Group (UK) Limited, which stands in contrast to the $154 million of intangible assets booked by Validus in their acquisition of Talbot.

10. Max has a diversified shareholder base. We believe having a shareholder base dominated by five private equity owners controlling 64.9% of Validus’ total beneficial ownership (as of March 13, 2009) will limit the potential upside in the value of Validus over time as these private shareholders seek to exit their investment. Max has a diversified shareholder base with an 84% public float. In addition, Max has a well diversified shareholder base of high quality institutional shareholders.

11. IPC and Max have compatible cultures. IPC and Max have compatible cultures that will help ease the integration of the two companies. IPC and Max share a common focus on underwriting, claims and actuarial disciplines, and on running our respective businesses as meritocracies.

12. Max’s higher asset leverage provides greater investment income over time. Max believes that investment leverage (invested assets as a multiple of shareholders’ equity) is a positive in driving earnings and stability of returns on capital over time. Based on 2008 figures, Max had total investment to equity of 4.2x versus 1.7x for Validus. As Validus continues to pursue a short-tail strategy, Validus will be limited in its ability to increase its asset leverage. This deprives IPC of the meaningful investment income derived from longer-tail casualty lines and continues to leave IPC shareholders exposed to increased volatility from catastrophes. Validus has commented on Max’s investment portfolio, particularly its alternative investment portfolio. Max’s year end allocation to alternative investments was 14% of total invested assets, which is expected to reduce to 10% to 12% in 2009. In looking at results, Max’s total investment return, including realized and unrealized gains and losses, during the very volatile period of 2007 / 2008 has outperformed Validus’ in 6 of the last 8 quarters.

We believe that the facts regarding the proposal submitted by Validus and the attempt by Validus to present a one-sided proposal to IPC shareholders make it clear that Validus has not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal. We believe Validus has created an unnecessary and unproductive disruption for its own opportunistic purposes, which should not distract either IPC’s or Max’s employees and customers from our amalgamation, which we both believe to be in the best interests of our shareholders.

Lastly, Max remains both steadfast in its commitment and excited to complete its planned amalgamation with IPC. We continue to believe that the amalgamation of IPC and Max represents the best strategic and financial opportunity for our collective shareholders.

Very truly yours,

/s/  W. Marston Becker
W. Marston Becker
Chairman and Chief Executive Officer
Max Capital Group Ltd.

In the afternoon on April 2, 2009, Validus sent a letter to IPC’s board of directors addressing the claims made by Max in its letter to IPC’s board of directors in the morning on April 2, 2009. The text of our letter reads as follows:

April 2, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to respond to the letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

First, we would like to reiterate our sincere belief that the Validus Proposal is in every respect a Superior Proposal as defined in the Amalgamation Agreement. In fact, as you have undoubtedly seen, the markets have already endorsed our proposal: the IPC share price has increased significantly since the announcement of our proposal, in recognition of the fact that our proposal delivers superior value to the IPC shareholders — an irrefutable fact. Our proposal offers the IPC shareholders superior value (an 18% premium to the value of the IPC stock on the date prior to our announcement), a currency with superior trading characteristics (Validus shares trade at a premium to book value, as opposed to the Max shares, which trade at a discount to book value), less balance sheet risk, and most importantly, superior long term prospects.

Max suggests that the choice you are facing is between (i) a combined company based on a shared vision in which you, the IPC Board, can continue your stewardship, and (ii) an entity which offers you few benefits over what you have today, with no ability to continue your stewardship. We view the choice quite differently: you can choose to combine with a company which, on almost every metric, is a worse choice for your shareholders, or ours, which delivers, immediately and in the long term, superior value for your shareholders. To the extent that you, the members of the IPC Board, have an interest in continuing involvement in the affairs of the combined company, we would be happy to discuss continued Board representation with you.

Turning now to the assertions in the Max letter, we note that Max has made a number of statements which distort the facts and present an incomplete picture. We would like to respond to each of these in turn.

1. “A combination with Max delivers 29% more tangible book value per share to IPC.” Max believes book value per share is a very important measure in our industry, and we do not disagree. The relevant question for the IPC Board, however, is not, as Max suggests, the relative percentage of book value being delivered to IPC shareholders in the two proposals, but the absolute value of the shares themselves. On this measure, the Validus proposal is clearly superior, as it offers IPC shareholders a significant premium over the current value of their shares. Moreover, Max does not explain in its letter why Max’s shares are trading at such a deep discount to its book value. We can only guess that the market assigns such a discount because of Max’s stewardship of its business or because so much of Max’s investment portfolio is tied up in risky alternative assets. Indeed, of Max’s $1.2 billion of tangible common equity, $754 million is in alternative assets, which in 2008 generated mark downs of $233 million, greater than the entirety of Max’s underwriting income, and $476 million is in non-agency asset/mortgage backed securities. We believe it is a far better value proposition for the IPC shareholders to receive Validus shares, a currency which the market values at a premium to book.

2. “The IPC/Max Plan creates significant value for IPC shareholders.” This statement is simply incorrect. According to data calculated from the proxy statement filed by IPC on March 27, 2009, IPC’s book value per share would decrease from $33.00 to $32.30, or 2.1% as a result of the combination with Max (this obviously implies the deal is accretive to Max at your expense). That can hardly be described as the “best opportunity to deliver shareholders value.” Moreover, while it is true that the Validus proposal delivers an immediate premium for IPC shareholders, it wrong of Max to suggest that such a premium will compromise value creation for IPC shareholders in the longer term. We believe that receiving a better currency, in a stronger, better capitalized company, offers a more likely starting point for long term value creation than retaining shares in IPC, whose previously conservatively managed balance sheet will be negatively impacted by assets of questionable value in the IPC/Max combination.

3. “Max is a truly diversified underwriting platform.” We think the relevant question for IPC is not whether its merger partner has a diversified platform, but rather the quality of that diversification. In terms of the quality of diversification, Validus offers far superior characteristics than Max, as evidenced by 2008 results for Max’s “diversified” businesses. Max’s 2008 reported 91.9% property and casualty GAAP combined ratio benefited from $107.0 million of prior-year reserve releases. The true 2008 accident-year GAAP combined ratio was 103.4%.7 Max’s “diversified” businesses represent diversification without profit. Max’s chief source of diversifying growth, Max US Specialty, generated a 138.5% combined ratio in 2008. Results such as those cannot create value for shareholders.8 Max is not a leader in any category of business, and moreover, it has chosen to focus on volatile lines of business which yield low margins.9 In contrast, Validus is a global leader in very profitable business lines, including marine, energy and war and terrorism.10Furthermore, Max’s statement that Validus is constrained by its limited underwriting platforms is demonstrably untrue. Validus has the global licenses and other capabilities in place to write long tail insurance if and when it believes doing so would be profitable. In fact, today, Validus writes non-catastrophe business in 143 countries around the world.11 And, as demonstrated by Validus superior financial results and lower combined ratio, Validus does so profitably.

4. “Max has a proven, long-term, operating history.” Max may have a longer history than Validus, but even a cursory look at the decline in Max’s book value, its weak growth, volatile results and general underperformance will quash any notion that the length of its operating history trumps the superior abilities of the deeply experienced Validus management team to generate best in class performance.

By focusing on the net loss reported by Validus based on hurricanes Ike and Gustav, Max is yet again ignoring the larger benefit of Validus’ conservative risk management and diversification. Validus assumed that the hurricane season in 2008 would generate a market loss of $18 to $21 billion, and we set our reserve levels accordingly. IPC, by contrast, assumed $14.5 billion of losses. Notwithstanding the severity of the events of

7 Upon verification of the calculations used to prepare this letter we have determined that Max’s true 2008 accident year GAAP combined ratio is in fact 110.6% rather than 103.4% as set forth in our letter reprinted above. The combined ratio, expressed as a percentage, is a key measurement of profitability traditionally used in the property-casualty insurance business. The combined ratio, also referred to as the “calendar year combined ratio,” is the sum of the losses and loss adjustment expense ratio and the underwriting and other operating expense ratio. The losses and loss adjustment expense ratio is the percentage of net losses and loss adjustment expenses incurred to net premiums earned. The underwriting and other operating expense ratio is the percentage of underwriting and other operating expenses to net premiums earned. When the calendar year combined ratio is adjusted to exclude prior period items, such as loss reserve development, it becomes the “accident year combined ratio.”
8 As described elsewhere in this prospectus/offer to exchange, a combined ratio of greater than 100% indicates that premiums are less than aggregate claims and expenses. Validus believes that unprofitable operations do not create value for shareholders.
9 As of the date of this prospectus/offer to exchange, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry.
10 As of the date of this prospectus/offer to exchange, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry.
11 Upon verification, the statement should refer to 134 countries, rather than 143.

that hurricane season, Validus was easily able to absorb the loss (yielding a combined ratio of 92.2%, with a corresponding combined ratio at Validus Re of 86.0%). As a result, Validus was profitable, notwithstanding the losses associated with hurricanes Gustav and Ike. Its highly touted diversification notwithstanding, Max sustained a loss for the year in excess of $200 million, demonstrating beyond a shadow of a doubt that its “greater diversification” is not a guarantee of profitability.

We at Validus believe that our diversification is of a higher quality, our underwriting decisions are made more carefully, our risks are managed more prudently, and we exercise a more conservative stewardship over our capital, all of which would inure to the long term benefit of the IPC shareholders in our proposed combination.

5. “IPC and Max can complete an amalgamation more quickly, with greater certainty.” Max now claims (contrary to the statements it made prior to the Validus Proposal)12 that Max and IPC will be able to close their amalgamation in June 2009. Max freely admits, however, that it does not control the time table: the SEC must clear the proxy statement/prospectus filed by IPC, it must clear the proxy statement for Max, and the parties must obtain shareholders approval (which we believe will be difficult to do while our Superior Proposal is pending). Most importantly, the closing of the IPC/Max transaction requires regulatory approvals from several different state insurance departments in the United States. Implicit in Max’s prediction of a closing date is a presumption of the receipt of regulatory approvals, which simply cannot be taken for granted given the likely timing of regulatory review and the public hearing process. Thus there is absolutely no guarantee that the IPC/Max deal can be consummated in the second quarter. Finally, it is important for the IPC Board not to lose sight of the fact that the Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination.13

Max also tries to make an issue of the fact that IPC has not had a chance to conduct due diligence on Validus. Validus would welcome the opportunity to provide IPC with customary due diligence information. Validus stands ready to respond to any requests IPC may make on an expedited basis, and would be more than happy to meet with IPC to answer any questions IPC may have about Validus, its operations, its financial health or any other matter relevant to the Board of IPC in considering Validus’ Superior Proposal. We call upon Max to permit IPC’s Board to exercise its fiduciary duties by releasing IPC from the extraordinarily restrictive prohibition in the Amalgamation Agreement which prevents it from even talking to Validus regarding the terms of its Superior Proposal.14

6. “Max’s business is complementary to IPC.” Max’s assertions that a combination of Validus and IPC would result in a loss of customers are without merit and are particularly surprising, given that Max has publicly stated its intention to significantly reduce IPC’s core reinsurance activities. As we are both aware, the

12 IPC and Max may update their predictions as to timing as new information becomes available to each party. For example, in a recent letter to shareholders filed on May 1, 2009, Max discloses that it expects “the transaction to close late in the second quarter or early in the third quarter of 2009.”
13 As of the date of this prospectus/offer to exchange, the Max amalgamation agreement cedes to Max the power to delay the closing of a Validus/IPC combination because IPC has no right to terminate the Max amalgamation agreement until after the vote of IPC shareholders at the annual general meeting, even if the IPC board of directors changes its recommendation and recommends a vote “FOR” the Validus amalgamation offer. Accordingly, should IPC’s board of directors choose to recommend a vote “FOR” the Validus amalgamation offer, Max would have the power to delay the closing of a Validus/IPC combination by not terminating the IPC/Max agreement until after the shareholders vote down the proposed Max amalgamation.
14 The agreement governing the initial Validus amalgamation offer retained this restrictive prohibition. Validus’ board of directors determined that proposing substantially similar agreement terms with what we believed to be improved economic terms would facilitate IPC’s board of directors evaluation of the initial Validus amalgamation offer. On May 18, 2009, Validus amended this provision in the Validus amalgamation offer to permit IPC and its subsidiaries and their respective personnel and representatives to participate or engage in discussions relating to an acquisition proposal for IPC so long as IPC’s board has concluded in good faith that such action is required in order for IPC’s directors to comply with fiduciary duties under applicable law and IPC complies with certain notification and confidentiality requirements.

current reinsurance market is in the midst of a capacity shortage.15 As a result, we do not believe that clients will actively seek to diversify their reinsurance placements away from our combined company. In fact, our combined financial strength and clout should only serve to make a combined Validus/IPC a “go-to” player for reinsurance placements.16

7. “Max’s complementary and diversified platform is appreciated by our ratings agencies.” We have been in dialogue with our ratings agencies with regard to our proposal. We encourage the Board of IPC to focus its attention on what the ratings agencies actually say, rather than on Max’s speculations.17

8. “Max maintains less underwriting volatility through greater diversification in its portfolio of risks.” Due to the significant investment losses Max sustained in 2008, it is unsurprising that Max is attempting to focus on underwriting volatility alone. Selectively focusing on underwriting volatility wholly ignores the other various risks and uncertainties that IPC’s shareholders would be assuming by combining with Max and its risky balance sheet. With respect to underwriting performance, in 2008, Validus successfully weathered its exposures from Hurricanes Ike and Gustav with a combined ratio of 92.2% and net income of $63.9 million. This performance was generated despite the fact that Validus reserved for those events more conservatively than its industry peers, as discussed in paragraph 4 above. Validus’ disclosures offer the highest level of transparency with regard to its probable maximum losses, zonal aggregates and realistic disaster scenarios and we would challenge Max to provide the same level of transparency to its shareholders before presumptuously speculating on the impacts of various potential events.

9. “Max has a proven, long term history of successful acquisitions without incurring good will.” Validus has a proven track record of acquiring a high quality premier business with a leading position in its market. Max’s pointing to its acquisition of Imagine Group (UK) Limited as an example of a successful acquisition is ironic, especially relative to our successful acquisition of Talbot. In that transaction, Validus acquired a strong balance sheet with excess reserves at a multiple of 3.1x earnings demonstrating Validus’ commitment to creating value for our shareholders. When we acquired Talbot, Validus booked $154 million of goodwill and intangible assets; however, from acquisition closing until December 31, 2008, we benefited from $105 million in reserve releases from the Talbot business, emanating from periods prior to the acquisition. Max’s acquisition history, on the other hand, is that of acquiring subscale small businesses that significantly lag the leaders in their respective markets.18

10. “Max has a diversified shareholder base.” Max’s attempt to characterize our shareholder base as a liability is baseless. What is relevant is the relative liquidity of Max and Validus shares. As previously mentioned in our letter dated March 31, 2009, Validus’ daily average trading volume was $11.3 million vs. $6.7 million for Max for the three months prior to announcement of the IPC/Max transaction. Additionally, since our shareholder base is publicly disclosed, if the market viewed it as an “overhang,” such information would already be embedded in the market price of our common shares. The combination of our trading volume and the premium pricing of our shares compared to either Max or IPC should put to rest any concerns IPC shareholders may have regarding liquidity of the combined company.

15 A reinsurance industry commentator has recently stated that, taking reinsurer capital as the nearest proxy for capacity, it is estimated that reinsurer capital, which was down 8 to 10 percent from January 1, 2008 through September 30, 2008, will be down 15 to 20 percent for the year ending December 31, 2008 when reported. In addition, the same commentator observed that capital markets capacity for insurance risk has declined in similar proportions.
16 We believe that a combined Validus/IPC would be a “go-to” player for reinsurance placements because Validus will be better capitalized (as measured by pro forma shareholders’ equity) than many of the members of its peer group.
17 As of the date of this prospectus/offer to exchange, this statement is intended to emphasize that Validus believes the statement being referred to, in the April 2, 2009 Max letter to IPC’s board of directors, is based upon speculation by Max, since, to Validus’ knowledge, the rating agencies have not made a determination in this regard.
18 As of the date of this prospectus/offer to exchange, we are aware of only three small acquisitions by Max and we believe, based on our experience and knowledge of the industry, that the acquired entities were not leaders in their markets.

11. “IPC and Max have compatible cultures.” Max has mentioned that it has a compatible culture with IPC. If that is in fact the case, we find the paucity of IPC management that will continue in senior roles at IPC/Max curious and an indication that such cultural fit may be only skin deep. We have successfully integrated large acquisitions in the past, and believe that experience is most relevant in this regard.

12. “Max’s higher asset leverage provides greater investment income over time.” Max’s asset leverage has been a significant liability given its risky investment strategy.19 This leverage would similarly expose a combined IPC/Max to significant volatility. Max’s alternative investments and non-agency asset/mortgage backed securities alone comprise 99% of its tangible equity, indicating a massive amount of embedded risk.20 Max’s $233 million loss in 2008 on their alternative investment portfolio is entirely indicative of that risk. Its so-called “outperformance in 6 of the last 8 quarters” ignores the abject underperformance it experienced in other periods.21 In 2007, when the global credit crisis began, Max’s current management had the opportunity to liquidate its alternative assets. Max chose to continue holding those risky investments, which have led to massive losses. Combined, we believe these factors highlight Max’s poor history as stewards of shareholder capital.

* * *

In closing, I would like to reiterate that we have submitted to you a proposal which we are confident the IPC Board will agree is a “Superior Proposal” as defined in your Amalgamation Agreement. We have submitted this proposal because we deeply and honestly believe that the combination of IPC and Validus will result in a far better value proposition for the IPC shareholders than the combination of IPC and Max. Validus is absolutely committed to our Superior Proposal and we simply do not understand how Max can characterize our actions as “opportunistic.” If Max truly believes its combination with IPC is superior, we call upon Max to free the IPC Board from the shackles that your Amalgamation Agreement has placed on the ability of the members of the IPC Board to exercise their fiduciary duties under Bermuda law, so as to create a level playing field on which the shareholders of IPC will be able to decide which of the two proposals is indeed superior.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

19 As of the date of this prospectus/offer to exchange, we believe that the investment strategy that has been employed by Max, and is expected to be employed by Max management who will control the combined IPC/Max, and that according to Max’s public information is expected to include a 10% to 12% concentration in alternative investments, should be considered a risky investment strategy that could amount to a significant liability when compared with an investment strategy, like Validus, that does not allow for such investments in alternative investments.
20 As of the date of this prospectus/offer to exchange, this statement is intended to emphasize that Max’s alternative investments alone comprised 61% of tangible equity, indicating what we believe to be a significant amount of embedded risk.
21 As of the date of this prospectus/offer to exchange, this statement should be qualified as an expression of our opinion based on our experience and knowledge of the industry and on Max’s investment performance in the third and fourth quarters of 2008, which was worse than the average for its peer group but better than the investment performance of several of its peers.

In the afternoon on April 5, 2009, Validus sent a letter to IPC’s board of directors regarding an error that Max had made in its calculation of pro forma tangible book value under the terms of the initial Validus offer. The text of our letter reads as follows:

April 5, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to call to your attention an error contained in the publicly disseminated letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009 and the accompanying presentation materials, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

In his letter, Mr. Becker states (and he has been widely quoted in the media stating) that “[a] combination with Max delivers 29% more tangible book value per share to IPC.” This is not correct. We, and our financial advisors and SEC counsel, have reviewed this calculation and we would like to provide you with the correct figures. Specifically, Mr. Becker’s calculation understates the pro forma IPC share of Validus tangible book value per share by $2.74, which results in overstating the premium calculated on this basis quite significantly. We have attached some materials that illustrate the correct calculation. Our SEC counsel has advised us that this error is material and that Max will be required to amend its SEC filings to correct its error.

As we noted in our letter dated April 2, 2009, putting aside this error, we believe that this measure is the wrong framework on which to analyze whether the IPC/Max plan is superior to the IPC/Validus plan, and refer you to the analysis in our earlier letter. We remain confident that the IPC Board will agree the Validus Proposal is a “Superior Proposal” as defined in your Amalgamation Agreement.

We look forward to your response to the Validus Proposal.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:  Marty Dolan, J.P. Morgan Securities, Inc.

In the afternoon on April 5, 2009, Validus also posted the material referenced in the letter on its website.

On the morning of April 6, 2009, Max issued a press release reaffirming its prior disclosure regarding the initial Validus offer and stating that it “continues to believe that Validus had not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the IPC/Max Plan of Amalgamation dated March 1, 2009).” The text of the press release reads as follows:

Max Capital Group Ltd. (NASDAQ:MXGL; BSX: MXGL BH) today confirmed that the calculations of diluted book value per IPC share and diluted tangible book value per IPC share included in Max’s April 2, 2009 letter to the Board of Directors of IPC Holdings, Ltd. (“IPC”) are true and correct. Max has consulted with its financial advisors and SEC counsel.

In a press release dated April 5, 2009, Validus alleged that Max had made a “substantial error” in its calculation of “pro forma” tangible book value under the proposed terms of Validus’s unsolicited takeover of IPC. However, Validus’s allegation is incorrect and misleading. The calculations that Max presented accurately represent what an IPC shareholder would receive on a stand alone basis from either Max or Validus, without giving effect to what IPC itself contributes to a transaction. The Max presentation allows IPC shareholders to compare the value received under each transaction on an “apples-to-apples” basis. Max believes this is an important measure in comparing the value received today by an IPC shareholder under the agreement with Max and the proposed Validus transaction. The pro forma calculations Validus is utilizing include the additional benefit derived from issuing Validus’ shares to purchase IPC at a discount to book value.

“One has to question whether the IPC shareholders are being well served by the non-substantive claims being initiated by Validus. They have made certain statements that completely misrepresent and falsely characterize the information presented by Max. Since Validus initially made its below book value, unsolicited takeover offer for IPC, it has demonstrated a lack of understanding of what is important to the shareholders of IPC in allowing them to assess the relative value being delivered by Max versus Validus,” stated W. Marston (Marty) Becker, Max Chairman and CEO.

The facts presented in Max’s April 2, 2009 letter to IPC have not changed and are clear:

(i) Max delivers to IPC $33.83 of diluted tangible book value per IPC share — a 29.2% premium versus $26.19 delivered by Validus, and

(ii) Max delivers to IPC $34.93 of diluted book value per IPC share — a 23.2% premium versus $28.35 delivered by Validus.

As noted above, these figures represent the book value per IPC share being delivered to IPC’s shareholders on a standalone basis, without giving effect to what IPC itself contributes to a transaction.

The conclusion remains clear — a combination with Max provides greater underlying value to IPC’s shareholders today, with true diversification of underwriting exposures and without an over-concentration in short-tail catastrophe oriented business, and will result in greater upside for IPC shareholders as compared to the hostile takeover proposal by Validus.

Max continues to believe that Validus has not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the IPC/Max Plan of Amalgamation dated March 1, 2009).

Additional details on the Max calculations referred to above are posted on [Max’s] website: www.maxcapgroup.com.

In the afternoon on April 6, 2009, Validus sent a letter to IPC’s board of directors regarding the Max press release and issued a press release announcing the letter. The text of our letter reads as follows:

April 6, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

The difficulty of being unable to speak directly has lead to an exchange of press releases, which is unfortunate. In this context, we would like to respond to the Max statement issued this morning by describing the analytical framework we believe is appropriate.

In today’s press release, Max modified its description of its calculation of pro forma book value per share. In essence, the Max calculation now describes what an IPC shareholder would receive on a standalone basis from either Validus or Max. We disagree with this basis for valuation. Our approach is focused on a comparison of what an IPC shareholder would own as a result of either transaction.

However, if we were to follow the Max approach, we would note that there are a number of adjustments contemplated in the proposed IPC/Max Amalgamation Agreement which would reduce the standalone value 22 that Max delivers by $117.4 million. The joint proxy statement/prospectus filed by IPC and Max references, among other adjustments, the need to increase Max’ loss reserves for annuity claims as well as property and casualty claims by $130.0 million. As a result, the Max book value delivered would be reduced by $2.06 per Max share, resulting in a book value delivered of $20.40 per share, on the basis of Max’s calculation of diluted book value.

I would also note that Validus and Max use differing accounting conventions for calculating diluted book value per share. While each is valid, on the basis upon which Validus calculates diluted book value per share, the Max value delivered would be $19.68 after a $1.81 per share reduction in book value.

We have provided the attached schedule of our calculations in an effort to be as transparent as possible in our communication with you.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:  Marty Dolan, J.P. Morgan Securities, Inc.

22 If the adjustments to reduce the net asset value of Max were made, it would reduce by $117.4 million the book value that Max contributes to the combined company at closing.

Adjustments to Max Book Value Upon Combination with IPC

(In millions, except per share values)

Net book value of net assets acquired prior to fair value adjustments(1)	$1,280.3
Preliminary adjustments for fair value
Adjustment to deferred acquisitions costs(2)	(51.3)
Adjustment to goodwill and intangible assets(3)	(12.0)
Adjustment to reserve for property and casualty losses and loss adjustment expenses(4)	(60.0)
Adjustment to life and annuity benefits(4)	(70.0)
Adjustment to unearned property and casualty premiums(5)	51.3
Adjustment to senior notes(6)	24.6

Total adjustments	(117.4)

Fair value of net assets acquired	$1,162.9
Total adjustments	$(117.4)
Max diluted shares outstanding(7)	64.9

Adjustment per diluted share	$(1.81)

Source: Note 1 to unaudited pro forma consolidated financial information of IPC in Form S-4 filed 3/27/2009 (“S-4”). Notes 1-6 are excerpts from the S-4.

(1)	Represents historical net book value of Max.

(2)	Represents adjustment to reduce the deferred acquisition costs of Max to their estimated fair value at December 31, 2008.

(3)	Represents adjustment to reduce goodwill and intangible assets of Max to their estimated fair value at December 31, 2008.

(4)	The fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, life and annuity benefits, and loss and loss adjustment expenses recoverable were estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the fair value estimate, IPC’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium exceeded the discount IPC’s management would use to determine the present value of the underlying cash flows.

(5)	Represents the estimated fair value of the profit within Max’s unearned property and casualty premiums. In determining fair value, IPC’s management estimated the combined ratio associated with Max’s net unearned property and casualty premiums.

(6)	Represents adjustment to record Max’s senior notes to their estimated fair value at December 31, 2008.

(7)	Common shares outstanding plus the gross amount of all warrants, options, restricted shares, RSUs, restricted common shares and performance share units outstanding as of the 12/31/2008 balance sheet date (Source: Max 2008 Form 10-K)

In the afternoon on April 7, 2009, Kenneth L. Hammond, Chairman of IPC’s board of directors, sent a letter to Mr. Noonan indicating that IPC’s board of directors had reaffirmed its recommendation to combine with Max. The text of the letter reads as follows:

April 7, 2009

Edward J. Noonan
Chairman & Chief Executive Officer
Validus Holdings Ltd.
19 Par-La-Ville Road
Hamilton HM11
Bermuda

Dear Mr. Noonan:

I am writing to respond to your letter of March 31, 2009, submitting an offer pursuant to which Validus would combine with IPC.

IPC’s board of directors, after careful consultation with management and our financial and legal advisors, has unanimously concluded that the Validus proposal does not constitute a Superior Proposal as defined in the Agreement and Plan of Amalgamation with Max Capital Group Ltd. dated March 1, 2009. Furthermore, IPC’s board of directors has unanimously reaffirmed its recommendation that IPC shareholders vote in favor of the transaction with Max.

In reaching its decision, IPC’s board of directors considered several factors, including the following:

•	The Validus Offer Fails to Meet IPC’s Diversification Goals — During 2008, IPC’s board of directors concluded that it would be in IPC’s best interest to diversify beyond its monoline property catastrophe business model in order to reduce the volatility inherent in focusing on catastrophe reinsurance and to spread our risk base across less correlated risks. A key factor in our decision to choose Max over other options is our belief that Max’s diversified operations offer the best path to achieve this goal. The decision was the result of a robust and thorough review of strategic alternatives. A transaction with Validus would not accomplish that strategic objective given Validus’ substantial correlated catastrophe exposure.

•	The Max Transaction Has Significant Value Creation Potential and Upside for IPC Shareholders — The combination with Max has the potential to create significant value for IPC shareholders, as detailed in the filed S-4 registration statement dated March 27, 2009. It also provides greater book value per share to IPC shareholders. Furthermore, Max’s balance sheet has significantly lower goodwill and intangibles, resulting in an even greater tangible book value per share to IPC’s shareholders. We are concerned that Validus’ proposal enables Validus to raise capital at a discount to book value at the expense of IPC shareholders, on the other hand, the combination with Max allows deployment of capital under a combined business plan that benefits IPC’s shareholders. Max’s diversified book, when combined with IPC’s, has the potential to reduce earnings volatility. Earnings volatility affects share price volatility, ratings and other important financial measures. A combination with Max carries less risk, as this combination is less exposed to catastrophe events and other risk concentrations. On the other hand, Validus’ earnings and share price are more affected by catastrophe losses. At the time of the Validus offer, its share price was near the high end of its 52-week trading range, resulting in an exchange ratio that poses potential downside risk to IPC shareholders. In contrast, we entered into the transaction with Max at an exchange ratio determined at a time that Max was trading at 53% of its 52-week high.

•	The Validus Amalgamation Proposal Is Less Certain, Is Riskier for IPC’s Shareholders and Would Take Longer to Close — We currently expect to be able to complete the transaction with Max in June, with all regulatory approvals obtained. In contrast, in our view, any transaction with Validus likely could not be completed before September, right in the middle of the wind season. Our transaction with Max would have to be rejected by IPC shareholders before IPC would be able to conduct due diligence on and negotiate with Validus. There is no assurance IPC would, at that time, choose to enter into a transaction with Validus. Even if IPC were to proceed with Validus at that time, Validus and IPC would both need to obtain consents under their credit facilities before the deal could close, whereas no such additional consents would be necessary to close the IPC/Max transaction. Validus and IPC would also need to achieve satisfactory indications from the ratings agencies regarding the ratings outcomes of such a combination.

Given these considerations and others, the board of directors unanimously determined that the Validus proposal does not constitute a Superior Proposal as defined in our amalgamation agreement with Max. IPC remains committed to completing our transaction with Max, which we believe will create a diversified and balanced platform for growth that should drive stronger performance and value for shareholders for many years.

Sincerely,

/s/ Kenneth L. Hammond
Kenneth L. Hammond
Chairman of the Board of Directors
On Behalf of the IPC Holdings Board of Directors

In the afternoon on April 8, 2009, Validus sent a letter to Mr. Hammond, the Chairman of IPC’s board of directors, regarding the IPC press release and letter and issued a press release announcing the letter. The text of the letter reads as follows:

April 8, 2009
Kenneth L. Hammond
Chairman
IPC Holdings, Ltd.
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Mr. Hammond,

I am writing in response to your letter of April 7, 2009, in which you confirm the continuing support of the IPC board for the Max takeover of IPC’s operations.

I am disappointed with the Board’s decision and respectfully disagree with your assessment of our Superior Proposal. I am confident that had your Amalgamation Agreement with Max allowed you to engage in dialogue with us, you would have instead supported the Validus Superior Proposal on behalf of your shareholders. In particular, although you cite a “robust and thorough” review of strategic alternatives, I am greatly disappointed that you never invited us to participate in that process, although you spoke with numerous potential buyers. To the extent that Max will release you from the restrictive terms of the Amalgamation Agreement, we continue to stand ready to discuss your objectives and how our business meets those objectives. Until you agree to discuss our proposal with us, we have no choice except to communicate directly with your shareholders. We believe the facts will demonstrate that our proposal is truly a Superior Proposal.

We hereby advise the shareholders of IPC that:

1. We have retained Georgeson as our proxy solicitor. We will shortly file proxy solicitation materials with the SEC and those materials will contain, among other things, the many reasons why we believe you should vote against the Max takeover. Once the proxy is effective, Georgeson will be in touch with IPC’s shareholders to solicit their votes AGAINST the Max takeover. If, as we [hope]23, IPC’s shareholders vote down the Max takeover, you will be unencumbered by the restrictive Amalgamation Agreement and free to execute the Validus Agreement.

2. In our capacity as an IPC shareholder, we object to the punitive nature of the $50 million Max Termination Fee. The Termination Fee is an unenforceable penalty under Bermuda law and we are commencing litigation to reduce this penalty. If successful,24 we will permit IPC to pay the amount by which such penalty is reduced as a dividend to IPC shareholders, so that IPC shareholders — and not Max or Validus shareholders — will share in the value obtained.

I regret that the terms of the Max takeover preclude the management teams of IPC and Validus from cooperating in delivering a superior outcome for IPC shareholders, but we are pleased to work directly with your shareholders to achieve the same end. We remain fully committed to our proposal.

Sincerely,

/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

On April 9, 2009, Validus filed a preliminary proxy statement with the SEC which, in its definitive form, is being used to solicit votes from IPC shareholders against the proposed Max amalgamation.

On April 13, 2009, IPC filed an amendment (“Amendment No. 1”) to the IPC/Max S-4 with the SEC, which, among other things, added to the disclosure regarding the background to the proposed Max amalgamation including the reasons as to why Validus was excluded from the process that resulted in the proposed Max amalgamation. Amendment No. 1 also contained a correction to IPC’s diluted book value for the year ended December 31, 2008.

On April 16, 2009, Validus filed a preliminary proxy statement with the SEC with respect to soliciting votes from Validus shareholders to approve the issuance of the Validus common shares in connection with the acquisition of IPC.

On April 21, 2009, Validus filed an amendment to the preliminary proxy statement with the SEC with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On April 28, 2009, IPC filed a second amendment to the IPC/Max S-4 with the SEC.

On April 28, 2009, Validus filed the Bermuda claim against IPC, IPC Limited and Max. The Bermuda claim challenges the validity of the Max termination fee and the no talk provisions in the Max amalgamation agreement. Further, the Bermuda claim alleges that by entering into the Max amalgamation agreement containing the Max termination fee and the no talk provisions and continuing to act in accordance with the terms of these provisions, the directors of IPC have acted in breach of their fiduciary or other duties and not in accordance with the constitution of IPC.

On April 30, 2009, Validus issued a press release outlining its three-part plan to expedite its acquisition of IPC.

On April 30, 2009, IPC issued a press release reaffirming its belief that the initial Validus offer did not represent a superior proposal and that the IPC board of directors continued to recommend IPC shareholders vote in favor of the proposed Max amalgamation.

23 As of the date of this prospectus/offer to exchange, the word “hope” has been inserted to replace the word “expect” in this sentence.
24 As of the date of this prospectus/offer to exchange, the reference to “success” in this sentence relates to Validus’ success in pursuing the litigation strategy referenced in the immediately prior sentence followed by the successful consummation of the offer.

On May 1, 2009, Validus filed an amendment to the preliminary proxy statement with the SEC with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On May 1, 2009, Validus filed an application to expedite the trial of the Bermuda claim.

On May 4, 2009, IPC filed a third amendment to the IPC/Max S-4 with the SEC.

On May 5, 2009, Validus filed an investor presentation titled “Superior Proposal for IPC Shareholders” with the SEC and on May 6, 2009 filed a revised investor presentation with the SEC.

On May 6, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders against the proposed Max amalgamation.

On May 7, 2009, IPC and Max filed a joint proxy statement/prospectus for the IPC/Max S-4 with the SEC and stated that they would mail the joint proxy statement/prospectus on or about May 7, 2009 to their respective shareholders of record as of the close of business on April 28, 2009.

On May 8, 2009, Validus filed with the SEC and commenced mailing definitive proxy materials and proxy cards to IPC shareholders seeking proxies from IPC shareholders to vote against the proposed Max amalgamation.

On May 11, 2009 Validus filed with the SEC two amendments to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of the Validus common shares in connection with the acquisition of IPC.

On May 11-12, 2009, Validus’ application to expedite the trial of the Bermuda claim was heard by the Supreme Court of Bermuda. Following the hearing, on May 13, 2009, the Court denied the application for expedition of the timetable for the proceedings. While this was not a hearing on the merits of Validus’ claims, the Court acknowledged that Validus had raised serious questions to be tried.

On May 12, 2009, Validus filed three preliminary proxy statements with the SEC to, respectively, (i) solicit votes from IPC shareholders to approve the Validus scheme of arrangement at the court-ordered IPC meeting, (ii) solicit requisitions from IPC shareholders to compel the board of directors of IPC to call the IPC special general meeting and (iii) solicit votes to approve certain proposals at the IPC special general meeting.

On May 12, 2009, Validus commenced the exchange offer.

On May 14, 2009, Validus amended its registration statement on Form S-4 and the underlying prospectus/offer to exchange.

On May 14, 2009, IPC filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 13, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer.

On May 14, 2009, Validus filed an application to the Supreme Court of Bermuda to convene the court-ordered IPC meeting to approve the Validus scheme of arrangement. The Court issued its decision on Validus’ application on May 29, 2009. In the decision, the Court rejected IPC’s primary contention that the Court lacked jurisdiction to sanction the Validus scheme of arrangement without approval of IPC’s board of directors, and found that the Validus scheme of arrangement could be approved on behalf of IPC by its shareholders acting at the IPC special general meeting. The Court, however, determined not to exercise its discretion to order the court-ordered IPC meeting (at which the IPC shareholders may consider and vote on approval of the Validus scheme of arrangement) in advance of the vote on the proposed Max amalgamation and evidence of IPC shareholder support for the Validus scheme of arrangement. Based on this decision, Validus will be able to pursue its scheme of arrangement if IPC shareholders reject the proposed Max amalgamation at IPC’s annual general meeting on June 12, 2009.

On May 18, 2009, Validus delivered an offer letter to IPC advising IPC of the increased economic terms of the Validus amalgamation offer and containing the amendment to the Validus amalgamation agreement.

Later on May 18, 2009, IPC issued a press release announcing that its board of directors, along with its legal and financial advisors, would carefully review the revised terms of the exchange offer consistent with its fiduciary duties and make a formal recommendation to IPC shareholders in accordance therewith.

Also on May 18, 2009, Validus filed an investor presentation titled “Improved Superior Proposal for IPC Shareholders” with the SEC.

On May 19, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9.

Also on May 19, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of the Validus common shares in connection with the acquisition of IPC.

On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer.

On May 21, 2009, Validus amended its registration statement on Form S-4 and the underlying prospectus/offer to exchange.

On May 26, 2009, Validus filed the definitive proxy statement with the SEC seeking proxies from Validus shareholders to approve the issuance of Validus common shares in connection with the acquisition of IPC. Validus commenced mailing definitive proxy materials and proxy cards to Validus shareholders on or about May 27, 2009.

Also on May 26, 2009, Validus filed an amendment to its preliminary proxy statement with respect to soliciting votes from IPC shareholders to approve the Validus scheme of arrangement at the court-ordered IPC meeting.

Reasons for the Exchange Offer

We are still hopeful that IPC’s board of directors will recognize that the Validus amalgamation offer, as amended to increase the consideration offered and revise certain other terms, is a “superior proposal” (as defined in the Max amalgamation agreement) and that IPC’s board of directors will approve the Validus amalgamation agreement if the Max amalgamation agreement is terminated. However, we commenced the exchange offer as an alternative method to accomplish the acquisition of the issued and outstanding IPC common shares.

Validus believes that the acquisition of IPC represents a compelling combination and excellent strategic fit that will enable the combined company to capitalize on opportunities in the global reinsurance market. Successful completion of the exchange offer would allow IPC shareholders to benefit from the superior growth potential of a combined company that would be a leading carrier in Bermuda’s short-tail reinsurance and insurance markets, with a strong balance sheet and quality diversification in profitable business lines. The Validus common shares to be issued and cash to be paid to IPC shareholders in exchange for IPC common shares in the exchange offer and second-step acquisition will provide IPC shareholders with an immediate premium for their shares and will allow IPC shareholders to participate in the growth and opportunities of the combined company while receiving cash for a portion of their investment in IPC common shares. Validus believes that the combination of Validus and IPC offers a number of benefits to holders of IPC common shares, including the following:

The exchange offer provides a premium to IPC shareholders.

Based upon closing prices of IPC common shares and Validus common shares as of March 30, 2009, the last trading day prior to the initial Validus offer, the exchange offer would have had a value of $30.98 per IPC common share, or approximately $1.75 billion in the aggregate, which represented a 21.9% premium to the trading value of IPC common shares as of such date and a 27.7% premium over $24.26, which was the average closing price of IPC common shares between March 2, 2009, the day IPC and Max announced the proposed Max amalgamation, and March 30, 2009, the last trading day before we announced the initial Validus offer. The premium represented by the exchange offer may be larger or smaller depending on the market price of each of the IPC common shares and the Validus common shares at the expiration time of the exchange offer and will fluctuate between now and then depending on the market prices. Based upon the closing prices on May 29, 2009, the last practicable date prior to the filing of this prospectus/offer to exchange, the exchange offer had a value of $28.62 per IPC common share, or $1.60 billion in the aggregate, which represented a 15.2% premium to the closing price of the IPC common shares as of such date and a premium of 12.6% over the March 30, 2009 closing price of the IPC common shares. In addition, the meaningful cash component that has been added to the exchange offer provides IPC shareholders with the opportunity to achieve immediate liquidity on a portion of their investment in IPC common shares.

Information with respect to the range of closing prices for IPC common shares for certain dates and periods is set forth in the section of this prospectus/offer to exchange entitled “Comparative Market Price and Dividend Information.” Validus urges IPC shareholders to obtain a current market quotation for IPC common shares.

The Validus common shares to be issued to IPC shareholders in exchange for IPC common shares under the exchange offer represent what we believe is an attractive investment.

We believe that the relative performance of Validus common shares in the market indicates that the markets view Validus as a more attractive investment than Max. From July 24, 2007 (the date of Validus’ initial public offering) through March 30, 2009 (the last trading day prior to the announcement of the initial Validus offer), Validus common shares have appreciated 13.2% whereas Max common shares have declined 36.5% over the same period. Based on the closing prices of Validus common shares and Max common shares on March 30, 2009, the last day of trading prior to Validus’ announcement of the initial Validus offer, Validus common shares traded at a premium to their diluted book value and diluted tangible book value of 1.05x and 1.13x, respectively, whereas Max common shares traded at a discount of 0.76x and 0.77x, respectively.

Between December 31, 2005 and December 31, 2008, and notwithstanding the significant property catastrophe claim activity during this period (generated, for instance, by Hurricanes Ike and Gustav), Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. In 2008, Validus grew its book value per share by 2.4% compared to Max’s decline in book value of 10.8% during the same period. Moreover, Validus common shares are more liquid than Max common shares (as measured by their respective dollar trading volumes in various periods prior to announcement of the proposed Max amalgamation). Further, as a shareholder of Validus following completion of the exchange offer, you will receive a dividend payable by Validus at an equivalent annual rate of approximately $0.90 per IPC common share (based on Validus’ current annual rate of $0.80 per Validus common share multiplied by the exchange ratio of 1.1234), compared to the current IPC annual dividend of $0.88 per IPC common share, in both cases based on the most recent quarterly dividends declared and paid by each company.

Additionally, Validus common shares are significantly less volatile than Max common shares. As measured by Bloomberg, during the 260 business day (approximately one year) period prior to the announcement of the proposed Max amalgamation, the annualized daily volatility of Max’s shares was 79.4 compared to 61.0 for Validus common shares. Volatility represents the standard deviation of the day-over-day difference in the daily share price change. Although we believe that the exchange offer would provide the IPC shareholders with a significant premium for their IPC common shares upon consummation, because both the proposed Max amalgamation and the exchange offer provide for stock consideration with fixed exchange ratios, the respective values of the proposed Max amalgamation and the exchange offer to IPC shareholders will vary over time based on relative changes in the market prices of each company’s common shares, which could result in a smaller premium or no premium.

A Validus/IPC combination will have a strong balance sheet with minimal exposure to risky asset classes.

Under the proposed Max amalgamation, IPC will be assuming the entirety of Max’s assets and liabilities. Despite statements by IPC’s board of directors of its desire to reduce earnings volatility through a business combination, it has proposed a transaction in which IPC shareholders will assume an investment portfolio with a significant concentration of risky assets, including alternative investments, and inadequate property and casualty and life and annuity reserves. According to the Max 2008 Form 10-K, Max’s holdings of alternative investments totaled 61% of its tangible equity, indicating a significant amount of embedded risk. Despite Max’s announced plan to reduce its exposure to alternative investments to 10% to 12% of its portfolio (according to recent Max disclosures), as a result of the proposed Max amalgamation IPC’s investment in alternative investments would increase from 7% of its total portfolio at December 31, 2008 to 12% of its total portfolio on a pro forma basis after giving effect to the proposed Max amalgamation, an increase of 5%. The riskiness of the Max balance sheet is evident in the fact that Max wrote down the value of its alternative assets in 2008 by $233 million, a markdown which exceeded its underwriting income. In contrast, Validus holds no alternative investments in its investment portfolio and has specific investment policies in place prohibiting it from investing in those asset classes, which it believes are unduly risky to its shareholders and policyholders. Validus believes counterparties will view the strength of Validus’ balance sheet very favorably as buyers are rethinking counterparty risk in the current environment, giving Validus a significant advantage over many of its competitors.

Also, according to the IPC/Max S-4, IPC will have to reflect a fair value adjustment of $130 million to Max’s property and casualty and life and annuity reserves, which directly and adversely impacts the capitalization of the combined IPC/Max. We believe that this need to adjust reserves is indicative of prior under-reserving by Max in its businesses. Validus does not expect that the combination of Validus and IPC will require additions or adjustments to IPC’s or Validus’ existing insurance reserves. Although IPC discloses that the amount of the fair value adjustment will be amortized into the combined IPC/Max’s income each year and will increase the amount of net income each year during the amortization period, any amortization will be limited to the extent that losses exceed Max’s prior unadjusted reserves.

Additionally, an IPC/Validus combination will result in a combined entity with pro forma GAAP shareholders’ equity of approximately $3.5 billion as of December 31, 2008 and $3.6 billion as of March 31, 2009. This compares to a combined IPC/Max pro forma shareholders’ equity of approximately $3.0 billion at December 31, 2008, according to the IPC/Max S-4. Validus believes that a significant capital base provides an important competitive advantage for companies in Validus’ industry, especially given the current economic climate in which companies face limited access to new capital and the demand for reinsurance is increasing.

Validus offers IPC a highly experienced, first class management team.

Validus offers IPC a highly experienced, first-class management team. Validus’ management team has demonstrated the ability to execute growth strategies successfully, carefully manage risk and deliver enhanced shareholder value. Under the stewardship of its current management, Validus has completed the acquisition of Talbot and established a presence in the energy and aviation markets. Similarly, between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% rate compared to Max’s 8.8% growth rate over the same period. The superior performance of the leadership of the Validus management team is evidenced by the fact that Validus common shares traded at a premium of 1.05x and 1.13x, respectively, to Validus’ diluted book value and diluted tangible book value based on the closing price of Validus common shares on March 30, 2009. In comparison, Max common shares traded at a discount of 0.76x and 0.77x , respectively, to Max’s diluted book value and diluted tangible book value based on the closing price of Max common shares on March 30, 2009. Please see Schedule I to this prospectus/offer to exchange.

The exchange offer and second-step acquisition provide IPC shareholders with an opportunity for stable, profitable diversification into attractive business lines and further growth.

By entering into the proposed Max amalgamation, IPC’s board of directors has chosen to combine with an entity that reported a comprehensive net loss of $200.4 million, or $3.10 per Max diluted share, in 2008. While Max reported a combined ratio of 91.9% in 2008, its underwriting results benefited from $106 million in favorable reserve development. Excluding this benefit, Max’s underwriting activities in the 2008 year generated an underwriting loss and a combined ratio of 110.6%. Max’s U.S. Specialty segment, the centerpiece of its “diversified” businesses, operated in 2008 with a combined ratio of 138.5%. The combined ratio is a commonly used measure of an insurance company’s underwriting profitability. It is calculated as the sum of an insurer’s net loss ratio and its expense ratio. A combined ratio below 100% indicates profitable underwriting; a combined ratio of 100% or higher indicates that premiums are less than aggregate claims and expenses. The net loss ratio is calculated by dividing losses and loss expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. As evidenced by Max’s combined ratio in 2008, Max’s underwriting business was loss-making in 2008. In contrast, the combined ratio at Validus in 2008, notwithstanding the unusual concurrence of two major events giving rise to claims (Hurricanes Gustav and Ike) was 92.2%, indicating profitable underwriting results.

Max’s results have been significantly more volatile than those of Validus in recent years, despite statements by IPC’s board of directors and Max’s management alleging the reduced volatility that will result from an IPC/Max combination. For example, according to the Max 2008 Form 10-K, Max’s return on average shareholders’ equity has varied between -12.2% and 20.4% in the period from 2006 through 2008. In contrast, Validus’ return on average shareholders’ equity has varied between 2.7% and 26.9% in the same period, and has been higher than Max’s in each of those years.

The decision of the IPC board of directors to combine with a volatile, underperforming entity “diversifies” IPC and its shareholders into businesses which have earned returns below what IPC earned on a standalone basis in the same period. In that context, we would urge you to consider that Validus generated comprehensive income of $45.3 million, or net income of $0.61 per Validus diluted share, in 2008.

Validus is one of the leading providers of short-tail insurance globally, writing over $1.0 billion of non-catastrophe business in 2008 in 134 countries around the world from offices in Bermuda, London, Singapore, New York and Miami. Validus is a global leader in profitable business lines including marine, energy and war and terrorism. In independent forecasts conducted by Willis Re, the Council of Insurance Agents and Brokers and Aon, the rate trends in business lines which accounted for approximately 86% of Validus’ 2008 non-reinsurance gross written premiums (marine, property, war and terrorism, and financial institutions) are currently positive, whereas the same independent forecasts predict negative rate changes in business lines which accounted for 58% of Max’s 2008 non-reinsurance gross written premiums. Validus believes its diverse businesses would be highly complementary with IPC’s existing operations and provide meaningful, profitable diversification. Validus’ management team has consistently articulated Validus’ business plan: to grow in profitable segments. It has taken significant steps in this direction in the last few years. Its acquisition of Talbot in 2007 gave Validus access to a premier underwriting franchise in the Lloyds’ syndicate, which has already proven a profitable investment. In addition, Validus has set the stage for further organic growth by adding market leading teams in Latin America and the energy and aviation segments. It has global licenses that will permit Validus to expand in other lines if and when the pricing presents a profitable opportunity to do so. Validus believes that the combination of IPC and Validus will bolster all of these initiatives and give the combined company a leading platform and additional opportunities for growth.

THE EXCHANGE OFFER

Validus is offering to exchange for each outstanding IPC common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying revised pink letter of transmittal. In addition, you will receive cash in lieu of any fractional Validus common share to which you may be entitled.

The term “expiration time of the exchange offer” means 5:00 p.m., New York City time (6:00 p.m., Atlantic Time) on June 26, 2009, unless Validus extends the period of time for which the exchange offer is open, in which case the term “expiration time of the exchange offer” means the latest time and date on which the exchange offer, as so extended, expires.

The exchange offer is subject to conditions which are described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer.” Validus expressly reserves the right, subject to the applicable rules and regulations of the SEC, to waive any condition of the exchange offer described herein in its discretion, except for the conditions described under the subheadings “Shareholder Approval Condition,” “Registration Statement Condition,” and “NYSE Listing Condition” in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” below, each of which cannot be waived. Validus expressly reserves the right to make any changes to the terms and conditions of the exchange offer (subject to any obligation to extend the exchange offer pursuant to the applicable rules and regulations of the SEC), including, without limitation, with respect to increasing or decreasing the consideration payable per IPC common share in the exchange offer.

If you are the record owner of your IPC common shares and you tender your IPC common shares in the exchange offer, you will not have to pay any brokerage fees or similar expenses. If you own your IPC common shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your IPC common shares on your behalf, your broker or such other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

The purpose of the exchange offer is for Validus to acquire control of, and ultimately the entire equity interest in, IPC. Validus has publicly expressed a desire to enter into a negotiated business combination with IPC. As of the date of this prospectus/offer to exchange, IPC has not been willing to meet or negotiate with Validus. On March 31, 2009, Validus sent the initial Validus offer to IPC. IPC announced on April 7, 2009 that its board of directors had determined that the initial Validus offer did not constitute a superior proposal to the Max amalgamation agreement and reaffirmed its support of the proposed Max amalgamation. On May 18, 2009, Validus publicly announced that it had delivered to IPC an increased offer to acquire each outstanding IPC common share for (i) 1.1234 Validus common shares and (ii) $3.00 in cash (less any applicable withholding taxes and without interest). Validus has also delivered the Validus amalgamation agreement signed by Validus so that, upon a termination of the Max amalgamation agreement, IPC would have the certainty of Validus’ transaction and would be able to sign the Validus amalgamation agreement. Validus commenced the exchange offer on May 12, 2009 on the economic terms set forth in the initial Validus offer. On May 14, 2009, IPC filed a Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 13, 2009 and determined to recommend that IPC shareholders reject the exchange offer and not tender their IPC common shares to Validus. Validus amended the exchange offer to reflect the revised terms of the Validus amalgamation offer on May 18, 2009. On May 21, 2009, IPC filed an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 reporting that IPC’s board had met on May 20, 2009 and stating IPC’s board of directors’ recommendation that IPC shareholders reject the revised terms of the exchange offer and not tender their IPC common shares to Validus pursuant to the exchange offer.

Validus intends, promptly following acceptance for exchange and exchange of IPC common shares in the exchange offer, to effect the second-step acquisition pursuant to which Validus will acquire all shares of those IPC shareholders who choose not to tender their IPC common shares pursuant to the exchange offer in accordance with either Section 102 or Section 103 of the Companies Act, as applicable. After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus and Validus will own all of the issued and outstanding IPC common shares. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act. Please see the sections of this prospectus/offer to exchange entitled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Statutory Requirements; Second-Step Acquisition”; “The Exchange Offer — Short-Form Amalgamation”; and “The Exchange Offer — Plans for IPC.”

Subject to applicable law, Validus reserves the right to amend the exchange offer (including by amending the offer consideration to be offered in the exchange offer or second-step acquisition or the structure of the second-step acquisition), including upon entering into an amalgamation agreement with IPC, or to pursue an acquisition of IPC not involving an exchange offer (including the Validus scheme of arrangement), in which event we would terminate the exchange offer and the IPC common shares would, upon consummation of such acquisition, be converted into the right to receive the consideration negotiated by Validus and IPC, or offered pursuant to such alternative acquisition structure. Please see the sections of this prospectus/offer to exchange entitled “The Exchange Offer — Plans for IPC” and “The Exchange Offer — Extension, Termination and Amendment.”

Based on Validus’ and IPC’s respective capitalizations as of March 31, 2009 and the exchange ratio of 1.1234, Validus estimates that if all IPC common shares are exchanged pursuant to the exchange offer and the second-step acquisition, former IPC shareholders would own, in the aggregate, approximately 41.3% of the issued and outstanding Validus common shares and Validus non-voting common shares on a fully-diluted basis. For a detailed discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Ownership of Validus After the Exchange Offer.”

Expiration Time of the Exchange Offer

The exchange offer is scheduled to expire at 5:00 p.m., New York City time (6:00 p.m., Atlantic Time), on June 26, 2009, which is the expiration time of the exchange offer, unless further extended by Validus. For more information, you should read the discussion below in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the exchange offer, Validus also expressly reserves the right (but will not be obligated) (1) to extend, for any reason, the period of time during which the exchange offer is open, (2) to delay acceptance for exchange of, or exchange of, IPC common shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act, which requires Validus to pay the consideration offered or to return IPC common shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the exchange offer), (3) to terminate the exchange offer without accepting for exchange, or exchanging, any IPC common shares if any of the individually subheaded conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied immediately prior to the expiration time of the exchange offer or if any event specified in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred; (4) to amend or terminate the exchange offer without accepting for exchange or exchanging any IPC common shares if Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation, scheme of arrangement or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, or the Supreme Court of Bermuda sanctions a scheme of arrangement between IPC and its shareholders whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated; and (5) to amend the exchange offer or to waive any conditions to the exchange offer at any time, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the exchange agent and by making public announcement thereof.

The expiration time of the exchange offer may also be subject to multiple extensions and any decision to extend the exchange offer, and if so, for how long, will be made at the expiration time of the exchange offer.

Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time (10:00 a.m., Atlantic Time), on the next business day after the previously scheduled expiration time of the exchange offer. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Validus may choose to make any public announcement, Validus will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

Rule 14e-1(c) under the Exchange Act requires Validus to pay the consideration offered or return the IPC common shares tendered promptly after the termination or withdrawal of the exchange offer.

If Validus increases or decreases the percentage of IPC common shares being sought or increases or decreases the consideration to be paid for IPC common shares pursuant to the exchange offer and the exchange offer is scheduled to expire at any time before the expiration of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the exchange offer will be extended until the expiration of 10 business days from, and including, the date of such notice. If Validus makes a material change in the terms of the exchange offer (other than a change in the price to be paid in the exchange offer or the percentage of securities sought) or in the information concerning the exchange offer, or waives a material condition of the exchange offer, Validus will extend the exchange offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the exchange offer. In a published release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer, and that the waiver of a condition such as the condition described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Minimum Tender Condition” is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date that the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of the price to be paid in the exchange offer or the percentage of shares sought in the exchange offer, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

As used in this prospectus/offer to exchange, a “business day” means any day, other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time. If, prior to the expiration time of the exchange offer, Validus increases the consideration being paid for IPC common shares accepted for exchange pursuant to the exchange offer, such increased consideration will be received by all shareholders whose common shares are exchanged pursuant to the exchange offer, whether or not such IPC common shares were tendered prior to the announcement of the increase of such consideration.

Pursuant to Rule 14d-11 under the Exchange Act, Validus may, subject to certain conditions, elect to provide a subsequent offering period of at least three business days following the expiration time of the exchange offer on the date of the expiration time of the exchange offer and acceptance for exchange of the IPC common shares tendered in the exchange offer. A subsequent offering period would be an additional period of time, following the first exchange of IPC common shares in the exchange offer, during which shareholders could tender IPC common shares not tendered in the exchange offer.

During a subsequent offering period, tendering shareholders would not have withdrawal rights and Validus would promptly exchange and pay for any IPC common shares tendered at the same price paid in the exchange offer. Rule 14d-11 under the Exchange Act provides that Validus may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the exchange offer has expired, (2) Validus offers the same form and amount of consideration for IPC common shares in the subsequent offering period as in the initial offer, (3) Validus immediately accepts and promptly pays for all IPC common shares tendered during the exchange offer prior to its expiration, (4) Validus announces the results of the exchange offer, including the approximate number and percentage of IPC common shares deposited in the exchange offer, no later than 9:00 a.m., New York City time (10:00 a.m., Atlantic Time), on the next business day after the expiration time of the exchange offer and immediately begins the subsequent offering period and (5) Validus immediately accepts and promptly pays for IPC common shares as they are tendered during the subsequent offering period. If Validus elects to include a subsequent offering period, it will notify shareholders of IPC by making a public announcement on the next business day after the expiration time of the exchange offer consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to shares tendered in the exchange offer and accepted for exchange. The same consideration will be received by shareholders tendering IPC common shares in the exchange offer or in a subsequent offering period, if one is included. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights.”

A request has been made by Validus to IPC pursuant to Rule 14d-5 under the Exchange Act for the use of IPC’s shareholder lists and security position listings for the purpose of disseminating the exchange offer materials (and amendments thereto) to IPC shareholders. IPC has elected to disseminate the exchange offer materials to IPC shareholders, including a letter of transmittal and all other relevant materials to record holders of IPC common shares and brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on IPC’s shareholder lists, or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of IPC common shares.

Acceptance for Exchange, and Exchange, of IPC Common Shares; Delivery of Offer Consideration

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), Validus will accept for exchange promptly after the expiration time of the exchange offer all IPC common shares validly tendered (and not withdrawn in accordance with the procedure set out in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights”) prior to the expiration time of the exchange offer. Validus shall exchange all IPC common shares validly tendered and not withdrawn promptly following the acceptance of IPC common shares for exchange pursuant to the exchange offer. Validus expressly reserves the right, in its discretion, but subject to the applicable rules of the SEC, to delay acceptance for and thereby delay exchange of IPC common shares in order to comply in whole or in part with applicable laws or if any of the conditions referred to in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or if any event specified in the section of the prospectus/offer to exchange entitled “The Exchange Offer — Conditions of the Exchange Offer” under the subheading “Other Conditions” has occurred. If Validus decides to include a subsequent offering period, Validus will accept for exchange, and promptly exchange, all validly tendered IPC common shares as they are received during the subsequent offering period. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Withdrawal Rights.”

In all cases (including during any subsequent offering period), Validus will exchange all IPC common shares tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of (1) the certificates evidencing such IPC common shares or timely confirmation (a “book-entry confirmation”) of a book-entry transfer of such IPC common shares into the exchange agent’s account at The Depository Trust Company pursuant to the procedures set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering,” (2) the revised pink letter of transmittal or original blue letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (3) any other documents required under the revised pink letter of transmittal or original blue letter of transmittal. This prospectus/offer to exchange refers to The Depository Trust Company as the “Book-Entry Transfer Facility.” As used in this prospectus/offer to exchange, the term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of the book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the IPC common shares that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the revised pink letter of transmittal or original blue letter of transmittal and that Validus may enforce such agreement against such participant.

For purposes of the exchange offer (including during any subsequent offering period), Validus will be deemed to have accepted for exchange, and thereby exchanged, IPC common shares validly tendered and not properly withdrawn as, if and when Validus gives oral or written notice to the exchange agent of Validus’ acceptance for exchange of such IPC common shares pursuant to the exchange offer. Upon the terms and subject to the conditions of the exchange offer, exchange of IPC common shares accepted for exchange pursuant to the exchange offer will be made by deposit of the offer consideration being exchanged therefor with the exchange agent, which will act as agent for tendering shareholders for the purpose of receiving the offer consideration from Validus and transmitting such consideration to tendering shareholders whose IPC common shares have been accepted for exchange. Under no circumstances will Validus pay interest on the exchange offer consideration for IPC common shares, regardless of any extension of the exchange offer or other delay in making such exchange.

If any tendered IPC common shares are not accepted for exchange for any reason pursuant to the terms and conditions of the exchange offer, or if certificates representing such shares are submitted evidencing more IPC common shares than are tendered, certificates evidencing unexchanged or untendered IPC common shares will be returned, without expense to the tendering shareholder (or, in the case of IPC common shares tendered by book-entry transfer into the exchange agent’s account at a Book-Entry Transfer Facility pursuant to the procedure set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering,” such IPC common shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the exchange offer. Validus reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the IPC common shares tendered pursuant to the exchange offer, but any such transfer or assignment will not relieve Validus of its obligations under the exchange offer or prejudice the rights of tendering shareholders to exchange IPC common shares validly tendered and accepted for exchange pursuant to the exchange offer.

IPC common shares previously validly tendered (and not withdrawn) prior to the date of this prospectus/offer to exchange in connection with the exchange offer will be entitled to receive the offer consideration described in this prospectus/offer to exchange in the event such IPC common shares are accepted for exchange by Validus and exchanged for the offer consideration.

Cash In Lieu of Fractional Validus Common Shares

Validus will not issue certificates representing fractional Validus common shares pursuant to the exchange offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional Validus common share will receive cash (rounded to the nearest whole cent) in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder would otherwise be entitled (after aggregating all fractional Validus common shares that would otherwise be received by such shareholder) by (ii) the closing price of Validus common shares as reported on the NYSE on the last trading day prior to the expiration time of the exchange offer.

Procedure for Tendering

In order for a holder of IPC common shares to tender IPC common shares pursuant to the exchange offer, the exchange agent must receive, prior to the expiration time of the exchange offer, the revised pink letter of transmittal or original blue letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by such letter of transmittal, at one of its addresses set forth on the back cover of this prospectus/offer to exchange and either (1) the certificates evidencing tendered IPC common shares must be received by the exchange agent at such address or such IPC common shares must be tendered pursuant to the procedure for book-entry transfer described below and a book-entry confirmation must be received by the exchange agent (including an Agent’s Message), in each case prior to the expiration time of the exchange offer or the expiration of the subsequent offering period, if one is provided, or (2) the tendering shareholder must comply with the guaranteed delivery procedures described below.

Tendering IPC shareholders may continue to use the original blue letter of transmittal and the original green notice of guaranteed delivery previously circulated with the prospectus/offer to exchange dated May 13, 2009, or they may use the revised pink letter of transmittal and the revised yellow notice of guaranteed delivery circulated with this prospectus/offer to exchange. IPC shareholders using the original blue letter of transmittal to tender their IPC common shares will nevertheless be deemed to be tendering pursuant to the terms and conditions contained in this prospectus/offer to exchange and the enclosed revised pink letter of transmittal and will receive 1.1234 Validus common shares and $3.00 in cash, less any applicable withholding taxes and without interest.

The method of delivery of share certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.  The exchange agent will establish accounts with respect to the IPC common shares at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus/offer to exchange. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of IPC common shares by causing the Book-Entry Transfer Facility to transfer such IPC common shares into the exchange agent’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of IPC common shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent’s Message and any other required documents must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus/offer to exchange prior to the expiration time of the exchange offer or the expiration of the subsequent offering period, if one is provided, or the tendering shareholder must comply with the guaranteed delivery procedures described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the exchange agent.

Signature Guarantees.  No signature guarantee is required on a letter of transmittal (1) if a letter of transmittal is signed by a registered holder of IPC common shares who has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” the original blue letter of transmittal or revised pink letter of transmittal or (2) if IPC common shares are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an “Eligible Institution”). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. If a certificate evidencing IPC common shares is registered in the name of a person other than the signer of a letter of transmittal, or if the exchange offer consideration is to be delivered, or a share certificate not accepted for exchange or not tendered is to be returned, to a person other than the registered holder(s), then such certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the original blue letter of transmittal or revised pink letter of transmittal.

Guaranteed Delivery.  If a shareholder desires to tender IPC common shares pursuant to the exchange offer and such shareholder’s certificate(s) evidencing such IPC common shares are not immediately available, such shareholder cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration time of the exchange offer, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such IPC common shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(1) such tender is made by or through an Eligible Institution;

(2) a properly completed and duly executed original green notice of guaranteed delivery or revised yellow notice of guaranteed delivery, substantially in the form made available by Validus, is received prior to the expiration time of the exchange offer by the exchange agent as provided below; and

(3) the share certificates (or a book-entry confirmation) evidencing all tendered IPC common shares, in proper form for transfer, in each case together with the original blue letter of transmittal or revised pink letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the original blue letter of transmittal or revised pink letter of transmittal are received by the exchange agent within three NASDAQ Global Select Market trading days after the date of execution of such notice of guaranteed delivery.

The original green notice of guaranteed delivery or revised yellow notice of guaranteed delivery may be delivered by hand or mail or by facsimile transmission to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in such notice of guaranteed delivery. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

In all cases (including during any subsequent offering period), exchanges of IPC common shares tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the certificates evidencing such IPC common shares, or a book-entry confirmation of the delivery of such IPC common shares (except during any subsequent offering period), and the the original blue letter of transmittal or revised pink letter of transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and any other documents required by the original blue letter of transmittal or revised pink letter of transmittal.

Determination of Validity.  Validus’ interpretation of the terms and conditions of the exchange offer (including the the original blue letter of transmittal or revised pink letter of transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of IPC common shares will be determined by Validus, in its discretion, which determination shall be final and binding to the fullest extent permitted by law. Validus reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Validus also reserves the absolute right to waive any condition of the exchange offer to the extent permitted by applicable law or any defect or irregularity in the tender of any IPC common shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of IPC common shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Validus or any of their respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

A tender of IPC common shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the exchange offer, as well as the tendering shareholder’s representation and warranty to Validus that (1) such shareholder owns the tendered IPC common shares (and any and all other IPC common shares or other securities issued or issuable in respect of such IPC common shares), (2) the tender complies with Rule 14e-4 under the Exchange Act, (3) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered IPC common shares (and any and all other IPC common shares or other securities issued or issuable in respect of such IPC common shares) and (4) when the same are accepted for exchange, Validus will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

The acceptance for exchange by Validus of IPC common shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Validus upon the terms and subject to the conditions of the exchange offer.

Appointment as Proxy; Other Agreements.  By executing the original blue letter of transmittal or revised pink letter of transmittal, or through delivery of an Agent’s Message, as set forth above, a tendering shareholder irrevocably appoints designees of Validus as such shareholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in such letter of transmittal, to the full extent of such shareholder’s rights with respect to the IPC common shares tendered by such shareholder and accepted for exchange by Validus (and with respect to any and all other IPC common shares or other securities issued or issuable in respect of such IPC common shares on or after the date of this prospectus/offer to exchange). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered IPC common shares (and such other IPC common shares and securities). Such appointment will be effective when, and only to the extent that, Validus accepts such IPC common shares for exchange. Upon appointment, all prior powers of attorney and proxies given by such shareholder with respect to such IPC common shares (and such other IPC common shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Validus will, with respect to the IPC common shares (and such other IPC common shares and securities) for which the appointment is effective, be empowered to exercise all voting, consent and other rights of such shareholder as they in their discretion may deem proper at any annual or special meeting of IPC shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Validus reserves the right to require that, in order for IPC common shares to be deemed validly tendered, immediately upon Validus’ acceptance of IPC common shares for exchange, Validus must be able to exercise full voting, consent and other rights with respect to such IPC common shares (and such other IPC common shares and securities).

The foregoing proxies are effective only upon acceptance for exchange of IPC common shares tendered pursuant to the exchange offer. The exchange offer does not constitute a solicitation of proxies (absent an exchange of IPC common shares) for any meeting of IPC shareholders, which will be made only pursuant to separate proxy materials or consent solicitation materials complying with the requirements of the rules and regulations of the SEC. See the section of this prospectus/offer to exchange entitled “Solicitation of Proxies.”

In addition, by tendering IPC common shares pursuant to the exchange offer, a tendering shareholder will agree (and, if applicable, the registered holder of the IPC common shares holding such shares for the benefit of a tendering IPC shareholder will also agree (and the tendering shareholder shall procure such agreement)) that such tender is a scheme or contract involving the transfer of IPC common shares for the purposes of Section 102 of the Companies Act. To the extent a tendering IPC shareholder holds IPC common shares beneficially, and is not the registered holder of such IPC common shares, such IPC shareholder will instruct, and will take all further action to instruct and cause, the registered holder of such IPC common shares to approve the contract for the transfer of such IPC common shares and to take such actions and execute such documents as Validus may request of such registered holder in order for Validus to avail itself of, and fully comply with, Section 102 of the Companies Act.

Backup Withholding.  Under the current “backup withholding” provisions of U.S. federal income tax law, the exchange agent may be required to withhold 28% of the amount of any payments pursuant to the exchange offer or the second-step acquisition. In order to prevent backup withholding with respect to payments to certain shareholders for IPC common shares sold pursuant to the exchange offer or received pursuant to the second-step acquisition, each such shareholder must provide the exchange agent with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the original blue letter of transmittal or revised pink letter of transmittal, or otherwise establish an exemption. Certain shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the exchange offer or the second-step acquisition may be subject to backup withholding. All shareholders surrendering IPC common shares pursuant to the exchange offer or the second-step acquisition that are U.S. persons should complete and sign the Substitute Form W-9 included in the original blue letter of transmittal or revised pink letter of transmittal to provide the information necessary to avoid backup withholding. Non-U.S. shareholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the exchange agent) in order to avoid backup withholding.

Withdrawal Rights

Tenders of IPC common shares made pursuant to the exchange offer are irrevocable except that such IPC common shares may be withdrawn at any time prior to the expiration time of the exchange offer and, if Validus has not accepted your IPC common shares for exchange by the expiration time of the exchange offer, at any time following 60 days from commencement of the exchange offer. If Validus elects to extend the exchange offer, is delayed in its acceptance for exchange of IPC common shares or is unable to accept IPC common shares for exchange pursuant to the exchange offer for any reason, then, without prejudice to Validus’ rights under the exchange offer, the exchange agent may, on behalf of Validus, retain tendered IPC common shares, and such IPC common shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the exchange offer to the extent required by law. If Validus decides to include a subsequent offering period, IPC common shares tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus/offer to exchange. Any such notice of withdrawal must specify the name of the person who tendered the IPC common shares to be withdrawn, the number of IPC common shares to be withdrawn and the name of the registered holder of such IPC common shares, if different from that of the person who tendered such IPC common shares. If certificates evidencing IPC common shares to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such IPC common shares have been tendered by or for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If IPC common shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn IPC common shares.

Withdrawals of IPC common shares may not be rescinded. Any IPC common shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. However, withdrawn IPC common shares may be re-tendered at any time prior to the expiration time of the exchange offer (or during the subsequent offering period, if one is provided) by following one of the procedures described in the section of this prospectus/offer to exchange entitled “The Exchange Offer — Procedure for Tendering” (except IPC common shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Validus, in its discretion, whose determination will be final and binding to the fullest extent permitted by law. None of Validus or any of their respective affiliates or assigns, the dealer manager, the exchange agent, the information agent or any other person will be under any duty to give any notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Announcement of Results of the Exchange Offer

Validus will announce the final results of the exchange offer, including whether all of the conditions to the exchange offer have been fulfilled or waived and whether Validus will accept the tendered IPC common shares for exchange after expiration time of the exchange offer. The announcement will be made by a press release.

Ownership of Validus After the Exchange Offer

Based the exchange ratio of 1.1234, Validus estimates that if all IPC common shares are exchanged pursuant to the exchange offer and/or the second-step acquisition, former IPC shareholders would own, in the aggregate, approximately 41.3% of the issued and outstanding Validus common shares and Validus non-voting common shares on a fully-diluted basis using the treasury stock method for IPC and the as-if-converted method for Validus, assuming that:

•	Validus exchanges, pursuant to the exchange offer and/or the second-step acquisition, all of the outstanding IPC common shares, the number of which is assumed to be 56,092,672, the total number of IPC common shares reported as of March 31, 2009;

•	Validus exchanges, pursuant to the exchange offer or the second-step acquisition, the IPC common shares issuable upon the exercise or vesting of outstanding options, restricted common shares, restricted share units, and performance share units, of which there were reported to be 976,275 as of March 31, 2009; and

•	90,317,793 Validus common shares and Validus non-voting common shares were outstanding on a fully-diluted basis, including 75,828,922 Validus common shares and Validus non-voting common shares, 8,680,149 Validus common shares underlying outstanding warrants, 2,795,868 Validus common shares underlying unexercised options, 2,998,069 restricted Validus common shares, and 14,785 restricted share units respectively, as of March 31, 2009.

Material U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences to U.S. holders (as defined below) of IPC common shares of (i) the exchange offer, second-step acquisition and short-form amalgamation and (ii) holding and disposing of the Validus common shares received pursuant to the exchange offer and second-step acquisition. This summary is based on provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, each as in effect as of the date of this prospectus/offer to exchange, all of which are subject to change at any time, possibly with retroactive effect. Any such change could alter the tax consequences described herein. No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or is expected to be obtained, regarding the U.S. federal income tax consequences described herein. This discussion is not binding on the IRS or any court, and there can be no assurance that the IRS will not take a contrary position or that any contrary position taken by the IRS will not be sustained by a court. This summary assumes that a U.S. holder holds a Validus or IPC common share as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).

For purposes of this summary, the term “U.S. holder” means a beneficial owner of Validus or IPC common shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States and the authority of one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, to control all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity treated as a partnership for U.S federal income tax purposes holds Validus or IPC common shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold Validus or IPC common shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences applicable to them with respect to the exchange offer, second-step acquisition and short-form amalgamation and the disposition of Validus common shares received pursuant to the exchange offer and second-step acquisition.

This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of IPC common shares. In addition, this summary does not address the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, including:

•	brokers or dealers in securities or currencies;

•	banks and other financial institutions;

•	individual retirement accounts and other tax-deferred accounts;

•	regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities;

•	insurance companies;

•	tax-exempt entities;

•	traders in securities that elect to use a mark to market method of accounting;

•	holders whose functional currency is not the U.S. dollar;

•	holders who hold Validus or IPC common shares as part of a hedge, appreciated financial position, straddle, conversion transaction or other risk reduction strategy;

•	holders who acquired IPC common shares pursuant to the exercise of an employee stock option or right or otherwise as compensation;

•	holders who are subject to the alternative minimum tax provisions of the Code;

•	except as provided herein, holders who own or have owned, directly, indirectly, or constructively, 5% or more of IPC common shares or will own 5% or more of Validus common shares pursuant to the exchange offer and second-step acquisition;

•	holders of IPC common shares who validly exercise their rights under Bermuda law to seek the determination of the fair market value of their IPC shares in the Supreme Court of Bermuda; and

•	holders of IPC common shares who dispose of their IPC common shares for cash as part of a transaction that is integrated with the exchange offer, second-step acquisition and short-form amalgamation.

This summary does not address the tax consequences of the exchange offer, second-step acquisition and short-form amalgamation under state, local or non-U.S. tax laws, or federal tax laws other than those pertaining to income tax.

This summary is provided for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of IPC common shares. IPC shareholders should consult their own tax advisors to determine the particular tax consequences to them of the exchange offer, second-step acquisition and short-form amalgamation (including the application and effect of any state, local or non-U.S. and other tax laws).

The Exchange Offer, Second-Step Acquisition and Short-Form Amalgamation

U.S. Federal Income Tax Consequences of the Exchange Offer, Second-Step Acquisition and Short-Form Amalgamation.  The U.S. federal income tax consequences to a U.S. holder with respect to the exchange offer, second-step acquisition and short-form amalgamation depend in part on whether the exchange offer, second-step acquisition and short-form amalgamation are characterized as a single, integrated transaction or as separate transactions for U.S. federal income tax purposes. Validus intends, and for purposes of the following summary it is assumed, that the exchange offer, second-step acquisition and short-form amalgamation will be characterized as a single, integrated transaction that qualifies as a reorganization for U.S. federal income tax purposes. We will not seek a ruling from the IRS with regard to the transactions. Accordingly, there can be no assurance that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

If, as Validus intends, the exchange offer, second-step acquisition and short-form amalgamation are properly characterized as part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes a U.S. holder of IPC common shares will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the exchange offer and second-step acquisition (excluding any cash received in lieu of a fractional share, as discussed below), and (ii) the excess, if any, of (a) the sum of the cash and fair market value of the Validus common shares received by such U.S. holder, over (b) the U.S. holder’s tax basis in the IPC common shares exchanged therefor. For this purpose, U.S. holders of IPC common shares must calculate gain (or disallowed loss) separately for each identified block of IPC common shares exchanged (that is, IPC common shares acquired at the same cost in a single transaction).

Subject to the passive foreign investment company rules discussed below or the potential application of Section 1248 of the Code, any gain recognized in the exchange offer and second-step acquisition generally will be treated as capital gain, unless the receipt of cash by a U.S. holder has the effect of the distribution of a dividend for U.S. federal income tax purposes (as discussed below). Any such capital gain will be long-term capital gain if the U.S. holder has held the IPC common shares for more than one year at the time of such exchange. Under current law, long-term capital gain of non-corporate shareholders is generally subject to tax at a maximum rate of 15%. If the receipt of cash has the effect of the distribution of a dividend, the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of IPC’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. Any gain of a non-corporate U.S. holder which is treated as dividend income will generally be subject to U.S. federal income tax at a maximum rate of 15%, provided certain holding period requirements are met. A corporate U.S. holder will not be entitled to a dividends received deduction for any gain which is treated as dividend income that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

The aggregate tax basis of the Validus common shares received by a U.S. holder of IPC common shares in the exchange offer and second-step acquisition (including the basis in any fractional share of Validus common shares deemed received) will be the same as the aggregate tax basis of the U.S. holder’s IPC common shares exchanged in the exchange offer and second-step acquisition, decreased by the amount of cash received (excluding cash received in lieu of a fractional share) and increased by the amount of gain recognized in the exchange offer and second-step acquisition (including gain treated as dividend income but excluding any gain recognized with respect to cash received in lieu of a fractional share). The holding period of the Validus common shares received by a U.S. holder of IPC common shares pursuant to the exchange offer and second-step acquisition will include the holding period of the IPC common shares exchanged in the exchange offer and second-step acquisition. If U.S. holders of IPC common shares acquired different blocks of IPC common shares at different times or at different prices, such holders’ tax basis and holding period in their Validus common shares may be determined with reference to each block of IPC common shares exchanged.

In general, the determination as to whether gain recognized by a U.S. holder of IPC common shares has the effect of a distribution of a dividend depends upon whether, and to what extent, the exchange offer and second-step acquisition reduces the U.S. holder’s deemed percentage share ownership in Validus. For purposes of this determination, a U.S. holder of IPC common shares will be treated as if it first exchanged all of its IPC common shares solely for Validus common shares (instead of the combination of Validus common shares and cash actually received), and then a portion of the Validus common shares so received were immediately redeemed by Validus for the cash (excluding any cash received in lieu of a fractional share) that the holder actually received in the exchange offer and second-step acquisition. Subject to the passive foreign investment company rules discussed below or the potential application of Section 1248 of the Code, the gain recognized will be treated as capital gain if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to the U.S. holder of IPC common shares.

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of IPC common shares if the stockholder experiences more than a 20% reduction in its interest in Validus as a result of the deemed redemption. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the IPC shareholder’s deemed percentage share ownership of Validus common shares. The IRS has indicated that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs will experience a “meaningful reduction” if that stockholder experiences any reduction in its percentage stock ownership in connection with a transaction such as the exchange offer and second-step acquisition. In applying the foregoing tests, a U.S. holder will, under the constructive ownership rules, be deemed to own shares that are owned by certain related persons or entities or with respect to which the U.S. holder owns options, in addition to the shares actually owned by that U.S. holder. Because the application of these tests may be complex, U.S. holders of IPC common shares should consult their own tax advisors regarding the possibility that all or a portion of any cash received in exchange for IPC common shares will be treated as a dividend.

Cash In Lieu of Fractional Shares.  Cash received in lieu of a fractional share of Validus common shares will generally be treated as received in redemption of such fractional share interest, and a holder of IPC common shares will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the Validus common shares allocable to such fractional interest. Subject to the discussion below relating to the potential application of Section 1248 of the Code or the passive foreign investment company rules, such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the IPC common shares exchanged was greater than one year as of the date of the exchange.

Miscellaneous Reporting Requirements.  If a holder of IPC common shares receives Validus common shares in the exchange offer or second-step acquisition and, immediately before the acquisition, owned 5% or more, by vote or value, of IPC common shares, such holder will be required to file a statement with its U.S. federal income tax return for the year of the acquisition. U.S. holders of IPC common shares that own more than 5% of IPC common shares should consult with their own tax advisors regarding any applicable reporting requirements.

Failure to Qualify as a Reorganization.  If the acquisition of IPC fails to qualify as a reorganization, a U.S. holder of IPC common shares would generally recognize gain or loss equal to the difference, if any, between (i) the sum of the fair market value of the Validus common shares received in the exchange offer and the second-step acquisition and any cash received and (ii) such U.S. holder’s adjusted tax basis in the IPC common shares surrendered in exchange therefor. Subject to the passive foreign investment company rules discussed below or subject to the potential application of Section 1248 of the Code, such recognized gain would generally constitute capital gain or loss, and would constitute long-term capital gain or loss if the U.S. holder’s holding period for the IPC common shares exchanged is greater than one year as of the date of the exchange.

Passive Foreign Investment Company Status of IPC.  A U.S. holder of IPC common shares may be subject to adverse U.S. federal income tax rules in respect of a disposition of IPC common shares, including a non-taxable disposition pursuant to the exchange offer and second-step acquisition, if IPC were classified as a “passive foreign investment company” (a “PFIC”) for any taxable year during which such U.S. holder has held IPC common shares and does not have a valid pedigreed qualified electing fund election in effect. Based on its public filings, IPC has indicated that it does not believe that it is a PFIC. However, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules that are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Further, neither Validus nor Validus’ counsel has made any determination regarding the PFIC status of IPC for any taxable year. Accordingly, there can be no assurance that IPC has not been a PFIC for its current taxable year or any other taxable year during which a U.S. holder holds IPC common shares. U.S. holders should consult their own tax advisors regarding the classification of IPC as a PFIC, the effect of the PFIC rules to such holder, and the availability and effect of any election that may be available under the PFIC rules.

If IPC were treated as a PFIC as of the date of the acquisition of IPC but Validus were not treated as a PFIC for the current taxable year, the disposition of IPC common shares in the exchange offer and second-step acquisition may constitute a fully taxable transaction to U.S. holders of IPC common shares for U.S. federal income tax purposes. As discussed in greater detail below, Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. U.S. holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the exchange offer, second-step acquisition and short-form amalgamation if IPC were treated as a PFIC with respect to such U.S. holder.

Backup Withholding and Information Reporting.  Cash payments received by a non-corporate U.S. holder of IPC common shares may, under certain circumstances, be subject to information reporting and backup withholding (currently imposed at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Holding and Disposing of Validus Common Shares

Distributions.  Unless Validus is treated as a PFIC, described below, the gross amount of distributions paid to U.S. holders with respect to Validus common shares received in the exchange offer and second-step acquisition will be included in the gross income of such U.S. holders, as dividend income, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Under current law, dividends paid to a non-corporate U.S. holder with respect to Validus common shares received in the exchange offer and second-step acquisition in taxable years beginning before January 1, 2011, that constitute “qualified dividend income” will be taxable at a maximum tax rate of 15% if the U.S. holder held such Validus common shares for more than 60 days during the 121-day period that begins 60 days before the ex-dividend date and meets certain other holding period requirements. Except as discussed below with respect to backup withholding, distributions paid by Validus to U.S. holders with respect to Validus common shares received in the exchange offer and second-step acquisition will not be subject to U.S. withholding tax. A corporate U.S. holder will not be entitled to a dividends received deduction that is otherwise generally available upon the receipt of dividends distributed by U.S. corporations.

To the extent that the amount of any distribution exceeds the current and accumulated earnings and profits for a taxable year of Validus, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of Validus common shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such shares. U.S. holders should consult their own tax advisors regarding the amount of distributions from Validus after the exchange offer and second-step acquisition that are treated as dividends for U.S. federal income tax purposes.

Controlled Foreign Corporation Rules.  If a foreign corporation is a controlled foreign corporation, which we refer to as a “CFC,” for an uninterrupted period of 30 days or more during a taxable year, each “10% U.S. Shareholder” (defined below) of such corporation who owns shares in the CFC directly, or indirectly through foreign entities, on the last day, in such year, on which such corporation is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. A foreign corporation is considered a CFC if “10% U.S. Shareholders” own (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) more than 50% of (i) the total combined voting power of all classes of voting stock of such foreign corporation, or (ii) the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned (directly, indirectly through foreign entities or constructively pursuant to the application of certain constructive ownership rules) by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

Under the bye-laws of Validus that limit voting power, no U.S. person who owns Validus common shares directly or indirectly through one or more non-U.S. entities should be treated as owning (directly, indirectly through non-U.S. entities, or constructively) 10% or more of the total voting power of all classes of shares of Validus or any of its non-U.S. subsidiaries. As a result of this restriction, Validus believes that none of its shareholders should be treated as a 10% U.S. Shareholder of a CFC for purposes of these rules. There can be no assurance, however, that the CFC rules will not apply to shareholders of Validus, including as a result of their indirect ownership of the stock of Validus’ subsidiaries. Accordingly, U.S. persons who might, directly, indirectly, or constructively acquire 10% or more of the Validus common shares or shares of any of its subsidiaries should consult their own tax advisors regarding the possible application of the CFC rules.

Related Person Insurance Income Rules.  Any U.S. person who owns Validus common shares, and hence indirectly owns shares of Validus Reinsurance Ltd., IPCRe, or any of Validus’ other insurance company subsidiaries, on the last day of such insurance company’s taxable year may be required to include in its income for U.S. federal income tax purposes its pro rata share of such insurance company’s related person insurance income, which we refer to as “RPII,” for the taxable year if U.S. persons own, directly, indirectly or constructively, 25% or more of the shares of such insurance company for an uninterrupted period of at least 30 days during the taxable year. In general, RPII means premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of such insurance subsidiary, or any person related to such shareholder, including Validus. U.S. persons who own shares of an insurance company must include RPII in income only if such company’s RPII equals or exceeds 20% of its gross insurance income in any taxable year and at least 20% of the stock of such insurance company (measured by either voting power or value) is owned, directly or indirectly (under complex attribution rules), by (1) persons (including non-U.S. persons) who are insured, directly or indirectly, under policies of insurance or reinsurance written by such insurance company or (2) persons related to any such person. The amount of income included is determined as if such RPII were distributed proportionately to such U.S. persons on the last day of such taxable year, regardless of whether such income is actually distributed. A U.S. person’s pro rata share of an insurance subsidiary’s RPII for any taxable year, however, will not exceed its proportionate share of that subsidiary’s earnings and profits for the year (as determined for U.S. federal income tax purposes). Validus does not anticipate that any of its subsidiaries will have RPII that equals or exceeds 20% of such subsidiary’s gross insurance income. Because some of the factors that determine the extent of RPII in any period may be beyond Validus’ control, there can be no assurance that RPII of any of its insurance subsidiaries will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, it may be difficult for Validus to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If the RPII rules were to apply to any of Validus’ insurance subsidiaries:

•	a U.S. person’s tax basis in its Validus common shares would be increased by the amount of any RPII that the shareholder includes in income;

•	the shareholder could exclude from income the amount of any distribution by Validus to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year (which excluded amount would be applied to reduce the U.S. person’s tax basis in the Validus common shares); and

•	each U.S. person who is a direct or indirect shareholder of Validus on the last day of its taxable year would be required to attach a Form 5471 to such person’s income tax or information return (failure to file Form 5471 may result in the imposition of penalties).

There is a lack of definitive guidance interpreting the RPII provisions. Accordingly, the meaning of the RPII provisions and their application to Validus and its subsidiaries is uncertain. In addition, there can be no assurance that the IRS will not challenge any determinations by Validus or any of its subsidiaries as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination.

Foreign Tax Credit.  It is anticipated that at least 50% (determined by voting power or value) of the total outstanding Validus common shares may be owned by U.S. persons. Provided that Validus is so owned, dividends paid by Validus will be treated, for purposes of determining the foreign tax credit limitation, as partly U.S.-source and partly non-U.S.-source, in proportion to the source of Validus’ earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules would also be partly non-U.S.-source and partly U.S.-source. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are non-U.S.-source income will constitute either “passive” or “general” income. Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, U.S. holders should consult their own tax advisors with respect to these matters.

Sale, Exchange, Redemption or Other Taxable Disposition of Shares.  Subject to the discussion below relating to the potential application of Section 1248 of the Code or the PFIC rules, any gain or loss realized by a U.S. holder on the sale or other taxable disposition of Validus common shares received in the exchange offer or second-step acquisition will be subject to U.S. federal income taxation as capital gain or loss (which will be long-term capital gain or loss if the holding period for such Validus common shares exceeds one year on the date of such sale or disposition) in an amount equal to the difference, if any, between the amount realized upon such sale or exchange and such person’s tax basis in its Validus common shares. Preferential tax rates currently apply to long-term capital gains of non-corporate U.S. holders. Deductions for capital losses are subject to significant limitations under the Code. Any gain or loss will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes, and any gain will generally constitute “passive income” for these purposes.

Section 1248 of the Code provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will generally be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 of the Code will also apply to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be taxed as an insurance company if it were a domestic corporation and is 25% or more owned by U.S. persons, regardless of whether the shareholder is a 10% shareholder or whether RPII constitutes 20% or more of the corporation’s gross insurance income. Existing Treasury regulations do not address whether Section 1248 of the Code and the requirement to file Form 5471 would apply if the non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation (although, as discussed above, shareholders of 10% or more of the Validus common shares may have an independent obligation to file Form 5471). Validus believes that Section 1248 of the Code will not apply to dispositions of Validus common shares because (i) Validus should not have any U.S. shareholders that own directly, indirectly or constructively 10% or more of the voting power of its common shares, and (ii) Validus is not directly engaged in the insurance business and, under proposed Treasury regulations, Sections 953(c)(7) and 1248 of the Code appear to be applicable only in the case of shares of corporations that are directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed Treasury regulations in this manner or that the proposed Treasury regulations will not be amended or promulgated in final form so as to provide that Section 1248 of the Code and the requirement to file Form 5471 will apply to dispositions of Validus’ common shares.

Passive Foreign Investment Company Considerations.  Certain adverse U.S. federal income tax rules generally apply to a U.S. person that owns or disposes of stock in a non-U.S. corporation that is treated as a PFIC. In general, a non-U.S. corporation will be treated as a PFIC for any taxable year during which either (i) 75% or more of the non-U.S. corporation’s gross income is passive income, or (ii) 50% or more of the average value of the non-U.S. corporation’s assets produce or are held for the production of passive income. For these purposes, passive income generally includes dividends, interest, and certain rents and royalties. The PFIC statutory provisions, however, contain an exception for income derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.

Distributions constituting “excess distributions,” as defined in Section 1291 of the Code, from a PFIC and dispositions of shares of a PFIC generally are subject to the highest applicable rate of tax on ordinary income in effect and to an interest charge based on the value of the tax deferred during the period during which the shares are owned.

Validus does not believe that it will be treated as a PFIC for the current taxable year and does not expect to become a PFIC in the foreseeable future. However, the determination of whether Validus is a PFIC is made annually, and is based on the activities, income and assets of Validus and its subsidiaries, all of which are subject to change. Accordingly, no assurance can be given that Validus will not become a PFIC in the future. U.S. holders should consult their own tax advisors with respect to how the PFIC rules could affect the sale, exchange, redemption or other taxable disposition of Validus common shares received in the exchange offer and second-step acquisition or the receipt of any distributions with respect to such Validus common shares.

Backup Withholding and Information Reporting.  In general, information reporting will apply to distributions made with respect to, and proceeds received on the disposition of, Validus common shares that are paid to a U.S. holder within the United States (and, in certain cases, outside of the United States), unless the U.S. holder establishes that it is an exempt recipient, such as a corporation. Backup withholding (currently imposed at a rate of 28%) may apply to such payment if the U.S. holder fails to timely provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. Backup withholding tax is not an additional tax. A U.S. holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such U.S. holder’s U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such U.S. holder may be entitled to a refund, provided that the requisite information is correctly furnished to the IRS in a timely manner. U.S. holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES APPLICABLE TO U.S. HOLDERS RELATING TO THE EXCHANGE OFFER, SECOND-STEP ACQUISITION, AND SHORT-FORM AMALGAMATION AND THE OWNERSHIP AND DISPOSITION OF VALIDUS COMMON SHARES RECEIVED PURSUANT TO THE EXCHANGE OFFER AND SECOND-STEP ACQUISITION. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Purpose and Structure of the Exchange Offer

The purpose of the exchange offer is for Validus to acquire control of, and ultimately the entire equity interest in, IPC.

The exchange offer is the first step in our plan to acquire all of the issued and outstanding IPC common shares. We intend to, promptly after completion of the exchange offer, seek to acquire, which we refer to as the “second-step acquisition,” all shares of those shareholders who choose not to tender their IPC common shares pursuant to the exchange offer, in accordance with either Section 102 or Section 103 of the Companies Act. The purpose of the second-step acquisition is for Validus to acquire all outstanding IPC common shares that are not acquired in the exchange offer on the same terms as in the exchange offer. After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus and Validus will own all of the issued and outstanding IPC common shares. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act. Please see the sections of this prospectus/offer to exchange entitled “The Exchange Offer — Statutory Requirements; Second-Step Acquisition”; “The Exchange Offer — Short-Form Amalgamation”; and “The Exchange Offer — Plans for IPC.”

Subject to applicable law, Validus reserves the right to amend the exchange offer (including by amending the number of IPC common shares to be exchanged or the exchange offer consideration to be offered in the second-step acquisition or the structure of the second-step acquisition), including upon entering into an amalgamation agreement with IPC, or to pursue an acquisition of IPC not involving an exchange offer (including the Validus scheme of arrangement), in which event we would terminate the exchange offer and the IPC common shares would, upon consummation of such acquisition, be converted into the right to receive the consideration negotiated by Validus and IPC, or offered pursuant to such alternative acquisition structure.

Statutory Requirements; Second-Step Acquisition

If Validus acquires 90% in value of the IPC common shares.

Section 102 of the Companies Act permits a person acquiring shares of a Bermuda company under a “scheme” or “contract” that has been approved by at least 90% in value of the shares subject to the “scheme” or “contract” to seek to acquire the shares of any shareholders dissenting from such “scheme” or “contract.” The exchange offer will constitute a “scheme” or “contract” pursuant to Section 102 of the Companies Act. As a result, if Validus acquires at least 90% in value of the IPC common shares subject to the exchange offer (other than IPC common shares owned by Validus, its subsidiaries or IPC), Validus will have the right, subject to compliance with the requirements of Section 102 of the Companies Act, to acquire each remaining IPC common share, subject to the rights of dissenting shareholders as set forth in Section 102, which include the right to petition the Supreme Court of Bermuda for an order as the court sees fit. Any IPC shareholder whose IPC shares are not tendered and accepted for exchange in the exchange offer will potentially have rights as a dissenting shareholder of IPC under Section 102.

Under Section 102, Validus will be permitted to give notice, to acquire the IPC common shares of any remaining IPC shareholders, at any time within four months from the making of the exchange offer, so long as it delivers any such notice within two months of accepting for exchange at least 90% in value of the IPC common shares.

Upon delivery of a notice by Validus to dissenting shareholders, Validus will be required to acquire all IPC common shares subject to such notice on the same terms as in the exchange offer. However, a dissenting IPC shareholder may petition the Supreme Court of Bermuda within one month of receipt of notice from Validus for an order as the court sees fit.

In the event that the Supreme Court of Bermuda declines to make an order contrary to the compulsory acquisition procedures under Section 102 and the terms of the Validus notice, Validus will be required, within the expiration of one month from the date that the dissenting shareholder’s application has been disposed of by the Supreme Court of Bermuda, to transmit to IPC (i) a copy of the notice, (ii) an instrument of transfer executed on behalf of the each dissenting shareholder by a person appointed by Validus and (iii) the exchange offer consideration in respect of all IPC common shares held by each such IPC shareholder. Following this delivery, IPC will be required to register Validus as the holder of the IPC common shares held by any such IPC shareholder. IPC will be required to hold the exchange offer consideration received by IPC from Validus in a separate account held in trust for the applicable dissenting shareholders.

If Validus acquires at least 95% of outstanding IPC common shares.

Section 103 of the Companies Act permits the holder of at least 95% of any class of shares in a Bermuda company to give notice to the remaining shareholders of such class of such holder’s intention to acquire the outstanding shares of the company on the terms set out in the holder’s notice. The acquisition of remaining shares will be on the terms set forth in the holder’s notice unless a remaining shareholder applies to the Supreme Court of Bermuda for an appraisal of its shares. Therefore, if Validus acquires at least 95% of the outstanding IPC common shares, Validus will have the right, pursuant to Section 103, to acquire each remaining IPC common share on the same terms as in the exchange offer, subject to the right of remaining IPC shareholders to demand appraisal from a court.

Pursuant to Section 103, Validus must give notice to all remaining IPC shareholders of its intention to acquire their IPC common shares, and must set out in such notice the terms upon which it intends to acquire such shares. Following delivery of this notice, Validus will be required to acquire the outstanding IPC common shares on the terms set forth in its notice to IPC shareholders unless one or any of the remaining IPC shareholders applies to the Supreme Court of Bermuda for an appraisal of the value of the IPC common shares sought to be purchased by Validus.

In the event of an appraisal proceeding, Validus will be required, within one month of the determination of the Supreme Court of Bermuda in connection with such appraisal proceeding, to either (i) acquire the IPC common shares subject to appraisal at the price determined by the Supreme Court of Bermuda or (ii) cancel the notice to acquire the outstanding IPC common shares. The Supreme Court of Bermuda’s appraisal of shares cannot be appealed.

If the Supreme Court of Bermuda appraises any outstanding IPC common shares at a higher price than that set forth in the exchange offer, then Validus will be required by Section 103 to, within one month of such appraisal determination, either: (i) pay to each remaining shareholder whose shares were acquired by Validus pursuant to the notice given in accordance with Section 103 the difference in price between the value of the exchange offer consideration paid to such shareholders and the appraisal value as determined by the Supreme Court of Bermuda (in the form of consideration as determined in the court’s discretion) or (ii) cancel the notice given to remaining IPC shareholders, in which case any remaining IPC shareholder whose shares were previously acquired by Validus will be required to return the exchange offer consideration received by it to Validus in exchange for the return of such IPC shareholder’s IPC common shares.

Following completion of the second-step acquisition, Validus will take, or cause to be taken, directly or indirectly, any such action as Validus determines is necessary (if and at such time as Validus determines is necessary) to cause Validus to become the registered holder of any IPC common shares for which Validus became the beneficial (but not legal) holder thereof under Section 102 or Section 103 of the Companies Act.

Short-Form Amalgamation

Following the acquisition of all of the issued and outstanding IPC common shares, as part of an overall plan, Validus intends to complete a short-form amalgamation between IPC and another wholly-owned subsidiary of Validus pursuant to Section 107 of the Companies Act.

A short-form amalgamation would require the consent of the board of directors of each of IPC and the Validus subsidiary, but would not require shareholder approval or an amalgamation agreement. Following the short-form amalgamation, IPC and the Validus subsidiary would continue as one amalgamated company in accordance with the Companies Act.

Appraisal/Dissenters’ Rights

You do not have appraisal rights in connection with the exchange offer. However, if the second-step acquisition is subsequently consummated between Validus and IPC, IPC shareholders who have not tendered their IPC common shares in the exchange offer will have certain rights under Section 102 and Section 103 of the Companies Act to dissent from the second-step acquisition and, in the case of Section 103, to demand appraisal.

If Validus acquires at least 95% of the outstanding IPC common shares, and Validus seeks a compulsory acquisition of outstanding shares pursuant to Section 103 of the Companies Act, the remaining IPC shareholders may apply to the Supreme Court of Bermuda for an appraisal of their shares. The Court’s appraisal of the IPC common shares cannot be appealed.

If Validus acquires 90% in value of the IPC common shares (other than any IPC common shares owned by Validus, its subsidiaries or IPC) and thereafter seeks to effect a compulsory acquisition of IPC common shares pursuant to Section 102 of the Companies Act, dissenting shareholders may apply to the Supreme Court of Bermuda for an order as the court sees fit.

THE FOREGOING SUMMARY OF THE RIGHTS, IF ANY, OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE DISSENTERS’ RIGHTS UNDER BERMUDA LAW IN CONNECTION WITH THE SECOND-STEP ACQUISITION. FAILURE TO FOLLOW THE STEPS REQUIRED FOR PERFECTING DISSENTERS’ RIGHTS, IF ANY, MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for IPC

The exchange offer is the first step in our plan to acquire all of the outstanding IPC common shares. Validus intends, promptly following acceptance for exchange and exchange of IPC common shares in the exchange offer, to effect the second-step acquisition pursuant to which Validus will acquire all shares of those shareholders who choose not to tender their IPC common shares pursuant to the exchange offer in accordance with either Section 102 or Section 103 of the Companies Act. The purpose of the second-step acquisition is for Validus to acquire all outstanding IPC common shares that are not acquired in the exchange offer. After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus and Validus will own all of the issued and outstanding IPC common shares. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act. Please see the sections of this prospectus/offer to exchange entitled “The Exchange Offer — Purpose and Structure of the Exchange Offer”; “The Exchange Offer — Statutory Requirements; Second-Step Acquisition”; and “The Exchange Offer — Short-Form Amalgamation.”

Validus has also filed preliminary proxy materials to solicit proxies from Validus shareholders (and, when permitted, will distribute definitive proxy materials and proxy cards to Validus shareholders) to vote to approve the issuance of Validus common shares in connection with the acquisition by Validus of all of the outstanding IPC common shares.

Validus has also filed legal proceedings in the Supreme Court of Bermuda against IPC and Max that challenge the Max termination fee and the “no-talk” provision contained in the Max amalgamation agreement. Validus is seeking, among other things, an injunction to restrain payment of the Max termination fee and to restrain operation of other restrictions on IPC’s board of directors under the Max amalgamation agreement on the bases that (1) because of its excessive size, the termination fee amounts to an unlawful penalty under Bermuda law and is accordingly unenforceable, and (2) entry into the Max amalgamation agreement, in circumstances where such agreement contained the Max termination fee and restrictions on the ability of IPC’s board of directors to consider alternative offers, constituted a breach of the IPC directors’ fiduciary duties. Please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Certain Legal Matters; Regulatory Approvals.”

Validus has also taken steps to provide alternative methods of acquiring all of the issued and outstanding IPC common shares.

First, Validus is soliciting proxies from IPC shareholders to vote against the proposed Max amalgamation. If the proposed Max amalgamation is voted down by IPC shareholders, IPC’s board of directors will be able to terminate the Max amalgamation agreement and enter into the Validus amalgamation agreement. If IPC’s board of directors were to enter into the Validus amalgamation agreement following the termination of the Max amalgamation agreement, Validus believes the amalgamation contemplated by the Validus amalgamation offer could be completed in mid-to-late July 2009 based on the assumption that IPC terminates the Max amalgamation agreement promptly following its June 12, 2009 annual general meeting, allowing approximately one month to hold a special general meeting of IPC shareholders to obtain the required shareholder approval and to satisfy the other conditions in the Validus amalgamation agreement.

Second, Validus has commenced the exchange offer. The exchange offer is subject to the terms and conditions described in this prospectus/offer to exchange. Under Bermuda law, if Validus acquires at least 90% of the IPC common shares which it is seeking to acquire in the exchange offer, Validus will have the right to acquire the remaining IPC common shares on the same terms in the second-step acquisition. Validus believes that it would be able to complete the exchange offer in June 2009, promptly following termination of the Max amalgamation agreement (and subject to the satisfaction or waiver of the other conditions to the exchange offer), based on the following. The expiration time of the exchange offer will be June 26, 2009, unless extended. As a result, if the conditions of the exchange offer are satisfied or waived at the expiration time of the exchange offer, Validus would be able to acquire all of the IPC common shares that are validly tendered pursuant to the exchange offer.

Third, Validus is pursuing the Validus scheme of arrangement. In order to implement the Validus scheme of arrangement, the IPC shareholders must approve the Validus scheme of arrangement at the court-ordered IPC meeting, IPC must separately approve the Validus scheme of arrangement and the Validus scheme of arrangement must be sanctioned by the Supreme Court of Bermuda. The Validus scheme of arrangement must be approved by a majority in number of the holders of IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy, representing 75% or more in value of the IPC common shares voting at the court-ordered IPC meeting, whether in person or by proxy. If the IPC shareholders approve the Validus scheme of arrangement at the court-ordered IPC meeting, the separate approval of IPC to the Validus scheme of arrangement can be provided by either (i) the IPC board of directors voluntarily complying with the will of the IPC shareholders as expressed at the court-ordered IPC meeting, or (ii) the shareholders of IPC approving resolutions at the IPC special general meeting, including resolutions for IPC to approve and to be bound by the Validus scheme of arrangement and to terminate the Max amalgamation agreement. Following IPC shareholder approval at both the court-ordered IPC meeting and the IPC special general meeting, the satisfaction or, where relevant, waiver of the other conditions to the effectiveness of the Validus scheme of arrangement and the granting of a court order from the Supreme Court of Bermuda sanctioning the Validus scheme of arrangement, a copy of the court order sanctioning the Validus scheme of arrangement will be delivered to the Bermuda Registrar of Companies, at which time the Validus scheme of arrangement will be effective. In a decision rendered on May 29, 2009, the Supreme Court of Bermuda has determined that it has jurisdiction to sanction the Validus scheme of arrangement without approval of the IPC board of directors. However, the Court has determined not to exercise its discretion to order the court-ordered IPC meeting in advance of the vote on the proposed Max amalgamation at the IPC annual general meeting and evidence of IPC shareholder support for the Validus scheme of arrangement. Validus believes that, under the Validus scheme of arrangement, it would be able to close the contemplated acquisition in July 2009 based on the assumptions that: (1) the Supreme Court of Bermuda will be able to accommodate the preferred hearings schedule and meeting dates and other procedural matters; (2) IPC shareholders holding at least one-tenth of the issued IPC common shares have requisitioned the IPC special general meeting to be held in July 2009; and (3) the IPC directors, following the rejection of the Max amalgamation agreement, or the IPC shareholders, convene the IPC special general meeting, allowing it to be held in July 2009.

The Validus amalgamation offer, the Validus scheme of arrangement and the exchange offer are alternative methods for Validus to acquire all of the issued and outstanding IPC common shares on the same economic terms. Validus intends to seek to acquire all IPC common shares by whichever method Validus determines is most effective and efficient.

If, and to the extent that Validus (and/or any of Validus’ subsidiaries) acquires control of IPC or otherwise obtains access to the books and records of IPC, Validus intends to conduct a detailed review of IPC’s business, operations, capitalization and management and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Validus currently intends to replace IPC’s existing board of directors following the second-step acquisition and short-form amalgamation. In addition, it is expected that, initially following the second-step acquisition, the business and operations of IPC will, except as set forth in this prospectus/offer to exchange, be continued substantially as they are currently being conducted, but Validus expressly reserves the right to make any changes that it deems necessary, appropriate or convenient to optimize potential in conjunction with Validus’ businesses and Validus’ review or in light of future developments. Such changes could include, among other things, changes in IPC’s business, corporate structure, assets, properties, marketing strategies, capitalization, management, personnel or dividend policy and changes to IPC’s memorandum of association and bye-laws.

Except as indicated in this prospectus/offer to exchange or as announced in the Validus amalgamation offer, neither Validus nor any of Validus’ subsidiaries has any current plans or proposals which relate to or would result in (1) any extraordinary transaction, such as an amalgamation, merger, reorganization or liquidation of IPC or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of IPC or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of IPC or any of its subsidiaries, (4) any change in the current board of directors or management of IPC or any change to any material term of the employment contract of any executive officer of IPC, (5) any other material change in IPC’s corporate structure or business, (6) any class of equity security of IPC being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of IPC becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Effect of the Exchange Offer on the Market for IPC Common Shares; NASDAQ and Bermuda Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations

Effect of the Exchange Offer on the Market for the IPC Common Shares

In the event that not all IPC common shares are tendered in the exchange offer and we accept for exchange those shares tendered into the exchange offer, the number of shareholders and the number of IPC common shares held by individual holders will be greatly reduced. As a result, Validus’ acceptance of IPC common shares for exchange in the exchange offer could adversely affect the liquidity and could also adversely affect the market value of the remaining IPC common shares held by the public. The extent of the public market for IPC common shares and the availability of quotations reported in the over-the-counter market depends upon the number of shareholders holding IPC common shares, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors. According to IPC’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on May 14, 2009, as of April 28, 2009, there were 55,948,821 IPC common shares outstanding. According to the IPC 10-K, there were 73 holders of record of IPC common shares as of January 31, 2009.

NASDAQ Global Select Market Listing and Bermuda Stock Exchange Listing

The IPC common shares are quoted on the NASDAQ Global Select Market. Depending upon the number of IPC common shares exchanged pursuant to the exchange offer and the number of IPC shareholders remaining thereafter, the IPC common shares may no longer meet the requirements of the NASDAQ Global Select Market for continued listing and may be delisted from the NASDAQ Global Select Market. According to the NASDAQ Global Select Market’s published guidelines, the NASDAQ Global Select Market would consider delisting the IPC common shares if, among other things, the number of total shareholders of IPC should fall below 400 (the number of beneficial holders to be considered in addition to the holders of record) and the number of publicly held IPC common shares falls below 1,100,000 or the market value of publicly held IPC common shares falls below $15 million.

According to the Bermuda Stock Exchange’s published guidelines, the exchange may cancel the listing of IPC common shares if, among other things, the Bermuda Stock Exchange considers there are insufficient IPC common shares in the hands of the public, unless the IPC common shares are solely in the hands of qualified investors who meet the suitability tests set out in the investor suitability declaration of the Bermuda Stock Exchange.

If, as a result of the exchange of IPC common shares pursuant to the exchange offer or otherwise, the IPC common shares no longer meet the requirements of the NASDAQ Global Select Market for continued listing or the Bermuda Stock Exchange cancels the IPC common shares listing and the listing of the IPC common shares is discontinued, the market for the IPC common shares could be adversely affected. If the NASDAQ Global Select Market and Bermuda Stock Exchange were to delist the IPC common shares, it is possible that the IPC common shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the IPC common shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Validus cannot predict whether the reduction in the number of IPC common shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the IPC common shares or whether it would cause future market prices to be greater or less than the consideration being offered in the exchange offer.

If the IPC common shares are not delisted prior to the second-step acquisition, then the IPC common shares will cease to be listed on the NASDAQ Global Select Market and on the Bermuda Stock Exchange upon consummation of the second-step acquisition.

Registration Under Exchange Act

IPC common shares are currently registered under the Exchange Act. This registration may be terminated upon application by IPC to the SEC if IPC common shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by IPC to holders of IPC common shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to IPC. In addition, “affiliates” of IPC and persons holding “restricted securities” of IPC may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If registration of IPC common shares is not terminated prior to the second-step acquisition, then the registration of IPC common shares under the Exchange Act will be terminated upon consummation of the second-step acquisition.

Margin Regulations

IPC common shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the exchange offer it is possible that IPC common shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such IPC common shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the IPC common shares under the Exchange Act were terminated, the IPC common shares would no longer constitute “margin securities.”

Conditions of the Exchange Offer

Notwithstanding any other provision of the exchange offer, and in addition to (and not in limitation of) Validus’ right to extend and amend the exchange offer at any time, in its discretion, Validus shall not be required to accept for exchange any IPC common shares tendered pursuant to the exchange offer, shall not be required to make any exchange for IPC common shares accepted for exchange, and may extend, terminate or amend the exchange offer, if immediately prior to the expiration time of the exchange offer (or substantially concurrently therewith), in the judgment of Validus, any one or more of the following conditions shall not have been satisfied:

Minimum Tender Condition

IPC shareholders shall have validly tendered and not withdrawn prior to the expiration time of the exchange offer at least that number of IPC common shares that shall constitute 90% of the then-outstanding number of IPC common shares on a fully-diluted basis (excluding any IPC common shares owned by Validus, its subsidiaries or IPC).

Max Amalgamation Condition

The Max amalgamation agreement shall have been validly terminated, and Validus shall reasonably believe that IPC could not have any liability, and Max shall not have asserted any claim of liability or breach against IPC in connection with the Max amalgamation agreement other than with respect to the possible payment of the Max termination fee.

Registration Statement Condition

The registration statement of which this prospectus/offer to exchange is a part shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Validus shall have received all necessary state securities law or “blue sky” authorizations.

Shareholder Approval Condition

The shareholders of Validus shall have approved the issuance of the Validus common shares pursuant to the exchange offer and the second-step acquisition as required under the rules of the NYSE. All of the Validus officers, directors and those shareholders which Validus refers to as its “qualified sponsors,” in each case, who own Validus common shares have indicated that they intend to vote the Validus common shares beneficially owned by them in favor of such approvals. As of April 30, 2009, these persons and entities beneficially owned 42.4% of the voting interests relating to the Validus common shares. Validus’ “qualified sponsors” are currently Aquiline Capital Partners, LLC (and its related companies), Goldman Sachs Capital Partners, Vestar Capital Partners, New Mountain Capital, LLC and Merrill Lynch Global Private Equity.

NYSE Listing Condition

The Validus common shares to be issued to IPC shareholders as a portion of the offer consideration in exchange for IPC common shares in the exchange offer and the second-step acquisition shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Pending Litigation Condition

There shall be no threatened or pending litigation, suit, claim, action, proceeding or investigation before any supranational, national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body (each of which we refer to in this prospectus/offer to exchange as a “governmental authority”): (1) challenging or seeking to, or which, in the judgment of Validus, is reasonably likely to, make illegal, delay or otherwise, directly or indirectly, restrain or prohibit or in which there are allegations of any violation of law, rule or regulation relating to, the making of or terms of the exchange offer or the provisions of this prospectus/offer to exchange or, the acceptance for exchange of any or all of the IPC common shares by Validus or any other affiliate of Validus or the second-step acquisition; or (2) seeking to, or which in the judgment of Validus, is reasonably likely to, prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC common shares acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to IPC shareholders.

No Material Adverse Change Condition

Since December 31, 2008, there shall not have been any change, state of facts, circumstance or event that has had, or would reasonably be expected to have, a material adverse effect on the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of IPC and its subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance or event to the extent caused by or resulting from: (i) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudan, United States or global financial markets; (ii) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas in which such party operates; (iii) changes, circumstances or events resulting in liabilities under property catastrophe reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster; (iv) changes in any applicable law, statute, ordinance, common law, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any governmental authority, including all relevant bye-laws and regulations of the Council and Society of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales in each of the jurisdictions in which IPC or its subsidiaries currently conduct business or operate, which we refer to as “specified laws”; (v) changes in generally accepted accounting principles or in statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority, which we refer to as the “BMA,” the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (vi) any change or announcement of a potential change in IPC’s or any of its subsidiaries’ credit or claims paying rating or A.M. Best rating or the ratings of any of IPC’s or its subsidiaries’ businesses or securities; (vii) a change in the trading prices or volume of IPC common shares; (viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending after the date of this prospectus/offer to exchange; or (ix) the commencement, occurrence or continuation of any war or armed hostilities, except that (A) in the case of the foregoing clauses (vi), (vii) and (viii), such exceptions shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances or events underlying a failure described in any such clause has resulted in, or contributed to, a material adverse effect on IPC and its subsidiaries and (B) in the case of the foregoing clauses (i), (ii), (iv), (v) and (ix), to the extent those changes, state of facts, circumstances or events have a materially disproportionate effect on IPC and its subsidiaries taken as a whole relative to other similarly situated persons in the property and casualty insurance and reinsurance industry. In addition, a material adverse effect shall be deemed to have occurred if IPC’s book value shall have (A) declined by more than 50% from December 31, 2008 to the expiration time of the exchange offer or (B) declined from December 31, 2008 to the expiration time of the exchange offer by more than 20% greater than the percentage decline of Validus’ book value during the same period, provided, that for purposes of measuring the 20% differential book value decline, if Validus has experienced an increase in book value from December 31, 2008 to the expiration time of the exchange offer, Validus shall be deemed to have experienced no change in its book value. We refer to any such materially adverse change, state of facts, circumstance or event or decline in IPC’s book value described above as a “material adverse effect.”

Conduct of Business Condition

Each of IPC and its subsidiaries shall have carried on their respective businesses in the ordinary course consistent with past practice at all times on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer.

Validus Credit Facility Condition

All amendments or waivers under Validus’ credit facilities necessary to consummate the exchange offer, the second-step acquisition and the other transactions contemplated by this prospectus/offer to exchange shall be in full force and effect.

Other Conditions

Additionally, Validus shall not be required to accept for exchange any IPC common shares tendered pursuant to the exchange offer, shall not be required to make any exchange for IPC common shares accepted for exchange, and may extend, terminate or amend the exchange offer, if at any time on or after the date of this prospectus/offer to exchange and prior to the expiration time of the exchange offer any of the following events or facts shall have occurred:

(a) there shall be in effect any order or injunction issued by any court of competent jurisdiction or any action taken, or any specified law enacted, entered, enforced or deemed applicable to the exchange offer, the second-step acquisition or the other transactions contemplated by this prospectus/offer to exchange by any governmental authority of competent jurisdiction which imposes any term, condition, obligation or restriction upon Validus, IPC or any of their respective subsidiaries that would, individually or the aggregate, reasonably be likely to (A) have a material adverse effect (assuming all references to IPC in the definition of “material adverse effect” were instead references to Validus) on Validus and its subsidiaries (assuming the consummation of the acquisition of IPC common shares in the exchange offer and the second-step acquisition) on a consolidated basis after the consummation of the exchange offer and the second-step acquisition or (B) directly or indirectly (i) delay or otherwise restrain, impede or prohibit the exchange offer or the second-step acquisition or (ii) prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC common shares acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to IPC shareholders;

(b) IPC or any of its subsidiaries has (1) permitted the issuance or sale of any shares of any class of share capital or other securities of any subsidiary of IPC (other than IPC common shares issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options, stock units or other similar awards outstanding prior to the date of this prospectus/offer to exchange), (2) declared, paid or proposed to declare or pay any dividend or other distribution on any share capital of IPC (other than (A) any quarterly cash dividends paid in the ordinary course of business consistent with past practice to holders of IPC common shares and (B) a one-time dividend to the holders of IPC common shares in an aggregate amount not to exceed any reduction in the Max termination fee), including by adoption of a shareholders rights plan (or similar plan) which has not otherwise been terminated or rendered inapplicable to the exchange offer and the second-step acquisition prior to the expiration time of the exchange offer, or (3) amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) or Validus becomes aware that IPC or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its articles of incorporation or bye-laws (or other similar constituent documents) in a manner that, in the reasonable judgment of Validus, is reasonably likely to, directly or indirectly, (A) delay or otherwise restrain, impede or prohibit the exchange offer or the second-step acquisition or (B) prohibit or limit the full rights of ownership of IPC common shares by Validus or any of its affiliates, including, without limitation, the right to vote any IPC common shares acquired by Validus pursuant to the exchange offer or otherwise on all matters properly presented to IPC shareholders;

(c) Validus or any of its affiliates enters into a definitive agreement or announces an agreement in principle with IPC providing for an amalgamation, scheme of arrangement or other business combination or transaction with or involving IPC or any of its subsidiaries, or the purchase or exchange of securities or assets of IPC or any of its subsidiaries, or the Supreme Court of Bermuda sanctions a scheme of arrangement between

IPC and its shareholders whereby Validus or any of its subsidiaries acquires securities of IPC, or Validus and IPC reach any other agreement or understanding, in either case, pursuant to which it is agreed or provided that the exchange offer will be terminated;

(d) IPC or any of its subsidiaries shall have (1) granted to any person proposing an amalgamation or other business combination with or involving IPC or any of its subsidiaries or the purchase or exchange of securities or assets of IPC or any of its subsidiaries any type of option, warrant or right which, in Validus’ judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any IPC common shares or other securities, assets or business of IPC or any of its subsidiaries), (2) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination, purchase or exchange (other than the Max termination fee) or (3) amended the Max amalgamation agreement in any respect that alters IPC’s rights or obligations upon termination of the Max amalgamation agreement (other than a reduction of the Max termination fee); or

(e) IPC shareholders shall have adopted the proposed Max amalgamation agreement or there shall have been a business combination consummated between IPC and Max;

which in the reasonable judgment of Validus in any such case, and regardless of the circumstances giving rise to any such condition (other than any event or circumstance giving rise to the triggering of a condition within the direct or indirect control of Validus), makes it inadvisable to proceed with the exchange offer and/or with acceptance for exchange, or exchange, of IPC common shares.

The foregoing conditions are for the sole benefit of Validus and may be asserted by Validus regardless of the circumstances giving rise to any such condition (other than any event or circumstance giving rise to the triggering of a condition within the direct or indirect control of Validus) or, other than the conditions described under the subheadings “Registration Statement Condition,” “Shareholder Approval Condition,” and “NYSE Listing Condition” above, which we refer to collectively as the “unwaivable conditions,” may be waived by Validus in whole or in part at any time and from time to time prior to the expiration time of the exchange offer in its discretion. To the extent Validus waives a condition set forth in this section with respect to one tender, Validus will waive that condition with respect to all other tenders. We expressly reserve the right to waive any of the conditions to the exchange offer, other than the unwaivable conditions, and to make any change in the terms of or conditions to the exchange offer. The failure by Validus at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time until the expiration time of the exchange offer. Any determination by Validus concerning any condition or event described in this prospectus/offer to exchange shall be final and binding on all parties to the fullest extent permitted by law.

Dividends and Distributions

If, on or after the date of this prospectus/offer to exchange, IPC:

•	splits, combines or otherwise changes the IPC common shares or its capitalization;

•	acquires or otherwise causes a reduction in the number of outstanding IPC common shares; or

•	issues or sells any additional IPC common shares (other than IPC common shares issued pursuant to, and in accordance with, the terms in effect on the date of this prospectus/offer to exchange of employee stock options, stock units or other similar awards outstanding prior to such date), shares of any other class or series of share capital of IPC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of the foregoing, or any other ownership interest (including, without limitation, any phantom interest), of IPC then, without prejudice to Validus’ rights under the section of this prospectus/offer to exchange entitled “Conditions of the Exchange Offer,” Validus may make such adjustments to the exchange offer consideration and other terms of the exchange offer and the second-step acquisition (including the number and type of securities to be exchanged) as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this prospectus/offer to exchange, IPC declares, sets aside, makes or pays any dividend on the IPC common shares (other than any quarterly cash dividend paid in the ordinary course of business consistent with past practice) or makes any other distribution (including the issuance of additional share capital pursuant to a share dividend or share split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to IPC common shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Validus or its nominee or transferee on IPC’s stock transfer records of the IPC common shares exchanged pursuant to the exchange offer, then, without prejudice to Validus’ rights under “The Exchange Offer — Extension, Termination and Amendment” and “The Exchange Offer — Conditions of the Exchange Offer”:

•	the consideration per IPC common shares payable by Validus pursuant to the exchange offer will be reduced to the extent any such dividend or distribution is payable in cash; and

•	the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (1) be received and held by the tendering shareholders for the account of Validus and will be required to be promptly remitted and transferred by each tendering shareholder to the exchange agent for the account of Validus, accompanied by appropriate documentation of transfer or (2) at the direction of Validus, be exercised for the benefit of Validus, in which case the proceeds of such exercise will promptly be remitted to Validus.

Validus does not intend to make any adjustment to the exchange offer consideration if IPC pays a one-time dividend to the holders of IPC common shares in an aggregate amount not to exceed to any reduction in the Max termination fee. Pending such remittance and subject to applicable law, Validus will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire offer consideration or deduct from the exchange offer consideration the amount or value thereof, as determined by Validus in its discretion.

Source and Amount of Funds

Validus estimates that the aggregate consideration to be paid to IPC shareholders in connection with the exchange offer and second-step acquisition will consist of approximately $169.5 million in cash and that number of Validus common shares determined in accordance with the exchange ratio. In addition, IPC shareholders will receive cash in lieu of any fractional Validus common shares to which they may be entitled.

Validus expects to have sufficient cash and cash equivalents on hand to complete the transactions contemplated by the exchange offer and the second-step acquisition, including the cash component of the offer consideration and any cash that may be required to be paid in respect of dissenter’s or appraisal rights and to pay fees, expenses and other related amounts.

The estimated amount of cash required is based on Validus’ due diligence review of IPC’s publicly available information to date and is subject to change. For a further discussion of the risks relating to Validus’ limited due diligence review, see the section of this prospectus/offer to exchange “Risk Factors — Risk Factors Relating to the Exchange Offer and the Second-Step Acquisition.”

Certain Legal Matters; Regulatory Approvals

General

Validus is not aware of any governmental license or regulatory permit that appears to be material to IPC’s business that might be adversely affected by Validus’ acquisition of IPC common shares pursuant to the exchange offer or, except as described below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Validus’ acquisition or ownership of IPC common shares pursuant to the exchange offer. Should any of these approvals or other actions be required, Validus currently contemplates that these approvals or other actions will be sought. There can be no assurance that any such approvals or other actions, if required, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to IPC’s business or certain parts of IPC’s or Validus’, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate.

Other Regulatory Matters

Applications or notifications in connection with the offer and the changes in control of various subsidiaries of IPC that may be deemed to occur as a result of the offer may be required to be filed, with various non-U.S. regulatory authorities.

In addition, under the Bermuda Insurance Act of 1978, (i) Validus is required to file a notification regarding the acquisition of IPC common shares with the BMA within 45 days after the date that Validus becomes a 10%, 20%, 33% or 50% shareholder of IPC and (ii) any person who, directly or indirectly, becomes a holder of at least 10%, 20%, 33% or 50% of the Validus common shares must notify the BMA in writing within 45 days of such acquisition.

Although Validus does not expect these regulatory authorities to raise any significant concerns in connection with their review of the exchange offer, there is no assurance that Validus will obtain all required regulatory approvals or that these approvals will not include terms, conditions or restrictions that are adverse to Validus or to IPC.

The consummation of the exchange offer and the second-step acquisition will not require the approval of any U.S. insurance regulators because neither Validus nor IPC operates a U.S.-regulated insurance business that would require any such approval.

Other than the approvals and notifications described above, Validus is not aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If Validus discovers that other approvals or filings and/or waiting periods are necessary, it will seek to obtain or comply with them, although there can be no assurance that they will be obtained, as is the case with the regulatory approvals described above.

Additionally, there can be no assurance that any such approvals or other actions, if required, will be obtained (with or without conditions), or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to IPC’s business, or that certain parts of IPC’s or Validus’, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate.

Going Private Transaction

The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the second-step acquisition or another business combination following the exchange of IPC common shares pursuant to the exchange offer in which Validus seeks to acquire the remaining IPC common share not held by it. Validus believes that Rule 13e-3 should not be applicable to the second-step acquisition; however, the SEC may take a different view in the event that nominees of Validus constitute a majority of IPC’s board of directors at the time of the second-step acquisition. Rule 13e-3 requires, among other things, that certain financial information concerning IPC and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

Litigation

On April 28, 2009, Validus filed the Bermuda claim. The Bermuda claim challenges the validity of the Max termination fee and the no-talk provisions in the Max amalgamation agreement. Further, the Bermuda claim alleges that by entering into the Max amalgamation agreement containing the Max termination fee and the no talk provisions and continuing to act in accordance with the terms of these provisions, the directors of IPC have acted in breach of their fiduciary or other duties and not in accordance with the constitution of IPC.

First, pursuant to the Max amalgamation agreement, in the event of an unsolicited alternate offer from a third party, the board of IPC is required to consider whether such a proposal amounts to a “Superior Proposal”. The Bermuda claim alleges however, that without the ability to engage in any discussions or information exchange with the exchange offer or as a result of the no-talk provisions, the board of IPC is restricted and/or precluded from properly exploring or evaluating whether in fact the alternate offer is a “Superior Proposal. Second, in the event that a “Superior Proposal” is being made and the directors of IPC vary or alter their recommendation of the proposed Max amalgamation within the contractual closing deadline, pursuant to the Max Amalgamation agreement, Max would be entitled to terminate the Max amalgamation agreement and collect the Max termination fee from IPC. Under the Max amalgamation agreement, the Max termination fee is $50,000,000. The Bermuda claim alleges that this is equivalent to 4.97% of the aggregate consideration value of $1,005,915,920 of the proposed Max amalgamation, based on the price of Max common shares on February 27, 2009, the last trading day before the signing of the Max amalgamation agreement. The Bermuda claim also alleges that the quantum of the Max termination fee is wholly excessive and was not calculated by reference to the costs and expenses that would be expected to be incurred by Max in the event that the Max amalgamation agreement was terminated and substantially exceeds Max’s anticipated liability in respect of such costs and expenses, which, based upon disclosure in the IPC/Max Form S-4, is likely to be little more than $10 million. Therefore, the Max amalgamation agreement constitutes an unlawful penalty whose predominant function, the Bermuda claim alleges, is to deter IPC or IPC Limited from breaching the Max amalgamation agreement (including by way of recommending a “Superior Proposal” to its board of directors).

By agreeing to the Max amalgamation agreement containing the Max termination fee and no-talk provisions, as well as by continuing to act in accordance with their terms, the Bermuda claim alleges that the directors of IPC have failed to retain sufficient flexibility to consider and, if thought fit, recommend an offer which may be more advantageous to IPC shareholders, improperly fettering their ability to exercise the powers conferred upon them by the constitution of IPC and/or act in the best interests of IPC and/or its shareholders. And by doing so, the directors of IPC have acted other than bona fide in the best interest of IPC and/or for an improper or collateral purpose, and the Max termination fee and no-talk provisions were therefore beyond the actual or implied authority of the board of directors of IPC, and as such, not binding on IPC and unenforceable by Max.

The Bermuda claim requests: (1) declaratory relief that: (a) the Max termination fee constitutes an unlawful and unenforceable penalty, (b) in entering into the Max amalgamation agreement containing the Max termination fee and no-talk provisions, the directors of IPC acted in breach of duty and otherwise than in accordance with the constitution of IPC, (c) in continuing to act in accordance with the Max termination fee and no-talk provisions in the Max amalgamation agreement the directors of IPC continue to act in breach of duty and otherwise than in accordance with the constitution of IPC; (2) an injunction restraining IPC or IPC Limited from making any direct or indirect payment to Max pursuant to the Max termination fee and/or taking any steps, whether itself, or by its directors, servants, agents or otherwise to give effect to the no-talk provisions of the Max amalgamation agreement and/or the Max termination fee; (3) an order that IPC pay the costs of the proceedings; and (4) any other or further relief the Court may deem just and proper.

On May 1, 2009, Validus filed an application to expedite the trial of the Bermuda claim. Validus requested that the Supreme Court of Bermuda set a schedule permitting a trial to be conducted commencing on an earlier date than any date on which IPC seeks to hold its annual general meeting to consider the proposals related to the proposed Max amalgamation. Max and IPC opposed the application. Following the hearing, on May 13, 2009, the Court denied the application for expedition of the timetable for the proceedings. While this was not a hearing on the merits of Validus’ claims, the Court acknowledged that Validus had raised serious questions to be tried.

Certain Relationships With IPC and Interests of Validus in the Exchange Offer

Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since January 1, 2007, between us or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I to this prospectus/offer to exchange, and IPC or its affiliates, on the other hand, concerning an amalgamation, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the exchange offer, Validus beneficially owns 100 IPC common shares, representing less than one percent of the outstanding IPC common shares. These shares were purchased by its wholly-owned subsidiary, Validus Re, a Bermuda exempted company, through ordinary brokerage transactions on the open market as set forth on Schedule II to this prospectus/offer to exchange. With the exception of the foregoing, Validus has not effected any transaction in securities of IPC in the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Validus and certain other information is set forth in Schedule I to this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, none of Validus or, after due inquiry and to the best of our knowledge and belief, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, after due inquiry and to the best of our knowledge and belief, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of IPC or has effected any transaction in securities of IPC during the past 60 days.

Validus does not believe that the exchange offer and the second-step acquisition will result in a change in control under any of Validus’ stock option plans or any employment agreement between Validus and any of its employees. As a result, no options or other equity grants held by such persons will vest as a result of the exchange offer and the second-step acquisition.

Fees and Expenses

Validus has engaged Greenhill & Co., LLC, which we refer to as “Greenhill,” as financial advisor with respect to its strategic process and the transaction. In connection with Greenhill’s services as financial advisor to Validus in connection with Validus’ strategic process and the transaction, Validus agreed to pay Greenhill an aggregate fee of $10.0 million, $2.75 million of which has already been paid and $7.25 million (less the fee for Greenhill’s service as dealer manager in connection with the exchange offer described below) of which is contingent upon the consummation of a transaction or entry into a definitive agreement that subsequently results in a transaction. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as financial advisor against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has also engaged Greenhill to act as dealer manager in connection with the exchange offer. Greenhill may contact beneficial owners of IPC common shares in its capacity as dealer manager regarding the exchange offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus/offer to exchange and related materials to beneficial owners of IPC common shares. Validus has agreed to pay Greenhill a reasonable and customary fee for its service as dealer manager in connection with the exchange offer. In addition, Validus will reimburse Greenhill for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Greenhill and its affiliates in connection with Greenhill’s service as dealer manager against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

As of May 17, 2009, four merchant banking funds affiliated with Greenhill owned an aggregate of 2,571,427 Validus common shares, and certain employees of Greenhill and its affiliates had interests in one or more of such funds.

Validus has also engaged Dowling & Partners Securities, LLC, which we refer to as “Dowling,” as capital markets advisor with respect to the transaction. In connection with Dowling’s services, Validus agreed to pay Dowling an aggregate fee of $2.0 million. Payment of the fee to Dowling is not conditioned on the successful acquisition of IPC common shares by Validus in the exchange offer or otherwise. In addition, Validus will reimburse Dowling for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel. Validus has also agreed to indemnify Dowling and its affiliates in connection with Dowling’s services against certain liabilities in connection with their engagement, including liabilities under the U.S. federal securities laws.

Validus has retained Georgeson Inc., which we refer to as “Georgeson,” as information agent in connection with the exchange offer. The information agent may contact holders of IPC common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the exchange offer to beneficial owners of IPC common shares. Validus will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Validus agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

Validus has also retained Georgeson for solicitation and advisory services in connection with solicitations relating to certain proxy solicitations described in this prospectus/offer to exchange, for which Georgeson will receive a customary fee. Validus has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges.

In addition, Validus has retained BNY Mellon Shareowner Services as the exchange agent in connection with the exchange offer. Validus will pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Validus will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the exchange offer. Validus will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

Validus will account for the acquisition of IPC common shares under the purchase method of accounting in accordance with FAS 141(R), “Business Combinations,” under which the total consideration paid in the exchange offer will be allocated among acquired assets and assumed liabilities based on the fair values of the assets acquired and liabilities assumed. In the event there is an excess of the total consideration paid in the exchange offer over the fair values, the excess will be accounted for as goodwill. Intangible assets with definite lives will be amortized over their estimated useful lives. Goodwill resulting from the exchange offer will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of Validus determines that the value of goodwill has become impaired, an accounting charge will be taken in the fiscal quarter in which such determination is made. In the event there is an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid in the exchange offer, the excess will be accounted for as a gain to be recognized through the income statement at the close of the transaction, in accordance with FAS 141(R). Validus anticipates the acquisition will result in an excess of the fair values of the acquired assets and liabilities assumed over the total consideration paid.

Memorandum of Association and Bye-law Provisions

Various provisions contained in Validus’ Memorandum of Association, as amended, and Amended and Restated Bye-laws could delay or discourage some transactions involving an actual or potential change in control of Validus or its management and may limit the ability of Validus shareholders to remove current management or approve transactions that Validus shareholders may deem to be in their best interests. These provisions:

•	authorize Validus’ board of directors to establish one or more series of undesignated preferred shares, the terms of which can be determined by the board of directors at the time of issuance;

•	divide the board of directors into three classes, each class serving a three-year term;

•	allow Validus’ directors, and not its shareholders, to fill vacancies on its board of directors resulting from enlargement of the board;

•	deny shareholders the right to vote at any annual or special meeting if that shareholder has not paid all the calls on the Validus common shares held;

•	provide that shareholders may only remove a director for cause and requires the shareholders to give that director advanced written notice and an opportunity to be heard at the meeting as well as a supermajority vote (66 2/3%) of the outstanding shares; and

•	reduce the voting power of a shareholder or group of related shareholders who would otherwise represent more than 9.09% of the aggregate voting power to represent 9.09% of the aggregate voting power.

Shareholders’ Equity; Share Premium Account

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation and cannot be paid to shareholders as a dividend.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the solvency of the company.

As of March 31, 2009, Validus had paid in nominal share capital of $13.3 million, and a share premium account of $1,419.6 million. As of March 31, 2009, IPC had paid in nominal share capital of $0.6 million, and a share premium account of $1,091.5 million.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The following is a summary of the material differences between the current rights of Validus shareholders and the current rights of IPC shareholders. The rights of the IPC shareholders who become Validus shareholders pursuant to the exchange offer and second-step acquisition will be governed by the memorandum of association and the amended and restated bye-laws of Validus, which will remain subject to amendment in accordance with their terms. This summary is not intended to be complete and is qualified by reference to Validus’ memorandum of association and its amended and restated bye-laws, and IPC’s memorandum of association and its amended and restated bye-laws, as well as the laws of Bermuda. Validus’ memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to Validus’ Registration Statement on Form S-1 filed on January 16, 2007 and Exhibit 3.2 to Validus’ Registration Statement on Form S-1 (Amendment No. 4) filed on July 5, 2007, respectively). IPC’s memorandum of association and amended and restated bye-laws are incorporated by reference (as Exhibit 3.1 to IPC’s Registration Statement on Form S-1 (Amendment No. 1) filed on February 9, 1996 and Exhibit 3.2 to IPC’s Quarterly Report on Form 10-Q filed on July 30, 2007, respectively).

The following information relating to IPC is taken from the IPC/Max S-4. Please see the section of this prospectus/offer to exchange entitled “Note on IPC Information.” Shareholders of Validus and IPC may request copies of these documents as provided in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Share Capital

As of May 29, 2009, Validus had an authorized share capital of 571,428,571 authorized common shares, par value of $0.175 per share. As of December 31, 2008, Validus’ issued and outstanding share capital consisted of 75,624,697 common shares, par value $0.175 per share. Validus common shares trade on the NYSE.

As of May 8, 2009, IPC had an authorized share capital of $1,850,000 divided into 150,000,000 authorized common shares, par value of $0.01 per share, and 35,000,000 preferred shares, par value of $0.01 per share. As of March 31, 2009, IPC’s outstanding share capital consisted of 56,092,672 common shares, par value $0.01 per share. IPC common shares trade on the NASDAQ Global Select Market.

Assuming the acquisition of IPC common shares contemplated by the exchange offer were completed on March 31, 2009, as of such date, Validus would have had (i) an authorized share capital of 571,428,571 authorized common shares, par value $0.175 per share, and (ii) issued and outstanding share capital of 138,681,828 common shares, par value $0.175 per share.

Shareholders’ Equity

Under Bermuda law, the excess of any consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation, and cannot be paid to share-holders as a dividend.

A Bermuda company may also create a contributed surplus account and may credit to such account any cash and other property paid or transferred to the company as sole beneficial owner (other than in connection with the issuance of shares). Unlike share premium arising upon the issuance of shares, the amount standing to the credit of a company’s contributed surplus account may be distributed to shareholders subject to the solvency of the company. Please see the subheading “Dividends and Distributions of Contributed Surplus” in this section. As of March 31, 2009, Validus had paid in nominal share capital of $13.3 million, and a share premium account of $1,419.6 million. As of March 31, 2009, IPC had paid in nominal share capital of $0.6 million, and a share premium account of $1,091.5 million.

Organizational Documents

Validus	IPC

The rights of Validus shareholders are currently governed by its memorandum of association and amended and restated bye- laws and by Bermuda law. There is also a shareholder agreement dated December 7, 2005. These rights are described in the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights.”	The rights of IPC shareholders are currently governed by its memorandum of association and amended and restated bye-laws and by Bermuda law. These rights are described in the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights.”

Limitation on Voting Rights

Validus	IPC

If the number of Controlled Shares of any shareholder or group of related shareholders would constitute more than 9.09% of the aggregate voting power of all common shares entitled to vote on a matter, the votes conferred by such Controlled Shares will be reduced, such that the vote conferred by such shares represent 9.09% of the aggregate voting power of all common shares entitled to vote on such matter.

A “Controlled Share” of any person refers to all (i) voting and non-voting common shares, (ii) securities convertible into or exchangeable into voting or non- voting common shares, and (iii) options, warrants or other rights to acquire voting or non- voting common shares that a person is deemed to own directly, indirectly or constructively within the meaning of (x) Section 958 of the Code or (y) Section 13(d)(3) of the Exchange Act.	If the number of Controlled Shares of any holder or group or related shareholders would constitute 10% or more of the combined voting power of the issued and outstanding common shares, the voting power of this shareholder or group of related shareholders will be reduced so that the voting power is not more than approximately 9.9% of the total voting rights attached to the issued and outstanding common shares.

A “Controlled Share” of any person refers to all common shares, owned by such person whether (i) directly; (ii) for a U.S. person, by application of the rules of Section 958(a) and 958(b) of the Code; or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder.

Ownership Limitation

Validus	IPC

Validus is authorized to request information from any holder of shares and has the right to repurchase shares (other than shares that have been sold pursuant to an effective registration statement under the Securities Act) if the board of directors determines that such repurchase is required in order to avoid or ameliorate adverse legal, tax or regulatory consequences or if such holder has undergone a Change of Control. Similar restrictions apply to Validus’ ability to redeem shares.	Under the IPC bye-laws, IPC’s directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be to increase the total number of Controlled Shares of any person to 10% or more of the shares of IPC without giving effect to the limitation on voting rights described above. Similar restrictions apply to IPC’s ability to issue, redeem or repurchase shares.

“Change of Control” in the Validus bye-laws means the occurrence of one or more of the following events: (i) a majority of the board of directors (or equivalent governing body) of a shareholder shall consist of persons who were not (a) a member of the board of directors (or equivalent governing body) of such shareholder on the December 7, 2005 or (b) nominated for election or elected to the board of directors (or equivalent governing body) of such

IPC directors also may, in their absolute discretion, each decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose the company, any of its subsidiaries, any shareholder or any person ceding insurance to IPC or any of its subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such

Validus	IPC

shareholder, with the affirmative vote of a majority of persons who were members of such board of directors (or equivalent governing body) at the time of such nomination or election or (ii) the acquisition by any person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of the directors of a shareholder (other than certain permitted transferees, persons, groups or their Affiliates who had such power when such shareholder first became a shareholder or acquisitions approved in advance by a majority of the members of the board of directors (or equivalent governing body) of such shareholder or upon the death or disability of a natural person).	registration has not been duly effected. In addition, IPC’s directors will decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer will have been obtained.

The IPC bye-laws also provide that its board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

IPC is authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Pursuant to the IPC bye-laws, if the directors of IPC refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Bermuda law, unless the IPC bye-laws otherwise provide, requires a 90 day notice period of such refusal to register a transfer.

Dividends and Distributions of Contributed Surplus

Under Bermuda law, shareholders are entitled to receive dividends, when and as declared by a company’s board of directors, out of any funds of the company legally available for the payment of such dividends, subject to any preferred dividend right of any holders of any preference shares from time to time.

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing:

(i) the company is, or would, after the payment is made be, unable to pay its liabilities as they become due; or

(ii) that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium.

Validus	IPC

Under the Validus bye-laws, the board of Validus has the power to declare dividends and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value for distribution in specie of any assets. No unpaid dividend shall bear interest against Validus.	Under the IPC bye-laws, the board of IPC has the power to declare dividends, and to determine whether such dividends are to be paid in cash or wholly or partly in specie and to fix the value of any assets forming the subject of a dividend in specie. No unpaid dividend shall bear interest against IPC.

Right to Call Special General Meeting

Validus	IPC

Validus’ bye-laws provide that special general meetings of the shareholders may be called only by Validus’ (i) chairman of the board, (ii) any two directors who are directors at the time the bye-laws first become effective on July 24, 2007, or (iii) a majority of the board.

Bermuda law also requires the board to call a special general meeting upon the requisition of shareholders holding not less than one-tenth of the paid-up share capital of Validus as at the date of the deposit.	The IPC bye-laws provide that a special general meeting of the shareholders may be called by IPC’s (i) chairman of the board, (ii) any two directors, (iii) any director and the secretary of the company or (iv) the board.

Bermuda law and IPC bye-laws also require the board to call a special general meeting upon the requisition of the shareholders holding not less than one-tenth of the paid up share capital of IPC as at the date of the deposit.

Notice of Shareholder Proposals and Nomination of Candidates by Shareholders

Under Bermuda law, shareholders may, at their own expense (unless the company otherwise resolves), as set forth below, require a company to give notice of any resolution that shareholders can properly propose at the next annual general meeting and/or to circulate a statement (of not more than 1000 words) in respect of any matter referred to in a proposed resolution or any business to be conducted at that general meeting. The number of shareholders necessary for such a request is either the number of shareholders representing not less than one-twentieth of the total voting rights of all the shareholders having at the date of the request a right to vote at the meeting to which the request relates, or not less than 100 shareholders. Each such written request is referred to in this section as a “Shareholder Notice.”

Validus	IPC

The Validus bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.	The IPC bye-laws are silent on matters relating to notice of shareholder proposals and nominations of candidates.

Shareholder Action by Written Consent

Validus	IPC

Under the Validus bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.	Under the IPC bye-laws, a resolution may only be passed by written consent to be signed by all of the shareholders who at the date of the resolution would be entitled to attend a shareholder meeting and vote on the resolution.

Classification of Board of Directors

Validus	IPC

Validus’ bye-laws divide the directors into three classes of directors, each class to have as nearly the same number of directors as possible. The initial terms of the class 1, class 2 and class 3 directors expire in one-year, two-years and three-years, respectively, following the adoption of the bye-laws on July 24, 2007. Following their initial terms, all three classes shall be elected to three-year terms.	Under the IPC bye-laws, the board is not classified and the term is for one year.

Alternate Directors

Validus	IPC

Validus’ bye-laws do not provide for alternate directors.	According to the IPC bye-laws, each director may appoint an alternate director by providing written notice to the secretary of the company. An alternate director shall be entitled to receive notice of all meetings of the board and to attend and vote at any such meeting at which the appointing director is not personally present and generally to perform at such meeting all the functions of such director.

Number of Directors

Under Bermuda law, the minimum number of directors on a board of a company is two, although the minimum number of directors may be set higher and the maximum number of directors may also be determined in accordance with the bye-laws of the company. The maximum number of directors may be determined by the Members at a general meeting or in such other manner as provided in the bye-laws.

Validus	IPC

Validus’ bye-laws provide that the board shall consist of not less than nine and not more than 12 directors. The exact number of directors is determined by a resolution adopted by the affirmative vote of at least a two- thirds majority of the board then in office. If no such resolution is in effect, the board will consist of 11 directors. Any increase in the size of the board pursuant to this provision may be filled by the directors appointing additional directors.	IPC’s bye-laws provide that the board shall consist of not less than two nor more than nine, the exact number to be determined by the board. However, in the event any class or series of preferred shares is issued and out-standing, the board may from time to time increase the maximum number of directors to any number larger than nine, if the board determines, in its discretion, that such increase is necessary to comply with the terms of any such class or series of issued and outstanding preferred shares. The board shall have the power to appoint any person as a director or fill in vacancies.

Removal of Directors

Under Bermuda law, subject to a company’s bye-laws, the shareholders of a company may, at a special general meeting called for that purpose, remove any director or the entire board of directors provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting. Any director given notice of removal will be entitled to be heard at the special general meeting. A vacancy created by the removal of a director at a special general meeting may be filled at that meeting by the election of another director in his or her place or in the absence of any such election by the other directors.

Validus	IPC

Under the Validus bye-laws, the shareholders may, at any annual meeting or special general meeting called for that purpose, remove a director only for Cause by the affirmative vote of at least sixty-six and two-thirds percent of the votes cast, provided that the notice of the meeting is served on the director or directors concerned not less than 14 days before such meeting and at such meeting such director shall be entitled to be heard on the motion for such director’s removal.

“Cause” in the Validus bye-laws means willful misconduct, fraud, gross negligence, embezzlement or a conviction of, or a plea of “guilty” or “no contest” to, a felony or other crime involving moral turpitude.	The IPC bye-laws do not deviate from the general Bermuda law position as set out above.

Vacancies on the Board of Directors

Under Bermuda law, so long as a quorum of directors remains in office, unless the bye-laws of a company otherwise provide, any vacancy occurring in the board of directors may be filled by such directors as remain in office. If no quorum of directors remains, the vacancy will be filled by a general meeting of shareholders.

Validus	IPC

Under the Validus bye-laws, the office of director shall be vacated if the director (1) is removed from office pursuant to the bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies, or (4) resigns his office. The board of directors has the power to appoint any person to be a director to fill a vacancy and a director so appointed shall hold office until such director’s office is otherwise vacated and shall serve within the same class of directors as the predecessor.

Under the Validus bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.	Under the IPC bye-laws, the board of directors has the power at any time to appoint any person as a director to fill a vacancy on the board of directors occurring as the result of the death, disability, disqualification or resignation of any director or if such director’s office is otherwise vacated. The office of director shall be vacated if the director (1) is removed from office pursuant to the bye-laws or is prohibited from being a director by law, (2) is or becomes bankrupt, or makes any arrangement or composition with his creditors generally, (3) is or becomes of unsound mind or an order for his detention is made, or dies, or (4) resigns his office. A director so appointed by the board of directors will hold office until the next annual general meeting or until such director’s office is otherwise vacated.

Under the IPC bye-laws, the board of directors may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by the bye-laws, or such greater number as may have been determined by the shareholders, as the quorum necessary for the transaction of business at meetings of the board of directors, the continuing directors or director may act only for the purpose of (1) summoning a general meeting or (2) preserving the assets of the company.

Interested Directors

Bermuda law provides that, if a director or officer has an interest in a material contract or proposed material contract with the company or any of its subsidiaries or has a material interest in any person that is a party to such a contract, the director or officer must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the board of directors.

Validus	IPC

The Validus bye-laws provide that, a director who is directly or indirectly interested in a contract or proposed contract or arrangement with the company or any of its subsidiaries shall declare the nature of such interest to the board, whether or not such declaration is required by law. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.	The IPC bye-laws provide that, a director who is directly or indirectly interested in a contract or a proposed contract or arrangement with the company shall declare the nature of such interest as required by the Companies Act. Unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum for such meeting.

Election of Directors

Validus	IPC

According to the Validus bye-laws, at any election of directors, nominees shall be elected by a plurality of the votes cast.	According to the IPC bye-laws, cumulative voting applies to any election of directors. Each shareholder entitled to vote in such election shall have a number of votes equal to the product of (x) the number of votes conferred by such shareholder’s common shares (as adjusted pursuant to the voting power reduction provisions in the bye- laws, if applicable) and (y) the number of persons standing for election as directors at the general meeting. Each shareholder may divide and distribute his votes, as so calculated, among any one or more candidates for the directorships to be filled, or such shareholder may cast his votes for a single candidate. At such election, the candidates receiving the highest number of votes, up to the number of directors to be chosen, shall stand elected, and an absolute majority of the votes cast is not a prerequisite to the election of any candidate to the board.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Companies Act. At any general meeting of IPC, two or more persons present in person and representing in person or by proxy in excess of 50% of the total outstanding common shares throughout the meeting will form a quorum for the transaction of business. Generally, except as otherwise provided in a Bermuda company’s bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Validus	IPC

Any individual who is a Validus shareholder and who is present at a meeting may vote in person as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders.

The Validus bye-laws also permit attendance at general meetings by proxy.

Subject to the “Limitations on Voting Rights” described above, each holder of voting common shares is entitled to one vote per voting common share held.	Any individual who is an IPC shareholder and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders.

The IPC bye-laws also permit attendance at general meetings by proxy.

Subject to the “Limitations on Voting Rights” described above, each holder of common shares is entitled to one vote per common share held.

Discontinuance or Change of Jurisdiction of Incorporation

Under Bermuda law, a company may change its jurisdiction of incorporation by “discontinuing” from Bermuda to a number of jurisdictions approved by the Bermuda Minister of Finance. A company may make specific provisions for discontinuance in its bye-laws, and may delegate authority to the board of directors to exercise all of the company’s powers to discontinue the company. In the absence of such provision, the decision to discontinue the company to another jurisdiction must be made by the shareholders and requires a resolution passed by a simple majority of the votes cast at a general meeting, provided that at any such meeting any such share shall carry the right to vote in respect of such discontinuance whether or not it otherwise carries the right to vote.

Validus	IPC

The Validus bye-laws permit the Validus board, subject to approval by a majority of shareholders, to exercise all the powers of the company to discontinue the company.	The IPC bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.

Amalgamation

The Companies Act provides that, unless specific provisions have been made otherwise, the amalgamation of a company with another company must be approved by a vote of three-fourths of the shareholders voting at the meeting, and that the quorum for the meeting shall be two persons holding or representing by proxy more than one-third of the issued shares of the company of all classes, whether ordinarily entitled to vote or not.

Validus	IPC

The Validus bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.	The IPC bye-laws do not currently make specific provision for a different majority vote or a different quorum than that which has been set out in the Companies Act.

Duties of Directors and Director Liability

The Companies Act provides that the business of a company is to be managed and conducted by the board of directors. Under Bermuda law, at common law, members of a board of directors owe fiduciary and other duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company;

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

•	to disclose material conflicts of interest to the board of the company at the first opportunity.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he or she has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his or her appointment, he or she ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers.

The Companies Act also provides that a company may agree in its bye-laws or by contract or some other arrangement to exempt or indemnify its directors from any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or trust in relation to the company or any subsidiary thereof, except for any liability in respect of any fraud or dishonesty, which would otherwise attach to such director. Please see the subheading “Indemnification of Officers, Directors and Employees” in this section.

Indemnification of Officers, Directors and Employees

Bermuda law permits a company to indemnify its directors, officers and auditors with respect to any loss arising or liability attaching to such person by virtue of any rule of law concerning any negligence, default, breach of duty, or breach of trust of which the directors, officers or auditors may be guilty in relation to the company or any of its subsidiaries; provided that the company may not indemnify a director, officer or auditor against any liability arising out of his or her fraud or dishonesty. Bermuda law also permits a company to indemnify its directors, officers and auditors against liability incurred by them in defending any civil or criminal proceedings in which judgment is given in their favor or in which they are acquitted, or when the Court grants relief to them pursuant to section 281 of the Companies Act. Bermuda law permits a company to advance moneys to directors, officers and auditors to defend civil or criminal proceedings against them on condition that these moneys are repaid if the allegation of fraud or dishonesty is proved. The Court may relieve directors and officers from liability for negligence, default, breach of duty or breach of trust if it appears to the Court that such director or officer has acted honestly and reasonably and, in all the circumstances, ought fairly to be excused.

Section 98A of the Companies Act permits companies to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust in relation to the company or any subsidiary thereof, whether or not the company may otherwise indemnify such officer or director.

Validus	IPC

The Validus bye-laws indemnify its directors, officers and (in the discretion of the board) employees and agents and their heirs, executors and administrators who were or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the company), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, the company, against any liability or expense actually and reasonably incurred by such person in respect thereof. In addition, the company shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Under the Validus bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving willful negligence, willful default, fraud or dishonesty, against the company or any of its officers or directors on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

Validus has purchased and maintains directors’ and officers’ liability policies for such purposes.

Under the Validus bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is not prohibited by Bermuda law.	The IPC bye-laws indemnify its directors, officers and secretary and their heirs, executors and administrators in respect of any actions, costs, charge, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts; however this indemnity does not extend to any matter in respect of any willful negligence, willful default, fraud or dishonesty which may attach to any of said persons.

Under the IPC bye-laws, each shareholder agrees to waive any claim or right of action, other than those involving willful negligence, willful default, fraud or dishonesty, against any of the officers or directors of the company on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the company.

IPC has purchased and maintains directors’ and officers’ liability policies for such purposes.

Under the IPC bye-laws, no specific provision is made for the indemnification of directors and officers of the company in relation to the affairs of the company’s subsidiaries, although (as noted above) such indemnification is not prohibited by Bermuda law.

Shareholder’s and Derivative Suits

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or amended and restated bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than that which actually approved it or where a power vested in the board of directors has been exercised for an improper purpose. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Court, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Validus	IPC

The Validus bye-laws provide that shareholders waive any claim or right of action that they might have, whether individually or by or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty which may attach to such director or officer.	The IPC bye-laws provide that shareholders waive all claims or rights of action that they might have, both individually or in the right of the company, against any of its directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any willful negligence, willful default, fraud or dishonesty of such director or officer.

Amendment of Memorandum of Association

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company’s business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof or the holders of not less than 20% of the debentures entitled to object to amendments to the memorandum of association have the right to apply to the Bermuda courts for an annulment of any amendment to the memorandum of association adopted by shareholders at any general meeting. This does not apply to an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Upon such application, the alteration will not have effect until it is confirmed by the Bermuda court. An application for an annulment of an amendment to the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amendment of Bye-laws

Validus	IPC

Consistent with Bermuda law, the Validus bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.	Consistent with Bermuda law, the IPC bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Preemptive Rights

Under Bermuda law, no shareholder has a preemptive right to subscribe for additional issues of a company’s shares unless, and to the extent that, the right is expressly granted to the shareholder under the bye-laws of a company or under any contract between the shareholder and the company.

Validus	IPC

The Validus bye-laws are silent with respect to preemptive rights for shareholders.	The IPC bye-laws are silent with respect to preemptive rights for shareholders.

Business Combination Statutes

A Bermuda company may not enter into certain business transactions with its significant shareholders or affiliates without obtaining prior approval from its board of directors and, in certain instances, its shareholders. Examples of such business transactions include amalgamation, mergers, asset sales and other transactions in which a significant shareholder or affiliate receives or could receive a financial benefit that is greater than that received or to be received by other shareholders.

Approval of Certain Transactions

The Companies Act is silent on whether a company’s shareholders are required to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. Bermuda law does require, however, that shareholders approve certain forms of mergers and reconstructions.

Takeovers:  Bermuda law provides that where an offer is made for shares of a company and within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may, by notice, require the non-tendering shareholders to transfer their shares on the terms of the offer. dissenting shareholders may apply to the Court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the Court should exercise its discretion to enjoin the required transfer, which the Court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Amalgamations:  Pursuant to Bermuda law, the amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. The required vote of shareholders may be reduced by a company’s bye-laws. For purposes of approval of an amalgamation, all shares, whether or not otherwise entitled to vote, carry the right to vote. A separate vote of a class of shares is required if the rights of such class would be altered by virtue of the amalgamation. Any shareholder who does not vote in favor of the amalgamation and who is not satisfied that he or she has been offered fair value for his or her shares may, within one month of receiving the company’s notice of shareholder meeting to consider the amalgamation, apply to the Court to appraise the fair value of his or her shares. No appeal will lie from an appraisal by the Court. The costs of any application to the Court shall be in the discretion of the Court.

Inspection of Books and Records; Shareholder Lists

Under Bermuda law, members of the general public have the right to inspect a company’s public documents available at the office of the Registrar of Companies in Bermuda, which will include a company’s memorandum of association (including its objects and powers) and certain alterations to its memorandum of association, including any increase or reduction of the company’s authorized capital.

Registered shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of a company, which must be presented to the annual general meeting of shareholders. A company’s register of members is also open to inspection by shareholders, and to members of the public, without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain a share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Appraisal Rights/Dissenters’ Rights

Under Bermuda law, a dissenting shareholder of an amalgamating company that does not believe it has been offered fair value for its shares may apply to the Court to appraise the fair value of its shares. Where the Court has appraised any such shares and the amalgamation has been consummated prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount (if any) paid to the dissenting shareholder for his or her shares is less than that appraised by the Court, the amalgamated company shall pay to such shareholder the difference between the amount paid to such shareholder and the value appraised by the Court. Bermuda law provides for dissenters’ rights in an amalgamation between non-affiliated companies and affiliated companies where one company is not a Bermuda company. Bermuda law additionally provides a right of appraisal in respect of the situations discussed in this section under the subheading “Required Purchase and Sale of Shares; Short-Form Merger.”

Required Purchase and Sale of Shares

An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders (excluding shares owned by the acquirer) present and voting at a court-ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the Court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement;

•	If the acquiring party is a company it may compulsorily acquire all the shares of the target company by acquiring, pursuant to a tender offer, 90% in value of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of at least 90% in value of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders could be compelled to sell their shares unless the Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise; or

•	Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the IPC 10-Q and the IPC 10-K, each as filed with the SEC. The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009. For a summary of the proposed business combination contemplated by the exchange offer and the second-step acquisition, see the section of this prospectus/offer to exchange entitled “The Exchange Offer.”

The following table presents unaudited condensed consolidated pro forma balance sheet data at March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of IPC common shares as if it had occurred at March 31, 2009.

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Assets
Fixed maturities, at fair value	$2,644,496	$1,772,805	$—		$4,417,301
Short-term investments, at fair value	282,363	—	—		282,363
Equity investments, at fair value	—	295,091	—		295,091
Cash and cash equivalents	535,798	122,070	(245,706)	3(a), 3(b), 4	412,162

Total investments and cash	3,462,657	2,189,966	(245,706)		5,406,917
Premiums receivable	600,943	199,241	(160)	3(e)	800,024
Deferred acquisition costs	143,510	23,302	—		166,812
Prepaid reinsurance premiums	59,510	3,585	(199)	3(e)	62,896
Securities lending collateral	99,727	—	—		99,727
Loss reserves recoverable	204,197	4,274	—		208,471
Paid losses recoverable	4,438	—	—		4,438
Accrued investment income	20,511	27,907	—		48,418
Current taxes recoverable	1,244	—	—		1,244
Intangible assets	126,177	—	—		126,177
Goodwill	20,393	—	—		20,393
Other assets	19,491	4,810	—		24,301

Total assets	$4,762,798	$2,453,085	$(246,065)		$6,969,818

Liabilities
Unearned premiums	$795,233	$219,641	$(199)	3(e)	$1,014,675
Reserve for losses and loss expense	1,318,732	354,467	—		1,673,199
Reinsurance balances payable	66,180	4,483	(160)	3(e)	70,503
Deferred taxation	20,914	—	—		20,914
Securities lending payable	105,369	—	—		105,369
Net payable for investments purchased	57,434	—	—		57,434
Accounts payable and accrued expenses	71,650	25,020	—		96,670
Debentures payable	304,300	—	—		304,300

Total liabilities	2,739,812	603,611	(359)		3,343,064

Shareholders’ equity
Ordinary shares	13,271	561	10,547	3(a), 3(c), 3(d)	24,379
Additional paid-in capital	1,419,602	1,091,491	430,938	3(a), 3(c), 3(d)	2,942,031
Accumulated other comprehensive loss	(8,054)	(876)	876	3(d)	(8,054)
Retained earnings	598,167	758,298	(688,067)	3(b), 3(d), 3(f)	668,398

Total shareholders’ equity	2,022,986	1,849,474	(245,706)		3,626,754

Total liabilities and shareholders’ equity	$4,762,798	$2,453,085	$(246,065)		$6,969,818

Common shares outstanding	75,828,922	55,948,821	62,852,906		138,681,828
Common shares and common share equivalents outstanding	90,317,793	56,501,900	63,474,234		153,792,027
Book value per share	$26.68	$33.06		8	$26.15
Diluted book value per share	$24.65	$32.73		8	$24.90
Diluted tangible book value per share	$23.03	$32.73			$23.95

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of IPC common shares as if it had occurred at January 1, 2008:

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$1,362,484	$403,395	$(251)	3(e), 5	$1,765,628
Reinsurance premiums ceded	(124,160)	(6,122)	251	3(e)	(130,031)

Net premiums written	1,238,324	397,273	—		1,635,597
Change in unearned premiums	18,194	(9,906)	—		8,288

Net premiums earned	1,256,518	387,367	—		1,643,885
Net investment income	139,528	94,105	(9,731)	3(b)	223,902
Realized gain on repurchase of debentures	8,752	—	—		8,752
Net realized (losses) gains on investments	(1,591)	(168,208)	—		(169,799)
Net unrealized (losses) gains on investments	(79,707)	—	—		(79,707)
Other income	5,264	65	—		5,329
Foreign exchange losses	(49,397)	(1,848)	—		(51,245)

Total revenues	1,279,367	311,481	(9,731)		1,581,117
Expenses
Losses and loss expense	772,154	155,632	—	6	927,786
Policy acquisition costs	234,951	36,429	—		271,380
General and administrative expenses	123,948	20,689	—		144,637
Share compensation expense	27,097	5,625	—		32,722
Finance expenses	57,318	2,659	—		59,977

Total expenses	(1,215,468)	(221,034)	—		(1,436,502)

Income before taxes	63,899	90,447	(9,731)		144,615
Income tax expense	(10,788)	—	—		(10,788)

Income before taxes	$53,111	$90,447	$(9,731)		$133,827

Preferred dividend and warrant dividend	6,947	14,939	(14,939)	3(g)	6,947
Net income available to common shareholders	$46,164	$75,508	$5,208		$126,880

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	74,677,903	52,124,034	62,852,906		137,530,809
Diluted	75,819,413	59,301,939	63,474,234		139,293,647
Basic earnings per share	$0.62	$1.45		7	$0.92

Diluted earnings per share	$0.61	$1.45		7	$0.91

The following table sets forth unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of IPC common shares as if it had occurred at January 1, 2008.

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings Ltd.	Holdings Ltd.	adjustments	Notes	Consolidated

Revenues
Gross premiums written	$609,892	$234,610	$(265)	3(e), 5	$844,237
Reinsurance premiums ceded	(72,512)	(3,154)	265	3(e)	(75,401)

Net premiums written	537,380	231,456	—		768,836
Change in unearned premiums	(218,621)	(132,748)	—		(351,369)

Net premiums earned	318,759	98,708	—		417,467
Net investment income	26,772	21,866	(1,953)	3(b)	46,685
Net realized (losses) gains on investments	(23,421)	(35,572)	—		(58,993)
Net unrealized (losses) gains on investments	22,153	—	—		22,153
Other income	757	7	—		764
Foreign exchange gains (losses)	(4,200)	(3,146)	—		(7,346)

Total revenues	340,820	81,863	(1,953)		420,730
Expenses
Losses and loss expense	131,834	39,109	—	6	170,943
Policy acquisition costs	61,449	9,838	—		71,287
General and administrative expenses	38,079	21,792	(13,800)	3(b)	46,071
Share compensation expense	7,354	2,489	—		9,843
Finance expenses	7,723	383	—		8,106

Total expenses	(246,439)	(73,611)	13,800		(306,250)

Income before taxes	94,381	8,252	11,847		114,480
Income tax credit	526	—	—		526

Income after taxes	$94,907	$8,252	$11,847		$115,006

Preferred dividend and warrant dividend	1,736	—	—		1,736

Net income available to common shareholders	$93,171	$8,252	$11,847		$113,270

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	75,744,577	55,903,740	62,852,906		138,597,483
Diluted	79,102,643	55,916,256	63,474,234		142,576,877
Basic earnings per share	$1.23	$0.15		7	$0.82

Diluted earnings per share	$1.20	$0.15		7	$0.81

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at March 31, 2009 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and three months ended March 31, 2009. The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management and is based on Validus’ historical consolidated financial statements and IPC’s historical consolidated financial statements. Certain amounts from IPC’s historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records or discussion with the IPC management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of IPC data to conform to the Validus presentation may also be required.

This unaudited condensed consolidated pro forma financial information is prepared in conformity with US GAAP. The unaudited condensed consolidated pro forma balance sheet as of March 31, 2009 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2008 and the three month period ended March 31, 2009 have been prepared using the following information:

(a) Audited historical consolidated financial statements of Validus as of December 31, 2008 and for the year ended December 31, 2008;

(b) Audited historical consolidated financial statements of IPC as of December 31, 2008 and for the year ended December 31, 2008;

(c) Unaudited historical consolidated financial statements of Validus as of March 31, 2009 and for the three months ended March 31, 2009;

(d) Unaudited historical consolidated financial statements of IPC as of March 31, 2009 and for the three months ended March 31, 2009;

(e) Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the acquisition of IPC under the purchase method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisition and the allocation of the final purchase price of IPC will depend on a number of factors, including additional financial information available at such time, changes in values and changes in IPC’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the acquisition. In addition, the unaudited condensed consolidated pro forma financial information does not include any additional expenses that may result from the acquisition of IPC common shares. Estimated costs of the transaction as well as the benefit of the negative

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheets, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus 10-Q, the Validus 10-K, the IPC 10-Q and the IPC 10-K, as filed with the SEC. Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) and No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“FAS 160”) which are effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. On April 1, 2009 the FASB finalized and issued FSP FAS 141(R)-1 which amended and clarified FAS 141(R) and is effective for business combinations whose acquisition date is on or after January 1, 2009.

FSP FAS 141(R)-1 has amended FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies.

Significant changes arising from FAS 141(R) and FSP FAS 141(R)-1 which will impact any future acquisitions include the determination of the purchase price and treatment of transaction expenses, restructuring charges and negative goodwill as follows:

•	Purchase Price — Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control. Previously, the date the business combination was announced was used as the effective date in determining the purchase price;

•	Transactions Expenses — Under FAS 141(R), all costs associated with purchase transactions must be expensed as incurred. Previously, all such costs could be capitalized and included as part of transaction purchase price, adding to the amount of goodwill recognized;

•	Restructuring Costs — Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date are those for which an acquirer is obligated at the time of the closing. Previously, restructuring costs that were planned to occur after the closing of the transaction were recognized and recorded at the closing date as a liability;

•	Negative Goodwill/Bargain Purchases — Under FAS 141(R), where total fair value of net assets acquired exceeds consideration paid (creating “negative goodwill”), the acquirer will record a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction. Previously, negative goodwill was recognized as a pro rata reduction of the assets assumed to allow the net assets acquired to equal the consideration paid; and

•	Noncontrolling Interests — Under FAS 141(R), in a partial or step acquisition where control is obtained, 100% of goodwill and identifiable net assets are recognized at fair value and the noncontrolling (sometimes called minority interest) interest is also recorded at fair value. Previously, in a partial acquisition only the controlling interest’s share of goodwill was recognized, the controlling interest’s share of identifiable net assets was recognized at fair value and the noncontrolling interest’s share of identifiable net assets was recognized at carrying value. Under FAS 160, a noncontrolling interest is now recognized in the equity

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

section, presented separately from the controlling interest’s equity. Previously, noncontrolling interest in general was recorded in the mezzanine section.

3.	Purchase Adjustments

Validus is offering to exchange for each outstanding IPC common share that is validly tendered and not properly withdrawn prior to the expiration time of the exchange offer, 1.1234 Validus common shares and $3.00 in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this prospectus/offer to exchange and the accompanying revised pink letter of transmittal. Validus intends, promptly following acceptance for exchange and exchange of IPC common shares in the exchange offer, to effect the second-step acquisition pursuant to which Validus will acquire all shares of those IPC shareholders who choose not to tender their IPC common shares pursuant to the exchange offer in accordance with either Section 102 or Section 103 of the Companies Act. For a discussion of Section 102 and Section 103 of the Companies Act, please see the section of this prospectus/offer to exchange entitled “The Exchange Offer — Purpose and Structure of the Exchange Offer.” After the second-step acquisition, former remaining IPC shareholders will no longer have any ownership interest in IPC and will be shareholders of Validus. Validus intends, promptly following the second-step acquisition, to amalgamate IPC with a newly-formed, wholly-owned subsidiary of Validus in accordance with Section 107 of the Companies Act.

In connection with the Validus exchange offer, transaction costs currently estimated at $40,000 will be incurred and expensed. Of this amount, $20,000 relates to Validus expenses as set forth in the section of this prospectus/offer to exchange entitled “The Acquisition, Background and Reasons for the Exchange Offer — Fees and Expenses” and $20,000 is our estimate of IPC’s expenses based on the IPC/Max S-4. In addition, upon termination of the Max amalgamation agreement, the Max termination fee will be incurred and expensed. The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives designed to increase shareholder value and which resulted in the Max amalgamation agreement. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of IPC between March 31, 2009 and the date of the consummation of the exchange offer. Validus expects to make such adjustments at such time. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

The share prices for both Validus and IPC used in determining the preliminary estimated purchase price are based on the closing share prices on May 15, 2009 (the most practicable date preceding the filing of this prospectus/offer to exchange. The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price

IPC common shares outstanding as of May 8, 2009	55,948,821
IPC common shares issued pursuant to option exercises	3,804
IPC common shares issued following vesting of restricted shares, RSUs and PSUs	549,275

Total IPC common shares and share equivalents prior to transaction	56,501,900
Exchange ratio	1.1234

Total Validus common shares to be issued	63,474,234
Validus closing share price on May 15, 2009	$24.16

Total value of Validus common shares to be issued	$1,533,537
Total cash consideration paid at $3.00 per IPC share	$169,506
Total Purchase Price	$1,703,043

The allocation of the purchase price is as follows:

Allocation of Purchase Price

IPC shareholders’ equity(B)	$1,849,474
Total purchase price(A)	$1,703,043

Negative goodwill (A — B)	$146,431

(a)	In connection with the exchange offer, 63,474,234 Validus common shares are expected to be issued for all of IPC’s common shares, common shares issued pursuant to option exercises, and common shares issued following vesting of restricted shares, restricted share units and performance share units resulting in additional share capital of $11,108 and Additional Paid-In Capital of $1,522,429. In addition, cash consideration of $3.00 per IPC share, or $169,506 in total, is expected to be paid to IPC shareholders.

(b)	It is expected that total transaction costs currently estimated at $40,000 and the Max termination fee of $50,000 will be incurred and expensed by the consolidated entity. Based on an expected investment return of 3.75% per annum, investment income of $9,731 would have been foregone during the year end December 31, 2008 had these payments of $259,506 been made.

The data in the following sentence is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q, where such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented. Approximately $13.8 million of expenses, including legal and financial advisory services, were associated with IPC’s strategic initiatives, designed to increase shareholder value, and which resulted in the Max amalgamation agreement. Therefore, Validus is estimating that approximately $13,800 of the estimated $40,000 total transaction costs have been incurred and expensed by IPC in the three months ended March 31, 2009. These expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the three months ended March 31, 2009. In addition, an adjustment of $76,200 was recorded to cash and to retained earnings as at March 31, 2009 to reflect the remaining transaction costs and Max termination fee. Based on an expected investment return of 3.18% per annum, investment income of $1,953 would have been foregone during the three months ended March 31, 2009 had these remaining payments of $245,706 been made.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

(c)	Employees of IPC hold 427,000 options to purchase IPC common shares. These options would vest upon a change in control, and would be exercisable. The exercise price range of these options is from $13 to $49, with a weighted average of $34.68. It is expected that 3,804 net shares would be issued upon exercise of these options.

(d)	Elimination of IPC’s Ordinary shares of $561, Additional Paid-in Capital of $1,091,491, Accumulated Other Comprehensive Loss of $876 and Retained Earnings of $758,298.

(e)	A related party balance of $265 for the three months ended March 31, 2009 and $251 for the year ended December 31, 2008 representing reinsurance ceded to IPC by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $199 and premiums receivable and reinsurance balances payable of $160 have been eliminated from the pro forma balance sheet.

(f)	The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, the carrying value of assets and liabilities in IPC’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited pro forma consolidated financial statements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141(R), Business Combinations (“FAS 141(R)”). This Statement defines a bargain purchase as a business combination in which the total fair value of the identifiable net assets acquired on the date of acquisition of IPC common shares exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $146,431 has been recorded as a credit to retained earnings as upon completion of the acquisition of IPC common shares negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)	On November 15, 2008, IPC’s 9,000,000 Series A Mandatory Convertible preferred shares automatically converted pursuant to their terms into 9,129,600 common shares. Therefore, dividends of $14,939 on these preferred shares of IPC have been eliminated from the unaudited pro forma results of operations for the year ended December 31, 2008.

(h)	The share prices of both Validus and IPC used in preparing these unaudited condensed consolidated pro forma financial statements are based on the closing share prices on May 15, 2009, and were $24.16 and $26.63, respectively. As of May 29, 2009, the share prices were $22.81 and $24.84, respectively. The effect of using the May 29, 2009 closing share price in preparation of these unaudited condensed consolidated pro forma financial statements would have resulted in an entry to additional paid in capital of $85,708 reflecting reduced purchase price and an offsetting entry to retained earnings of $85,708 reflecting additional negative goodwill. Using May 29, 2009 share prices would have had no effect on calculation of book value per share, diluted book value per share, basic earnings per share and diluted earnings per share.

4.	Adjustments to cash and cash equivalents

The acquisition of IPC common shares will result in the payment of cash and cash equivalents by IPC of $56,200 and by Validus of $189,506.

The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of funds

IPC cash and cash equivalents	$56,200
Validus cash and cash equivalents	189,506
Total	$245,706

Uses of funds

Cash consideration for IPC shares	$169,506
IPC transaction costs	6,200
Validus transaction costs	20,000
Max termination fee	50,000
Total	$245,706

5.	Gross Premiums Written

IPC did not disclose gross premiums written by class of business in the IPC 10-Q. Therefore, a table of gross premiums written by Validus, IPC and pro forma combined cannot be presented.

The following table sets forth the gross premiums written for the year ended December 31, 2008 by Validus, IPC and pro forma combined:

	Validus	IPC(a)	Purchase Adjustments	Combined

Validus Re
Property Cat XOL(b)	$328,216	$333,749	$—	$661,965
Property Per Risk XOL	54,056	10,666	—	64,722
Property Proportional(c)	110,695	—	—	110,695
Marine	117,744	—	—	117,744
Aerospace	39,323	18,125	(151)	57,297
Life and A&H	1,009	—	—	1,009
Financial Institutions	4,125	—	—	4,125
Other	—	8,318	(100)	8,218
Terrorism	25,502	—	—	25,502
Workers’ Comp	7,101	—	—	7,101

Total Validus Re Segment	687,771	370,858	(251)	1,058,378

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

	Validus	IPC(a)	Purchase Adjustments	Combined

Talbot
Property	152,143	—	—	152,143
Marine	287,694	—	—	287,694
Aviation & Other	40,028	—	—	40,028
Accident & Health	18,314	—	—	18,314
Financial Institutions	42,263	—	—	42,263
War	128,693	—	—	128,693
Contingency	22,924	—	—	22,924
Bloodstock	16,937	—	—	16,937

Total Talbot Segment	708,996	—	—	708,996

Intersegment revenue
Property	(21,724)	—	—	(21,724)
Marine	(8,543)	—	—	(8,543)
Specialty	(4,016)	—	—	(4,016)

Total Intersegment Revenue Eliminated	(34,283)	—	—	(34,283)

Adjustments for reinstatement premium	—	32,537	—	32,537

Total	$1,362,484	$403,395	$(251)	$1,765,628

(a)	For IPC, this includes annual (deposit) and adjustment premiums. Excludes reinstatement premiums of $32,537 which are not classified by class of business by IPC.

(b)	For Validus, Cat XOL is comprised of Catastrophe XOL, Aggregate XOL, RPP, Per Event XOL, Second Event and Third Event covers. For IPC, this includes Catastrophe XOL and Retrocessional.

(c)	Proportional is comprised of Quota Share and Surplus Share.

6.	Selected Ratios

Selected ratios of Validus, IPC and pro forma combined are as follows:

	Year Ended			Three Months Ended
	December 31, 2008			March 31, 2009
			Pro forma			Pro forma
	Validus	IPC	combined	Validus	IPC	combined

Losses and loss expense ratios	61.5%	40.2%	56.4%	41.4%	39.6%	40.9%
Policy acquisition costs ratios	18.7	9.4	16.5	19.3	10.0	17.1
General and administrative cost ratios	12.0	6.8	10.8	14.3	24.6	13.4

Combined ratio	92.2%	56.4%	83.7%	75.0%	74.2%	71.4%

(a)	Factors affecting the losses and loss expense ratio for the year ended December 31, 2008

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 61.5%. During the year ended December 31, 2008, the frequency and severity of worldwide losses that materially affected Validus’ losses and loss expense ratio

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

increased. During the year ended December 31, 2008, Validus incurred $260,567 and $22,141 of loss expense attributable to Hurricanes Ike and Gustav, which represent 20.7 and 1.8 percentage points of the losses and loss expense ratio, respectively. Other notable loss events added $45,895 of 2008 loss expense or 3.7 percentage points of the losses and loss expense ratio bringing the total effect of aforementioned events on the 2008 losses and loss expense ratio to 26.2 percentage points. Favorable loss development on prior years totaled $69,702. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the year ended December 31, 2008 by 5.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-K. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 40.2%. IPC incurred net losses and loss adjustment expenses of $155.6 million for the year ended December 31, 2008. Total net losses for the year ended December 31, 2008 relating to the current year were $206.6 million, while reductions to estimates of ultimate net loss for prior year events were $50.9 million. During 2008, IPC’s incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and Windstorm Emma that affected parts of Europe, which all occurred in the first quarter of 2008; $10.5 million from the flooding in Iowa in June and tornadoes that affected the mid-west United States in May 2008; together with $160.0 million from Hurricane Ike and $7.6 million from Hurricane Gustav, which both occurred in September 2008. The impact on IPC’s 2008 losses and loss expense ratio from these events was 51.9 percentage points. The losses from these events were partly offset by reductions to IPC’s estimates of ultimate loss for a number of prior year events, including $11.0 million for Hurricane Katrina, $18.6 million for the storm and flooding that affected New South Wales, Australia in 2007 and $22.8 million for the floods that affected parts of the U.K. in June and July 2007. The cumulative $52.4 million of favorable loss reserve development benefited the IPC’s losses and loss expense ratio for the year ended December 31, 2008 by 13.5 percentage points.

(b)	Factors affecting the losses and loss expense ratio for the three months ended March 31, 2009

Validus’ losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 41.4%. During the three months ended March 31, 2009, Validus incurred $6,889 and $6,625 of loss expense attributable to Windstorm Klaus and Australian wildfires, respectively, which represent 2.2 and 2.1 percentage points of the losses and loss expense ratio, respectively. Favorable loss development on prior years totaled $8,079. Favorable loss reserve development benefited Validus’ losses and loss expense ratio for the months ended March 31, 2009 by 2.5 percentage points.

The data in the following paragraph is taken from “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the IPC 10-Q. Such disclosure was not made in “thousands of U.S. dollars,” and the data has been reproduced here as it was originally presented.

IPC’s losses and loss expense ratio, which is defined as losses and loss expenses divided by net premiums earned, for the three months ended March 31, 2009, was 39.6%. In the quarter ended March 31, 2009, IPC incurred net losses and loss adjustment expenses of $39.1 million, compared to $5.3 million in the first quarter of 2008. Net losses incurred in the first quarter of 2009 included $15.0 million from Winter Storm Klaus that affected southern France and $13.3 million from the bushfires in south eastern Australia, as well as net adverse development to their estimates of ultimate losses for several prior year events. The impact on IPC’s losses and loss expense ratio from these events was 28.7 percentage points.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

7.	Earnings per Common Share

(a) Pro forma earnings per common share for the year ended December 31, 2008 and the three months ended March 31, 2009 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 7(b) below. The historical weighted average number of common shares outstanding of Validus was 74,677,903 and 75,819,413 basic and diluted, respectively, for the year ended December 31, 2008 and 75,744,577 and 79,102,643 basic and diluted, respectively, for the three months ended March 31, 2009.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and three months ended March 31, 2009, after giving effect to the exchange of shares as if the exchange offer had been issued and outstanding for the whole year, is 137,530,809 and 139,293,647, basic and diluted, and 138,597,483 and 142,576,877, basic and diluted, respectively.

(c)  In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and which ever is more dilutive is included into the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income	$94,907	$115,006

Weighted average shares — basic ordinary shares outstanding	75,744,577	138,597,483
Share Equivalents	—	—
Warrants	2,307,094	2,307,094
Restricted Shares	683,468	1,300,523
Options	367,504	371,777

Weighted average shares — diluted	79,102,643	142,576,877
Basic earnings per share	$1.23	$0.82

Diluted earnings per share	$1.20	$0.81

The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2008:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$46,164	$126,880

Weighted average shares — basic ordinary shares outstanding	74,677,903	137,530,809
Share equivalents
Warrants	—	—
Restricted Shares	1,004,809	1,621,864
Options	136,701	140,974

Weighted average shares — diluted	75,819,413	139,293,647
Basic earnings per share	$0.62	$0.92

Diluted earnings per share	$0.61	$0.91

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

8.	Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, IPC calculates diluted book value per share using the “treasury stock” method, where proceeds received upon exercise of warrants and stock options would be used by IPC to repurchase shares from the market, with the net common shares from exercise remaining outstanding. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, IPC’s diluted book value per share has been recalculated based on the “as-if-converted” method to be consistent with Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer as of March 31, 2009:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Book value per common share calculation
Total shareholders’ equity	$2,022,986	$3,626,754
Shares	75,828,922	138,681,828

Book value per common share	$26.68	$26.15

Diluted book value per common share calculation
Total Shareholders’ equity	$2,022,986	$3,626,754
Proceeds of assumed exercise of outstanding warrants	$152,316	$152,316
Proceeds of assumed exercise of outstanding stock options	$50,969	$50,969
Unvested restricted shares	—	—

	$2,226,271	$3,830,039

Shares	75,828,922	138,681,828
Warrants	8,680,149	8,680,149
Options	2,795,868	2,800,141
Unvested restricted shares	3,012,854	3,629,909

	90,317,793	153,792,027

Diluted book value per common share	$24.65	$24.90

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma
Financial Statements (unaudited) — (Continued)
(Expressed in thousands of U.S. dollars, except share and per share data)

9.	Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at March 31, 2009, adjusted for the exchange offer:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Total debt
Borrowings drawn under credit facility	$—	$—
Debentures payable	304,300	304,300

Total debt	$304,300	$304,300

Total capitalization
Total shareholders’ equity	$2,022,986	$3,626,754
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total capitalization	$2,327,286	$3,931,054

Total debt to total capitalization	13.1%	7.7%
Debt (excluding debentures payable) to total capitalization	0.0%	0.0%

FORWARD-LOOKING STATEMENTS

This prospectus/offer to exchange may include “forward-looking statements”, both with respect to Validus and its industry, that reflect Validus’ current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether the conditions of the exchange offer will be met or whether the exchange offer and second-step acquisition will be consummated; 2) uncertainty as to the actual premium that will be realized by IPC shareholders in connection with the proposed acquisition of IPC common shares; 3) uncertainty as to the long-term value of Validus common shares; 4) unpredictability and severity of catastrophic events; 5) rating agency actions; 6) adequacy of Validus’ or IPC’s risk management and loss limitation methods; 7) cyclicality of demand and pricing in the insurance and reinsurance markets; 8) Validus’ limited operating history; 9) Validus’ ability to implement its business strategy during “soft” as well as “hard” markets; 10) adequacy of Validus’ or IPC’s loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition; 14) potential loss of business from one or more major insurance or reinsurance brokers; 15) Validus’ or IPC’s ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 16) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 17) the integration of Talbot or other businesses Validus may acquire or new business ventures Validus may start; 18) the effect on Validus’ or IPC’s investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 19) acts of terrorism or outbreak of war; 20) availability of reinsurance and retrocessional coverage; 21) failure to realize the anticipated benefits of the proposed acquisition of IPC common shares, including as a result of failure or delay in integrating the businesses of Validus and IPC; and 22) the outcome of litigation arising from Validus’ offer for IPC, as well as management’s response to any of the aforementioned factors.

These and other relevant factors, including those risk factors in this prospectus/offer to exchange and any other information included or incorporated by reference in this prospectus/offer to exchange, and information that may be contained in our other filings with the SEC, should be carefully considered when reviewing any forward-looking statement.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and the risk factors included in IPC’s most recent reports on Form 10-K and Form 10-Q and other documents of Validus and IPC on file with the SEC. Any forward-looking statements made in this prospectus/offer to exchange are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. Except as required by law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

LEGAL MATTERS

Appleby has provided an opinion regarding the validity of the Validus common shares to be issued pursuant to the exchange offer, with respect to matters of Bermuda law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to Validus’ Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of IPC appearing in the IPC 10-K (including schedules appearing therein), and IPC’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, Validus requires the consent of IPC’s independent auditors to incorporate by reference their audit report to the IPC 10-K in this prospectus/offer to exchange. Validus has requested and has, as of the date hereof, not received such consent from IPC’s independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Validus receives this consent, Validus will promptly file it as an exhibit to Validus’ registration statement of which this prospectus/offer to exchange forms a part. Because Validus has not been able to obtain IPC’s auditors’ consent, you may not be able to recover against IPC’s auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by IPC’s auditors or any omissions to state a material fact required to be stated therein.

SOLICITATION OF PROXIES

As discussed in this prospectus/offer to exchange, Validus has filed a definitive proxy statement in connection with the solicitation of proxies from IPC shareholders to vote against the proposed Max amalgamation and will vote against other proposals brought before any such meeting as discussed in more detail in such proxy statement. Validus advises IPC shareholders to read such proxy statement because it contains important information regarding such solicitation. Validus commenced mailing definitive proxy materials and a proxy card to IPC shareholders seeking proxies from IPC shareholders to vote against the proposed Max amalgamation on May 8, 2009.

Validus has also filed a preliminary proxy statement to solicit votes from IPC shareholders to approve the Validus scheme of arrangement at the court-ordered IPC meeting. Validus advises IPC shareholders to read such proxy statement when it becomes available because it contains important information regarding such solicitation. Validus filed the preliminary proxy statement to solicit proxies approving the Validus scheme of arrangement on May 12, 2009 and filed an amendment to the preliminary proxy statement on May 26, 2009.

Further, Validus has also filed a preliminary proxy statement to solicit requisitions from IPC shareholders to compel the board of directors of IPC to call the IPC special general meeting. Validus advises IPC shareholders to read such proxy statement when it becomes available because it contains important information regarding such solicitation. Validus filed the preliminary proxy statement to solicit requisitions on May 12, 2009.

Validus has also filed a preliminary proxy statement to solicit votes from IPC shareholders in connection with the IPC special general meeting to approve certain resolutions determined by Validus to be reasonably necessary in connection with the implementation of the Validus scheme of arrangement. Validus advises IPC shareholders to read such proxy statement when it becomes available because it contains important information regarding such solicitation. Validus filed the preliminary proxy statement to solicit proxies for the IPC special general meeting on May 12, 2009.

IPC shareholders may obtain a free copy of each such proxy statement described above (when available), and each such definitive proxy statement when it comes available, and other documents that Validus files with the SEC at its web site at http://www.sec.gov. In addition, each definitive proxy statement, when prepared or available, may be obtained free of charge from Validus by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

Additionally, Validus has filed a definitive proxy statement to solicit votes from Validus shareholders in connection with the approval of the issuance of Validus common shares in the acquisition of IPC. Validus advises Validus shareholders to read such proxy statement because it contains important information regarding such solicitation. Validus commenced mailing definitive proxy materials and proxy cards to Validus shareholders on or about May 27, 2009. Validus shareholders may obtain a free copy of such definitive proxy statement and other documents that Validus files with the SEC at its website at http://www.sec.gov. In addition, the definitive proxy statement may be obtained free of charge from Validus by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

ADDITIONAL NOTE REGARDING THE EXCHANGE OFFER

The exchange offer is being made solely by this prospectus/offer to exchange and the accompanying revised pink letter of transmittal and is being made to holders of IPC common shares. Validus is not aware of any jurisdiction where the making of the exchange offer or the tender of IPC common shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Validus becomes aware of any jurisdiction in which the making of the exchange offer or the tender of IPC common shares in connection therewith would not be in compliance with applicable law, Validus will make a good faith effort to comply with any such law. If, after such good faith effort, Validus cannot comply with any such law, the exchange offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of IPC common shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer shall be deemed to be made on behalf of Validus by the dealer manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Unless otherwise specifically noted herein, all references to “dollars” and “$” shall refer to U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

Validus and IPC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room
100 F Street NE
Room 1580
Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services.

Validus has filed a registration statement on Form S-4 to register with the SEC the offering and sale of Validus common shares to be issued in the exchange offer and the second-step acquisition. This prospectus/offer to exchange is a part of that registration statement. We may also file additional amendments to the registration statement. In addition, on the date of the initial filing of the registration statement that contains this prospectus/offer to exchange, we filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the exchange offer, and we may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange.

Some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through Validus, the SEC or the SEC’s website as described above. Documents filed with the SEC are available from Validus without charge, excluding all exhibits, except that, if Validus has specifically incorporated by reference an exhibit in this prospectus/offer to exchange, the exhibit will also be provided without charge.

You may obtain documents filed with the SEC by requesting them in writing or by telephone from Validus at the following addresses:

VALIDUS HOLDINGS, LTD.
19 Par-La-Ville Road
Hamilton HM11
Bermuda
(441) 278-9000
Attention: Jon Levenson

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the expiration time of the exchange offer. This means you must request this information no later than June 19, 2009. Validus will mail properly requested documents to requesting shareholders by first class mail, or another equally prompt means, within one business day after receipt of such request.

You can also get more information by visiting Validus’ website at http://www.validusre.bm and IPC’s website at http://www.ipcre.bm.

Materials from these websites and other websites mentioned in this prospectus/offer to exchange are not incorporated by reference in this prospectus/offer to exchange. If you are viewing this prospectus/offer to exchange in electronic format, each of the URLs mentioned in this prospectus/offer to exchange is an active textual reference only.

The SEC allows Validus to incorporate information into this prospectus/offer to exchange “by reference,” which means that Validus can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that Validus and IPC have previously filed with the SEC. These documents contain important information about Validus and IPC and their financial condition, business and results.

Validus Filings (Commission File No. 001-33606):	Period

Annual Report on Form 10-K	For fiscal year ended December 31, 2008
Quarterly Report on Form 10-Q	For the three months ended March 31, 2009
Current Reports on Form 8-K	Filed on February 9, 2009, March 31, 2009, April 3, 2009, April 9, 2009, April 16, 2009, April 28, 2009, April 30, 2009, May 5, 2009, May 6, 2009, May 11, 2009, May 12, 2009, May 14, 2009, May 18, 2009, May 20, 2009, May 21, 2009 and June 1, 2009 (other than any portion of any documents not deemed to be filed, although the Form 8-K filed on May 11, 2009 (Film No. 09816281), was furnished and not filed with the SEC, it is specifically incorporated by reference herein, notwithstanding any other provisions to the contrary)
The description of Validus common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on August 7, 2008
Proxy Statement on Schedule 14A	Filed on March 25, 2009

IPC Filings (Commission File No. 000-27662):	Period

Annual Report on Form 10-K (except for the report of IPC’s independent public accountants contained therein which is not incorporated herein by reference because the consent of IPC’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act of 1933, as amended, been granted to Validus by the SEC)	For fiscal year ended December 31, 2008 (as amended on Form 10-K/A filed on April 30, 2009)

Quarterly Report on Form 10-Q	For the three months ended March 31, 2009

Current Reports on Form 8-K	Filed on March 2, 2009, March 10, 2009, March 11, 2009, March 31, 2009, April 7, 2009 and May 1, 2009 (other than any portions of any documents not deemed to be filed)

The description of IPC common shares contained in its registration statement on Form S-3, including any amendment or report filed for the purpose of updating the description.	Filed on April 27, 2006

Solicitation/Recommendation Statement on Schedule 14D-9	Filed on May 14, 2009, as it may be amended from time to time

Validus also hereby incorporates by reference any additional documents that it or IPC may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the termination of the offering. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Shareholders may obtain any of these documents without charge upon written or oral request to the information agent at Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, banks and brokerage firms please call (212) 440-9800, all others call toll-free at (800) 213-0317, or from the SEC at the SEC’s website at http://www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM VALIDUS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN JUNE 19, 2009, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION TIME OF THE EXCHANGE OFFER. If you request any incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE IN MAKING YOUR DECISION WHETHER TO TENDER YOUR IPC COMMON SHARES INTO VALIDUS’ OFFER. VALIDUS HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED JUNE 1, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/OFFER TO EXCHANGE TO SHAREHOLDERS NOR THE ISSUANCE OF VALIDUS COMMON SHARES IN VALIDUS’ OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

NOTE ON IPC INFORMATION

All information concerning IPC, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange is taken from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.” Validus is not affiliated with IPC, and IPC has not permitted Validus to have access to their books and records. Therefore, non-public information concerning IPC was not available to Validus for the purpose of preparing this prospectus/offer to exchange. Although Validus has no knowledge that would indicate that statements relating to IPC contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, Validus was not involved in the preparation of those statements and cannot verify them.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Validus has requested that IPC provide Validus with information required for complete disclosure regarding the businesses, operations, financial condition and management of IPC. Validus will amend or supplement this prospectus/offer to exchange to provide any and all information Validus receives from IPC, if Validus receives the information before the expiration time of the exchange offer and Validus considers it to be material, reliable and appropriate.

An auditor’s report was issued on IPC’s financial statements and included in IPC’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, Validus requires the consent of IPC’s independent auditors to incorporate by reference their audit report to the IPC 10-K into this prospectus/offer to exchange. Validus has requested and has, as of the date of this prospectus/offer to exchange, not received such consent from IPC’s independent auditors. We have requested dispensation pursuant to Rule 437 under the Securities Act from this requirement. If Validus receives this consent, Validus will promptly file it as an exhibit to Validus’ registration statement of which this prospectus/offer to exchange forms a part. Because Validus has not been able to obtain IPC’s auditors’ consent, you may not be able to recover against IPC’s auditors under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by IPC’s auditors or any omissions to state a material fact required to be stated therein.

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF VALIDUS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Validus are set forth below. References in this Schedule I to “Validus” mean Validus Holdings, Ltd. Unless otherwise indicated below, the current business address of each director and officer is c/o Validus Holdings, Ltd., 19 Par-La-Ville Road, Hamilton HM11, Bermuda. Unless otherwise indicated below, the current business telephone of each director and officer is (441) 278-9000. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Validus. Except as described in this Schedule I, none of the directors and officers of Validus listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Other than Mr. Nessi, who is a citizen of France, and Mr. Dill, who is a citizen of Bermuda, each of the directors and executive officers of Validus is a citizen of the United States of America.

DIRECTORS

Present Principal Occupation or Employment,
Material Positions Held During the Past Five Years and Business
Name and Current Business Address	Address Thereof

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (NASDAQ: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
Matthew J. Grayson	Mr. Grayson has been a Director of Validus since its formation. He also serves as a senior principal of Aquiline. Mr. Grayson has 24 years experience in the financial services industry. In 1998, following a career in investment banking, corporate finance and capital markets, Mr. Grayson co-founded Venturion Capital, a private equity firm that specialized in global financial services companies. In 2005, Venturion Capital’s professionals joined with Jeffrey W. Greenberg, along with others, to form Aquiline. Mr. Grayson serves on the board of Structured Credit Holdings Plc and has served as Director of Tygris Commercial Finance Group since May of 2008. In 2007, Structured Credit Holdings successfully completed a scheme of arrangement in the Irish High Court with its creditors.
Jeffrey W. Greenberg	Mr. Greenberg has been a Director of Validus since its formation. He also serves as the managing principal of Aquiline, which he founded in 2005. Mr. Greenberg served as chairman and chief executive officer of Marsh & McLennan Companies, Inc. from 2000 to 2004. From 1996 to 2004, Mr. Greenberg was the chairman of MMC Capital, the manager of the Trident Funds. He previously served as a director of Ace, Inc. Previously, he served as a senior executive of AIG, where he was employed from 1978 to 1995. Mr. Greenberg is also Chairman of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd’s market.

Present Principal Occupation or Employment,
Material Positions Held During the Past Five Years and Business
Name and Current Business Address	Address Thereof

John J. Hendrickson	Mr. Hendrickson has been a Director of Validus since its formation. He is also the Founder and Managing Partner of SFRi LLC, an independent investment and advisory firm (formed in 2004) specializing in the insurance industry. From 1995 to 2004, Mr. Hendrickson held various positions with Swiss Re, including as Member of the Executive Board, Head of Capital Partners (Swiss Re’s Merchant Banking Division), Co-Founding Partner of Securities Capital, a private equity firm, and Managing Director of Fox-Pitt Kelton, Swiss Re’s Investment Banking Subsidiary. From 1985 to 1995, Mr. Hendrickson was with Smith Barney, the U.S. investment banking firm, where he focused on serving the capital and strategic needs of (re)insurance clients and private equity investors active in the insurance sector. Mr. Hendrickson has served as a director for several insurance and financial services companies, and, in addition to Validus, currently serves on the board of CX Reinsurance Company Limited and Tawa PLC.
Sander M. Levy	Mr. Levy has been a Director of Validus since its formation. He also serves as a Managing Director of Vestar Capital Partners, a private equity investment firm based in New York which manages over $7 billion of equity capital, and was a founding partner of Vestar Capital Partners at its inception in 1988. Mr. Levy is currently a member of the board of directors of Symetra Financial Corporation, Wilton Re Holdings Limited and Duff & Phelps, LLC.
Jean-Marie Nessi	Mr. Nessi has been a Director of Validus since its formation. He has also served as a director of Matmut Enterprises since 2007. Mr. Nessi also has served as the head of Aon Global Risk Consulting at Aon France since October 2007. Mr. Nessi served as Chairman and CEO of NessPa Holding from January 2006 to September 2007 and as the head of the property and casualty business unit for PartnerRe Global, a subsidiary of PartnerRe SA, from 2003 to January 2006. He was appointed Chairman of PartnerRe SA in June of 2003. Prior to PartnerRe, Mr. Nessi led AXA Corporate Solutions, the successor company to AXA Ré and AXA Global Risk.
Mandakini Puri	Ms. Puri has been a Director of Validus since its formation. She also serves as a Senior Vice President with Merrill Lynch Global Private Equity. Ms. Puri has been part of Merrill Lynch’s private equity business since 1994, prior to which she was a Director in the High Yield Finance & Restructuring Group at Merrill. Ms. Puri joined Merrill Lynch in 1986. Ms. Puri is a member of the board of directors of PSi Technologies Holdings, Inc.
Sumit Rajpal	Mr. Rajpal has been a director of Validus since November 2008. He is also a managing director of Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 2000 and became a managing director in 2007. Mr. Rajpal also serves as a director on the boards of HealthMarkets, Inc., USI Holdings Corporation, CSI Entertainment, Alliance Films Holdings Inc., CW Media Holdings, Inc. and Dollar General Corporation (where he is an observer on the board).
George P. Reeth	Mr. Reeth has been President and Deputy Chairman of Validus since its formation and has senior operating and distribution responsibilities. Mr. Reeth, who has 30 years experience in the insurance and reinsurance industry, was a senior executive with Willis Group Limited from 1992 to 2005 and was chairman and chief executive officer of North American Reinsurance Operations for Willis Re Inc. from 2000 to 2005. Prior to Willis, Mr. Reeth was executive vice president at Wilcox, Inc. Prior to Wilcox, Mr. Reeth was a senior professional with E.W. Payne Intermediaries from 1986 to 1988 and with Intere Intermediaries, Inc.

Present Principal Occupation or Employment,
Material Positions Held During the Past Five Years and Business
Name and Current Business Address	Address Thereof

Alok Singh	Mr. Singh has been a Director of Validus since its formation. He also serves as a Managing Director of New Mountain Capital, a private equity investment firm based in New York which manages over $7 billion of equity capital. Prior to joining New Mountain Capital in 2002, Mr. Singh served as a Partner and Managing Director of Bankers Trust from 1978 to 2001. In 2001 he established the Corporate Financial Advisory Group for the Americas for Barclays Capital, and led the group until 2002. Mr. Singh is non-executive chairman of Overland Solutions, Inc. and a director of Apptis, Inc., Deltek, Inc, and Ikaria Holdings, Inc.
Christopher E. Watson	Mr. Watson has been a Director of Validus since its formation. He also serves as a senior principal of Aquiline, which he joined in 2006. Mr. Watson has more than 33 years of experience in the financial services industry. From 1987 to 2004, Mr. Watson served in a variety of executive roles within the property & casualty insurance businesses of Citigroup and its predecessor entities. From 1995 to 2004, Mr. Watson was president and chief executive officer of Gulf Insurance Group, one of the largest surplus lines insurance companies in the world. Mr. Watson served as a senior executive of AIG from 1974 to 1987. Mr. Watson is also a director of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd’s market.

EXECUTIVE OFFICERS

Present Principal Occupation or Employment,
Material Positions Held During the Past Five Years and Business
Name and Current Business Address	Address Thereof

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
George P. Reeth	Mr. Reeth has been President and Deputy Chairman of Validus since its formation and has senior operating and distribution responsibilities. Mr. Reeth, who has 30 years experience in the insurance and reinsurance industry, was a senior executive with Willis Group Limited from 1992 to 2005 and was chairman and chief executive officer of North American Reinsurance Operations for Willis Re Inc. from 2000 to 2005. Prior to Willis, Mr. Reeth was executive vice president at Wilcox, Inc. Prior to Wilcox, Mr. Reeth was a senior professional with E.W. Payne Intermediaries from 1986 to 1988 and with Intere Intermediaries, Inc.
Joseph E. (Jeff) Consolino	Mr. Consolino has been Executive Vice President and Chief Financial Officer of Validus since March 2006. He has over 16 years of experience in the financial services industry, specifically in providing investment banking services to the insurance industry, and most recently served as a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio, and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.

Present Principal Occupation or Employment,
Material Positions Held During the Past Five Years and Business
Name and Current Business Address	Address Thereof

C. Jerome Dill	Mr. Dill’s principal occupation is executive vice president and general counsel of Validus. Prior to joining Validus, Mr. Dill was a partner with the law firm of Appleby Hunter Bailhache, which he joined in 1986. Mr. Dill serves on the Board of Directors of Bermuda Commercial Bank.
Stuart W. Mercer	Mr. Mercer’s principal occupation is executive vice president and chief risk officer of Validus. Mr. Mercer has over 18 years of experience in the financial industry focusing on structured derivatives, energy finance and reinsurance. Early in his career Mr. Mercer was global co-head of foreign exchange for Paine Webber before moving to Willis Re where he ran an alternative risk group. Previously, Mr. Mercer was a senior advisor to DTE Energy Trading.
Conan M. Ward	Mr. Ward’s principal occupation is executive vice president and chief underwriting officer of Validus. Mr. Ward has over 16 years of insurance industry experience. Mr. Ward was executive vice president of the Global Reinsurance division of Axis Capital Holdings, Ltd. from November 2001 until November 2005, where he oversaw the division’s worldwide property catastrophe, property per risk and property pro rata portfolios. He is one of the founders of Axis Specialty, Ltd and was a member of the Operating Board and Senior Management Committee of Axis Capital. From July 2000 to November 2001, Mr. Ward was a senior vice president at Guy Carpenter & Co.

SCHEDULE II

STOCK TRANSACTIONS IN THE PAST 60 DAYS

Other than the purchases of IPC common shares in the open market by Validus set forth in the table below, none of Validus or, after due inquiry and to the best of our knowledge and belief, any of the persons identified on Schedule I (or any of their respective associates or majority-owned subsidiaries) has engaged in any transaction involving IPC common shares in the past 60 days.

Trade Date	Purchaser	Shares	Average Price

April 8, 2009	Validus Re	100	$26.45
Total		100	$26.45

Manually signed facsimile copies of the revised pink letter of transmittal will be accepted. The revised pink letter of transmittal and certificates for IPC common share and any other required documents should be sent to the exchange agent at one of the addresses set forth below:
The exchange agent for the exchange offer is:

BNY Mellon Shareowner Services

By Mail:	By Overnight Courier or By Hand:

BNY Mellon Shareowner Services Attn: Corporate Actions., 27th Floor P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Actions, 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

By Facsimile:
(For Eligible Institutions Only)
(201) 680-4626

Confirm Facsimile Transmission:
(201) 680-4860

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective addresses or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the revised pink letter of transmittal and the revised yellow notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of IPC common shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The information agent for the exchange offer is:

199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokerage Firms, Please Call: (212) 440-9800
or
All Others Call Toll-Free: at (800) 213-0317
Email: validusIPC@georgeson.com

The dealer manager for the exchange offer is:

Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022
Call Toll-Free: (888) 504-7336

Until the expiration time of the exchange offer, or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus/offer to exchange.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers.

Bye-law 50 of Validus’ Bye-laws provides, among other things, that Validus will, in the case of directors and officers of Validus, and may (in the discretion of the Board of Directors), in the case of employees and agents, indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Validus), by reason of his acting in such capacity or his acting in any other capacity for, or on behalf of, Validus, against any liability or expense actually and reasonably incurred by such person in respect thereof. Validus shall, in the case of directors and officers, and may, in other cases, advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law.

Bye-law 50 of Validus’ Bye-laws also provides that none of the officers or directors of Validus will be personally liable to Validus or its shareholders for any action or failure to act to the full extent that they are indemnified under Validus’ Bye-laws.

Bye-law 50A of Validus’ Bye-laws provides that each shareholder agrees to waive any claim or right of action such shareholder might have, whether individually or by or in the right of Validus, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Validus; provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

Section 98 of the Companies Act 1981 of Bermuda provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

Section 98A of the Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

Validus may purchase directors’ and officers’ liability insurance policies. Such insurance would be available to Validus’ directors and officers in accordance with its terms. In addition, certain directors may be covered by directors’ and officers’ liability insurance policies purchased by their respective employers.

Any underwriting agreement that Validus may enter into in connection with an offering of securities pursuant to this registration statement may include provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Validus against certain liabilities under the Securities Act of 1933, as amended.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) To respond to requests for information that are incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on June 1, 2009.

VALIDUS HOLDINGS, LTD.

By:	/s/ Joseph E. (Jeff) Consolino
Name:     Joseph E. (Jeff) Consolino

Title:	Chief Financial Officer
and Executive Vice President

Power of Attorney

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by Joseph E. (Jeff) Consolino for himself and as attorney-in-fact for each other person named below in the capacities indicated on June 1, 2009:

Signature	Title

* Edward J. Noonan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

* George P. Reeth	Director and President

/s/ Joseph E. (Jeff) Consolino Joseph E. (Jeff) Consolino	Chief Financial Officer and Executive Vice President (Principal Financial Officer and Principal Accounting Officer)

* Matthew J. Grayson	Director

* Jeffrey W. Greenberg	Director

* John J. Hendrickson	Director

* Sander M. Levy	Director

* Jean-Marie Nessi	Director

* Mandakini Puri	Director

Signature	Title

* Sumit Rajpal	Director

* Alok Singh	Director

* Christopher E. Watson	Director

* By:	/s/ Joseph E. (Jeff) Consolino
Joseph E. (Jeff) Consolino
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Memorandum of Association dated October 10, 2005 (Incorporated by Reference from S-1 SEC File No. 333-139989)
3.2	Amended and Restated Bye-laws (Incorporated by Reference from S-1 SEC File No. 333-139989)
4.1	Specimen Common Share Certificate (Incorporated by Reference from S-1 SEC File No. 333-139989)
4.2	Certificate of Deposit of Memorandum of Increase of Share Capital dated October 28, 2005 (Incorporated by Reference from S-1 SEC File No. 333-139989)
5.1	Opinion of Appleby regarding the validity of the securities being registered*
12.1	Computation of Ratio of Earnings to Fixed Charges*
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21 to Validus’ Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009)
23.1	Consent of PricewaterhouseCoopers, an independent registered public accounting firm
23.2	Consent of Appleby (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Brokers, Dealers*
99.4	Form of Letter to Clients*
99.5	Revised Form of Letter of Transmittal
99.6	Revised Form of Notice of Guaranteed Delivery
99.7	Revised Form of Letter to Brokers, Dealers
99.8	Revised Form of Letter to Clients

*	Previously filed